Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

between

FAIRFAX FINANCIAL HOLDINGS LIMITED

and

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

Dated as of December 18, 2016

i

Annex A — Conditions to Offer

Annex B — Parent Shareholder Voting Agreement

Annex C — Company Shareholder Voting Agreement

AGREEMENT AND PLAN OF MERGER, dated as of December 18, 2016 (this “Agreement”), between Fairfax Financial Holdings Limited, a corporation existing under the laws of Canada (“Parent”), and Allied World Assurance Company Holdings, AG, a corporation limited by shares organized under the laws of Switzerland (the “Company”).

RECITALS

WHEREAS, Parent and the Company have determined that it is in the best interests of their respective companies and shareholders to engage in a business combination pursuant to which Parent will acquire all of the registered ordinary shares, par value CHF 4.10 per share, of the Company (“Company Common Shares”), and each holder of Company Common Shares will receive in respect of each Company Common Share an amount of cash and a fraction of a fully paid and nonassessable subordinate voting share, without par value, of Parent (“Parent Share”) as set forth herein;

WHEREAS, as soon as practicable after the date hereof, Parent will (a) form a new wholly-owned British Columbia unlimited liability company (“Canada Sub”), (b) cause Canada Sub to form a new wholly-owned Swiss or Luxembourg limited liability company (“Bid Sub”), (c) cause Bid Sub to form a new direct, wholly-owned Swiss limited liability company (“Merger Sub”) and (d) cause each of Canada Sub, Bid Sub and Merger Sub to execute joinders to this Agreement;

WHEREAS, Parent will cause Bid Sub to commence an exchange offer (as it may be amended from time to time in accordance with this Agreement, the “Offer”) to acquire all of the outstanding Company Common Shares, in which Offer each Company Common Share validly tendered and not properly withdrawn would be exchanged for the Offer Price on the terms and subject to the conditions set forth herein;

WHEREAS, following the consummation of the Offer, subject to the terms and conditions of this Agreement, the parties intend that, in accordance with the laws of Switzerland and the merger agreement, among Bid Sub, Merger Sub and the Company, substantially in the form as mutually agreed between Parent and the Company (the “Merger Agreement”), Merger Sub and the Company shall (and Parent shall cause Merger Sub to) consummate a statutory merger pursuant to which the Company shall be merged with and into Merger Sub (the “Merger”), and Merger Sub shall (and Parent shall cause Merger Sub to) continue as the surviving entity of the Merger, and each Company Common Share (other than Company Common Shares directly or indirectly owned by Parent, Bid Sub or Merger Sub) that is not validly tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive the Offer Price, and each Company Common Share directly or indirectly owned by Parent, Bid Sub or Merger Sub will thereupon be cancelled without any conversion thereof, in each case, on the terms and subject to the conditions set forth herein;

WHEREAS, the Company’s board of directors has (a) determined that it is in the best interests of the Company and the shareholders of the Company, and has adopted and approved, and declared it advisable for the Company to enter into this Agreement and any future agreements implementing the provisions of this Agreement and the Merger Agreement and effect the Articles Amendment, the Board Modification, the Special Dividend Proposal and the Merger,

and (b) resolved to recommend that the shareholders of the Company approve and adopt the Articles Amendment, the Board Modification and the Special Dividend Proposal and accept the Offer and tender their Company Common Shares in the Offer;

WHEREAS, (a) the board of directors of Parent has adopted and approved and declared, and Parent will cause the Boards of Managing Directors (Geschäftsführung) of Bid Sub and Merger Sub to adopt and approve and declare, it advisable to enter into this Agreement and the Merger Agreement (with respect to Bid Sub and Merger Sub only) upon the terms and conditions set forth herein, and (b) the board of directors of Parent has (i) authorized and approved the issuance of Parent Shares in the Offer and the Merger (the “Parent Share Issuance”) and (ii) resolved to recommend to its shareholders that the Parent Share Issuance be approved by the shareholders of Parent;

WHEREAS, as a material inducement to the Company to enter into this Agreement, and simultaneously with the execution of this Agreement, certain shareholders of Parent are entering into an agreement in the form of Annex B (the “Parent Shareholder Voting Agreement”);

WHEREAS, as a material inducement to Parent to enter into this Agreement, pursuant to Section 7.1(c), the Company will use its commercially reasonable efforts to have each of the directors and executive officers of the Company enter into an agreement in the form of Annex C (each, a “Company Shareholder Voting Agreement”);

WHEREAS, the Company and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and the other transactions contemplated hereby;

WHEREAS, for U.S. federal income tax purposes, Parent, Merger Sub and the Company intend that, if the Consideration Threshold is met, the Offer and the Merger shall be treated as a single integrated transaction and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and by approving resolutions authorizing this Agreement and the Merger Agreement, to adopt this Agreement and the Merger Agreement as a “plan of reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, for Canadian tax purposes, Parent, Bid Sub, Merger Sub and the Company intend that the Merger shall qualify as a foreign merger within the meaning of Subsection 87(8.1) of the Income Tax Act (Canada).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE OFFER

Section 1.1            The Offer.

(a)           Provided that (i) this Agreement shall not have been terminated in accordance with its terms and (ii) the Company shall have complied with its applicable obligations under Section 1.4, Parent shall use its reasonable best efforts to cause Bid Sub to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer at the Offer Price as promptly as reasonably practicable, but in no event later than ten (10) Business Days following the effectiveness of the Parent Registration Statement.  For the avoidance of doubt, Parent may consummate the Offer through Bid Sub, its wholly-owned Subsidiary.

(b)           The obligation of Bid Sub (and Parent’s obligation to cause Bid Sub) to accept for exchange, and exchange the Offer Price for, any Company Common Shares tendered pursuant to the Offer shall be subject only to (i) the condition that there shall be validly tendered in accordance with the terms of the Offer (other than Company Common Shares tendered by guaranteed delivery where actual delivery has not occurred), prior to the scheduled expiration of the Offer (as it may be extended hereunder) and not withdrawn, a number of Company Common Shares that, together with any Company Common Shares then directly or indirectly owned by Parent, Bid Sub or Merger Sub, represents at least 90% of all outstanding Company Common Shares (excluding shares held by the Company) (the “Minimum Condition”) and (ii) the other conditions set forth in Annex A (the Minimum Condition and such other conditions collectively referred to herein as the “Offer Conditions”).  Parent and Bid Sub expressly reserve the right in their sole and absolute discretion to waive any of the Offer Conditions (if such waiver is permitted hereunder) and to modify the terms of the Offer; provided that unless previously approved in writing by the Company in the Company’s sole and absolute discretion, (A) the Minimum Condition may not be amended or waived (provided that if all the conditions in Annex A (other than the Minimum Condition and conditions that shall be satisfied on the Closing Date) have been satisfied or (if such waiver is permitted hereunder) waived, Parent may elect, in its sole and absolute discretion, to waive the Minimum Condition down to 66 2/3% of all outstanding Company Common Shares (excluding shares held by the Company)), (B) no change may be made that changes the form of consideration to be paid or decreases the cash per Company Common Share, the number of Company Common Shares sought in the Offer or the number of Parent Shares per Company Common Share and (C) no change may be made that amends in a manner adverse to the holders of Company Common Shares (which, for the avoidance of doubt, shall not include any waiver of the Minimum Condition other than in accordance with the proviso in clause (A)), or adds to, the Offer Conditions, provided, that Bid Sub may change the amount of Cash Consideration and Stock Consideration offered as contemplated by and in accordance with this Agreement and (C) except as set forth in Section 1.1(c), the Offer may not be extended.

(c)           Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at 10:00 a.m., New York City time, on the twenty-first (21st) Business Day (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the date that the Offer is commenced.  Subject to the parties’ respective termination rights under Section 9.1 (if applicable), (i) if, at the scheduled or extended expiration date of the Offer, any Offer Condition has not been satisfied or waived (if such waiver is permitted hereunder), Bid Sub shall (and Parent shall cause Bid Sub to) extend the Offer for successive periods of ten (10) Business Days each or such other number of Business Days as the parties may agree in order to permit the satisfaction of such Offer Conditions, until the earlier to occur of (x) the satisfaction or waiver (if such waiver is permitted hereunder) of all of the Offer Conditions and (y) the End

Date (as may be extended pursuant to Section 9.1(c)), and (ii) Bid Sub shall (and Parent shall cause Bid Sub to) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or the New York Stock Exchange (including any successor exchange, “NYSE”) applicable to the Offer or any period required by applicable Law.  Following the expiration of the Offer, Bid Sub may elect to provide one or more subsequent offering periods (each, a “Subsequent Offering Period”) in accordance with Rule 14d-11 of the Exchange Act and in compliance with all other provisions of applicable Law.  The Offer Price payable in respect of each Company Common Share validly tendered and not withdrawn pursuant to the Offer or validly tendered in any Subsequent Offering Period shall be paid to the holder thereof in cash and Parent Shares, subject to reduction for any applicable withholding Taxes.

(d)           Subject to the foregoing and other applicable Law and upon the terms of and subject to the conditions of the Offer, Bid Sub shall (and Parent shall cause Bid Sub to) accept for exchange, as promptly as permitted under applicable securities Law, and exchange and pay for, or cause to be exchanged and paid for, (after giving effect to any required withholding Tax), as promptly as practicable after the date on which Bid Sub first accepts Company Common Shares for exchange pursuant to the Offer (the date and time of such first acceptance, regardless of any Subsequent Offering Periods pursuant to Rule 14d-11 of the Exchange Act, the “Acceptance Time”), all Company Common Shares (i) validly tendered and not withdrawn pursuant to the Offer or (ii) validly tendered in any such Subsequent Offering Period.  Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Parent and Bid Sub expressly reserve the right to delay exchanges of Company Common Shares in order to comply in whole or in part with applicable Laws.  Any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act.

(e)           No fraction of a Parent Share shall be issued in connection with the Offer, no dividends or other distributions with respect to Parent Shares shall be payable on or with respect to any such fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.  In lieu thereof, each tendering Company shareholder who would otherwise be entitled to a fractional Parent Share (after aggregating all fractional Parent Shares that otherwise would have been received by such Company shareholder) shall, upon surrender of (i) certificates registered in the name of such shareholder and representing outstanding Company Common Shares (each, a “Company Certificate”) or (ii) evidence of uncertificated shares of Company Common Shares represented by book-entry (each, a “Book-Entry Share”), in each case, be entitled to receive an amount of cash (without interest and subject to the amount of any withholding taxes as contemplated by Section 3.2(i)) rounded to the nearest whole cent determined by multiplying (i) the Acceptance Time Parent Share Price by (ii) the fractional share interest to which such holder would otherwise be entitled.  The parties acknowledge that such cash payment in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

(f)            The Company agrees that no Company Common Shares held by the Company or any of its Subsidiaries will be tendered pursuant to the Offer.

(g)           On the date of commencement of the Offer, Parent and Bid Sub shall (and Parent shall cause Bid Sub to) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall contain an offer to exchange and a form of related letter of transmittal (collectively, together with any amendments or supplements thereto, the Parent Registration Statement and such other ancillary documents as may be required, the “Offer Documents”).  Parent and Bid Sub agree to use reasonable best efforts to, as promptly as practicable on the date of commencement of the Offer:  (x) cause the Offer Documents to be disseminated to the Company’s shareholders as and to the extent required by applicable U.S. federal and, if applicable, Canadian securities Laws and the Swiss Code of Obligations, (y) deliver a copy of the Offer Documents to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act and (z) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Offer Documents to the NYSE in accordance with Rule 14d-3(a) promulgated under the Exchange Act.  The Company shall promptly furnish to Parent and Bid Sub in writing all information concerning the Company, its directors, officers and Affiliates as may be required by applicable securities Law or reasonably requested by Parent or Bid Sub for inclusion in the Schedule TO or the other Offer Documents.  Parent and Bid Sub shall (and Parent shall cause Bid Sub to) use their reasonable best efforts to:  (x) cause the Schedule TO and the other Offer Documents to comply in all material respects with (A) the Securities Act and the Exchange Act, (B) the rules and regulations of the NYSE and the TSX, (C) the rules and regulations of FINRA and (D) the Swiss Code of Obligations, in each case, as applicable.  If at any time before consummation of the Offer Parent shall become aware that there has occurred an event that is required to be set forth in an amendment to the Schedule TO or in a supplement to the other Offer Documents:  (1) Parent shall promptly prepare such an amendment or supplement; and (2) Parent shall promptly file with the SEC and distribute to the shareholders of the Company such amendment or supplement, in each case, as and to the extent required by applicable federal securities Law and the Swiss Code of Obligations.  Each of Parent, Bid Sub and the Company agrees promptly to correct any information provided by it for use in the Schedule TO and the other Offer Documents if and to the extent that such information shall have become false or misleading in any material respect.  The Company and Parent will, and will cause their respective Representatives to, reasonably cooperate with the other in the preparation of the Schedule TO and the other Offer Documents.  Without limiting the generality of the foregoing, Parent shall, and shall cause its Representatives to, provide the Company and its Representatives with a reasonable opportunity, in advance of initial filing or any amendment or filing of any supplement thereto, to review and comment on the Schedule TO and the other Offer Documents.  Parent shall promptly notify the Company in writing of the receipt of any written or oral comments from or other correspondence with the SEC or its staff with respect to the Schedule TO or the other Offer Documents and any request by the SEC or its staff for amendments or supplements to the Schedule TO or the other Offer Documents or for additional information and shall promptly supply the Company with copies of all correspondence between it and any of its Representatives or Affiliates, on the one hand, and the SEC or its staff, on the other hand, with respect to the Schedule TO or the other Offer Documents.

(h)           Parent shall provide or cause to be provided to the Exchange Agent in accordance with Section 3.2 the funds and Parent Shares necessary to accept for payment, and pay for, any

Company Common Shares that Bid Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

(i)            If, between the date hereof and the date on which any Company Common Share is accepted for payment and paid for pursuant to the Offer, the Company Common Shares are changed (or a record date for such change occurs) into a different number or class of shares by reason of any stock split, stock dividend, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately and proportionately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.

(j)            If, between the date hereof and the date on which any Company Common Share is accepted for payment and paid for pursuant to the Offer, the outstanding Parent Shares are changed (or a record date for such change occurs) into a different number or class of shares by reason of any division or subdivision of shares, stock dividend, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately and proportionately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.

(k)           Unless this Agreement is terminated pursuant to Section 9.1, Bid Sub shall not (and Parent shall cause Bid Sub not to) terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of the Company in its sole and absolute discretion, except that in the event this Agreement is terminated pursuant to Section 9.1, Bid Sub shall (and Parent shall cause Bid Sub to) promptly (and in any event within twenty-four (24) hours) following such termination irrevocably and unconditionally terminate the Offer and shall not acquire any Company Common Shares pursuant thereto.  If the Offer is terminated in accordance with this Agreement prior to the purchase of Company Common Shares in the Offer, Bid Sub shall (and Parent shall cause Bid Sub to) promptly return, or cause any depositary acting on behalf of Bid Sub to return, all tendered Company Common Shares to the tendering shareholders of the Company.

Section 1.2            Parent Shareholder Meeting.

(a)           Subject to the terms and conditions of this Agreement, in order to facilitate the transactions contemplated hereby and by the Merger Agreement, Parent shall use reasonable best efforts to (i) seek approval as promptly as practicable from the TSX to the Parent Shareholder Approval being obtained by written consent of the holders of Parent Shares and multiple voting shares of Parent representing more than 50% of the votes attached to all outstanding Parent Shares and multiple voting shares of Parent, voting together, in lieu of holding a Parent Shareholder Meeting (the “Parent Shareholder Written Consent”), and (ii) seek to obtain, in compliance with applicable Law, the Parent Shareholder Written Consent.  In the event that the Parent Shareholder Written Consent is not obtained, or the TSX is not willing to grant conditional approval for the listing of the Parent Shares issuable pursuant to the Parent Share Issuance based on the Parent Shareholder Written Consent, then in either case, subject to the terms of this Agreement, Parent shall:

(i)            duly call, give notice of, convene and hold the Parent Shareholder Meeting in accordance with Parent’s articles of incorporation and by-laws and applicable Laws,

on such date and at such time as Parent and the Company agree, but in no event later than 40 days following the date of the mailing of the Proxy Statement, for the purpose of having the shareholders of Parent consider the Parent Share Issuance and will not, unless the Company otherwise consents in writing, cancel the Parent Shareholder Meeting or propose to do so;

(ii)           use its reasonable best efforts to solicit from the shareholders of Parent proxies in favor of the approval of the Parent Share Issuance and ensure that all proxies solicited by the Parent and its Representatives in connection with the Parent Shareholder Meeting are solicited in compliance with (i) applicable Law, (ii) its articles of incorporation and by-laws and (iii) the rules and regulations of the TSX; and

(iii)          include in the Parent Meeting Materials the Parent Recommendation.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, Parent, after consultation with the Company, may (but shall not be required to) adjourn or postpone the Parent Shareholder Meeting if (i) any amendment or supplement to the Parent Meeting Materials required to be provided to Parent’s shareholders has not been so provided or (ii) as of the time for which the Parent Shareholder Meeting is originally scheduled there are insufficient shares of Parent represented (either in person or by proxy) at the Parent Shareholder Meeting to constitute a quorum necessary to conduct the business of the Parent Shareholder Meeting; provided, however, that Parent shall not adjourn or postpone the Parent Shareholder Meeting pursuant to this Section 1.2(b) more than twice without the prior written consent of the Company.  Following the Parent Shareholder Meeting and at or before the Closing, Parent shall deliver to the corporate secretary of the Company a certificate setting forth the voting results from the Parent Shareholder Meeting.

(c)           To the extent a Parent Shareholder Meeting is called pursuant to this Section 1.2, each of Parent and the Company shall use commercially reasonable efforts to hold the Parent Shareholder Meeting and the Company Shareholder Meeting, respectively, at the same time and on the same date as the other party.

(d)           Notwithstanding anything herein to the contrary herein, if (i) Parent makes a Consideration Mix Change and (ii) because of such Consideration Mix Change the Parent Shareholder Approval is no longer required by applicable Law or the rules and regulations of the TSX, the provisions of this Section 1.2 and Section 1.3 shall immediately terminate and no longer be applicable or of any further force or effect.

Section 1.3            Parent Meeting Materials.

(a)           Parent will ensure that the Parent Meeting Materials comply in all material respects with applicable securities Law and the rules and regulations of the TSX, and, without limiting the generality of the foregoing, that the Parent Meeting Materials (including with respect to any information incorporated therein by reference) will not contain a misrepresentation (within the meaning of applicable Canadian provincial and territorial securities Laws) (other than in each case with respect to any information furnished by the Company) and will provide the shareholders of Parent with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Parent Shareholder Meeting.

(b)           The Company shall promptly furnish to Parent all information concerning the Company, its directors, officers and Affiliates as may be required by applicable securities Law or the rules and regulations of the TSX for inclusion in the Parent Meeting Materials.

(c)           The Company and Parent will, and will cause their respective Representatives to, reasonably cooperate with the other in the preparation of the Parent Meeting Materials.  Without limiting the generality of the foregoing, Parent shall, and shall cause its Representatives to, provide the Company and its Representatives with a reasonable opportunity, in advance of initial filing or any amendment or filing of any supplement thereto, to review and comment on the Parent Meeting Materials.  Parent will keep the Company reasonably informed in a timely manner of any requests or comments made by the Ontario Securities Commission (the “OSC”) or TSX in connection with the Parent Meeting Materials.

(d)           The Company and Parent will each promptly notify the other if at any time before the Parent Shareholder Meeting it becomes aware (in the case of the Company only with respect to the Company and in the case of Parent only with respect to Parent) that the Parent Meeting Materials contains any misrepresentation or otherwise requires any amendment or supplement and promptly deliver written notice to the other party setting out full particulars thereof. In any such event, the Company and Parent will cooperate with each other in the preparation, filing and dissemination of any required supplement or amendment to the Parent Meeting Materials or such other document, as the case may be, and any related news release or other document necessary or desirable in connection therewith.

Section 1.4            Company Actions.

(a)           Provided that no Company Recommendation Withdrawal shall have occurred in accordance with Section 7.4(g) and 7.4(h), the Company hereby consents to the inclusion of the Company Recommendation in the Offer Documents.  The Company shall instruct its transfer agent to promptly furnish Parent with a true and correct list, as of the most recent practicable date, of the Company’s shareholders and their addresses, as well as mailing labels containing such names and addresses, and shall provide to Parent and Bid Sub such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request for purposes of communicating the Offer to the Company’s shareholders.  Parent and Bid Sub (and their respective Representatives) shall hold all information furnished in accordance with this Section 1.4 in confidence in accordance with the terms and conditions of the Confidentiality Agreement, shall use such information solely in connection with the communication and implementation of the Offer and, if this Agreement shall be terminated in accordance with its terms, promptly return to the Company or destroy any and all copies and any extracts or summaries of such information in their possession or control.

(b)           As promptly as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC and disseminate to the shareholders of the Company a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, including all exhibits thereto, the “Schedule 14D-9”) that, unless a Company Recommendation Withdrawal shall have occurred in accordance with Section 7.4(g) and 7.4(h), shall contain the Company Recommendation.  Each of Parent and Bid Sub shall (and Parent shall cause Bid Sub to) promptly furnish to the Company in writing all information concerning Parent and Bid Sub that may be required by applicable Law or reasonably requested by the Company for inclusion in the Schedule 14D-9.  If at any time before consummation of the Offer the Company shall become aware that there has occurred an event that is required to be set forth in an amendment to the Schedule 14D-9:  (1) the Company shall promptly prepare such an amendment or supplement; and (2) the Company shall promptly file with the SEC and distribute to the shareholders of the Company such amendment or supplement, in each case, as and to the extent required by applicable U.S. federal securities Law and the Swiss Code of Obligations.  Each of Parent, Bid Sub and the Company agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect.  The Company and Parent will, and will cause their respective Representatives to, reasonably cooperate with the other in the preparation of the Schedule 14D-9.  Without limiting the generality of the foregoing, the Company shall, and shall cause its Representatives to, provide Parent and its Representatives with a reasonable opportunity, in advance of initial filing or any amendment or filing of any supplement thereto, to review and comment on the Schedule 14D-9.  The Company shall promptly notify Parent in writing of the receipt of any written or oral comments from or other correspondence with the SEC or its staff with respect to the Schedule 14D-9 and any request by the SEC or its staff for amendments or supplements to the Schedule 14D-9 or for additional information and shall promptly supply Parent with copies of all correspondence between it and any of its Representatives or Affiliates, on the one hand, and the SEC or its staff, on the other hand, with respect to the Schedule 14D-9.

(c)           The Company agrees (i) to promptly upon Parent’s request provide all information about the Company required to be disclosed in the Offer Documents and the Parent Meeting Materials, (ii) to use reasonable best efforts to cause the Company’s accountants to promptly deliver to Parent duly executed consents of the Company’s accountants to allow Parent to include, or incorporate by reference, in the Parent Registration Statement and the Parent Meeting Materials the Company’s financial statements and such accountants’ report thereon, (iii) that all information provided by the Company for inclusion or incorporation by reference in the Offer Documents and the Parent Meeting Materials will not (at the respective times such materials, or any amendments or supplements thereto, are filed with the SEC or the Canadian Securities Regulatory Authorities, first published, sent or given to shareholders of the Company or Parent, the Offer expires, the Parent Shareholder Meeting is held or Parent Shares are delivered in connection with the Offer, or at the Effective Time, as the case may be) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iv) to promptly correct any information provided by the Company for the Offer Documents or the Parent Meeting Materials if and to the extent that such information shall have become false or misleading in any material respect.

(d)           Prior to the Effective Time, to the extent necessary, the Company (acting through the entire Company board of directors or a special committee of the Company board of directors comprised solely of “independent directors” determined in accordance with Rule 14d-10(d)(2) of the Exchange Act) will take all steps that may be necessary or reasonably advisable to cause any employee agreement, plan or arrangement (whether in existence prior to or after the date hereof) pursuant to which consideration is or becomes payable to any officer, director or employee to be unanimously approved by the entire Company board of directors (or by such special committee) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) of the Exchange Act and to take all actions otherwise necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 1.5            Directors.

(a)           Effective upon the acceptance for exchange of Company Common Shares pursuant to the Offer, subject to applicable Law and any listing agreement with or rules of the NYSE, Parent shall be entitled to designate the number of directors, rounded to the nearest whole number, on the Company board of directors that equals the product of (i) the total number of directors on the Company board of directors (giving effect to the election of any additional directors pursuant to this Section 1.5(a)), and (ii) a fraction having a numerator equal to the aggregate number of Company Common Shares beneficially owned by Parent or Bid Sub (including Company Common Shares accepted for exchange pursuant to the Offer) and a denominator equal to the total number of Company Common Shares (excluding shares held by the Company as treasury stock or owned by the Company or any of its Subsidiaries).  At Parent’s request on or after the Acceptance Time, the Company shall (i) seek and accept resignations of incumbent directors and (ii) have such changes registered with the competent Commercial Registry of the Canton of Zug (the “Registrar”).  In connection with the designation by Parent of individuals to serve on the Company board of directors, the Company shall, at Parent’s request, cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Company board of directors and (B) each board of (managing) directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Company’s board of directors, in each case subject to any limitation imposed by applicable Law (including NYSE rules).

(b)           The Company’s obligations to propose and recommend the Board Modification pursuant to Sections 1.5(a) and 7.1(c) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and Swiss Law, as applicable.  The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder require in order to fulfill its obligations under this Section 1.5 and Section 7.1(c), so long as Parent has timely provided to the Company in writing any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.  Parent shall promptly supply to the Company in writing, and shall be solely responsible for the accuracy and completeness of, all such information.

(c)           In the event that Parent’s designees are elected or appointed to the Company board of directors pursuant to Sections 1.5(a) and 7.1(c), until the Effective Time or, if the Squeeze-Out Condition has not been satisfied as of immediately prior to the Acceptance Time, until the earlier of the second anniversary of the Acceptance Time and the completion of the Squeeze-Out Merger, the Company board of directors shall have at least two (2) directors who are directors of the Company on the date hereof and who are neither officers of the Company nor shareholders, Affiliates, or associates (within the meaning of the U.S. federal securities Law and the Swiss Code of Obligations) of Parent (“Continuing Directors”), as designated by Parent in its sole and absolute discretion; provided that in such event, if the number of Continuing Directors shall be reduced below two (2), the remaining Continuing Director shall be entitled to designate a person to be elected by the shareholders of the Company to fill such vacancy who shall be deemed to be a Continuing Director for purposes of this Agreement or, if no other Continuing Director then remains, the other directors shall be entitled to (and shall be directed by Parent to) designate directors to be elected by the shareholders of the Company to fill such vacancies who shall not be officers of the Company or shareholders, Affiliates or associates of Parent, and such Persons shall be deemed to be Continuing Directors for purposes of this Agreement, it being understood and agreed that Parent and the Company shall take such actions which are necessary to elect the respective designated persons as members of the Company board of directors.

(d)           Notwithstanding anything in this Agreement to the contrary, following the election of Parent’s designees to the Company board of directors pursuant to Section 1.5(a) and until the Effective Time, or, if the Squeeze-Out Condition has not been satisfied as of immediately prior to the Acceptance Time, until the earlier of the second anniversary of the Acceptance Time and the completion of the Squeeze-Out Merger, any termination of this Agreement by the Company, any amendment of this Agreement, any extension of time for performance of any obligation or action hereunder by Parent or Bid Sub, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company or its shareholders (other than Parent, Bid Sub or their Affiliates), officers, directors or employees, or of any right of the Company under this Agreement, any amendment of the Company’s articles of association or organization regulations, any amendment or change to or any other consent or action by the Company board of directors with respect to this Agreement, the Merger Agreement, the Offer or the Merger or any other transaction contemplated hereby or in connection herewith shall only be effected if there are in office one or more Continuing Directors and such action is approved by a majority of the Continuing Directors then in office (or by the sole Continuing Director if there shall be only one Continuing Director).  The Continuing Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors and shall have the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

Section 1.6            Merger Agreement; Subsequent Company Shareholder Meeting and Subsequent Merger Sub Quota Holder Meeting.

Solely in the event the Squeeze-Out Condition is satisfied as of immediately prior to the Acceptance Time:

(a)           Immediately prior to the Acceptance Time, Bid Sub, Merger Sub and the Company shall (and Parent shall cause Bid Sub and Merger Sub to) execute and deliver to each other the Merger Agreement together with a merger report pursuant to Article 14 Swiss Merger Act (the “Merger Report”) and an audit report by a specially qualified auditor pursuant to Article

15 Swiss Merger Act (the “Merger Audit Report”), all on the basis of the audited balance sheet dated December 31, 2016 (or an audited interim balance sheet on such later date as may be required by Law), with the Merger Agreement being subject to the approval by the shareholders of the Company and the quota holder of Merger Sub as well as being subject to information of, or consultation with (as applicable), the employees of the Company pursuant to Article 28 Swiss Merger Act in connection with Article 333a Swiss Code of Obligations (the “Merger Employee Consultation”);

(b)           In accordance with Article 16 Swiss Merger Act, during a period of 30 days prior to the passing of the resolution by the shareholders of the Company and the quota holder of Merger Sub, the Company and Merger Sub shall (and Parent shall cause Merger Sub to) allow their shareholders and quota holder, respectively, to inspect at the Company’s and Merger Sub’s respective domicile the following documents of both the Company and Merger Sub: Merger Agreement, Merger Report, Merger Audit Report, annual accounts and annual reports of the preceding three business years (to the extent available), as well as an interim balance sheet (if applicable) (the “Merger Right of Inspection”);

(c)           Prior to the passing of the resolution by the shareholders of the Company and the quota holder of Merger Sub regarding the approval of the Merger Agreement and the Merger, the Merger Employee Consultation shall take place (i.e., the employees of the Company must be informed of, or consulted on (as applicable), the transfer of employment and their rights associated with such transfer as stipulated in Article 28 (2) Swiss Merger Act). The board of directors of the Company and the board of managing directors of Merger Sub shall (and Parent shall cause Merger Sub to) inform their shareholders’ meeting and quota holder’s meeting, respectively, about the outcome of the consultation before such resolution is passed;

(d)           The Company and Merger Sub shall (and Parent shall cause Merger Sub to) cause a meeting of its shareholders and quota holder, respectively, (in the case of the Company, the “Subsequent Company Shareholder Meeting” and, in the case of Merger Sub, the “Subsequent Merger Sub Quota Holder Meeting”) to be duly called and held as soon as reasonably practicable, but in any event within 45 days after the Acceptance Time, for the purpose of voting on (i) the adoption and approval of the Merger Agreement and the Merger and (ii) in the case of the Subsequent Company Shareholder Meeting, the SERP Proposal.  The recommendation of the Company’s board of directors and Merger Sub’s board of managing directors, respectively, that the shareholders of the Company and the quota holder of Merger Sub (as applicable) adopt and approve the Merger Agreement and the Merger and approve the SERP Proposal shall be included in a proxy statement (the “Subsequent Proxy Statement”) to be sent to the shareholders of the Company relating to the Subsequent Company Shareholder Meeting and to the quota holder of the Merger Sub relating to the Subsequent Merger Sub Quota Holder Meeting, respectively;

(e)           In connection with such meetings pursuant to this Section 1.6, the Company shall, (i) prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as practicable the Subsequent Proxy Statement and all other proxy materials required by Law for such meeting, (ii) use its reasonable best efforts to obtain the Subsequent Company Shareholder Approval, and (iii) otherwise comply with all legal requirements applicable to such meeting; and

(f)            Parent agrees to, and to cause Bid Sub to, vote all of its Merger Sub shares and Company Common Shares in favor of approval and adoption of the Merger Agreement and approval of the SERP Proposal at the Subsequent Company Shareholder Meeting and the Subsequent Merger Sub Quota Holder Meeting, respectively.

Section 1.7            Squeeze-Out Merger.  In the event the Acceptance Time occurs but the Squeeze-Out Condition is not satisfied as of immediately prior to the Acceptance Time, Parent shall, subject to Section 3.4(b), use its reasonable best efforts to consummate a Squeeze-Out Merger prior to the two-year anniversary of the Acceptance Time, including, without limitation, through one or more Extraordinary Transactions.

ARTICLE II

THE MERGER

Section 2.1            The Merger; Effective Time.  Subject to the provisions of this Agreement and the Merger Agreement, Parent, Bid Sub, Merger Sub and the Company will cause the Merger to become effective under the Swiss Merger Act.  The Merger shall become effective at the time of the registration of the Merger in the daily leger of the Commercial Register of the Canton of Zug shown on the excerpt from the Commercial Register issued by the Registrar (the “Certificate of Merger”).  The parties agree that they will request the Registrar to provide in the Certificate of Merger that the effective date of the Merger will be the Closing Date (the “Effective Time”).

Section 2.2            Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on the date (the “Closing Date”) that is the second Business Day after the satisfaction or waiver (if such waiver is permitted and effective under applicable Law) of the latest to be satisfied or waived of the conditions set forth in Article VIII (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless another time or date is agreed to in writing by the parties.  The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York NY 10019, unless another place is agreed to in writing by the parties.

Section 2.3            Effects of the Merger.  As of the Effective Time, subject to the terms and conditions of this Agreement and the Merger Agreement, the Company shall be merged with and into Merger Sub, with Merger Sub surviving such Merger (the “Surviving Company”).  The parties acknowledge and agree that (a) the Merger shall be effected so as to constitute a “merger” by absorption (Absorptionsfusion) as such term is understood under the Swiss Merger Act and (b) the Surviving Company shall be deemed to be the “surviving company” (übernehmende Gesellschaft) in accordance with the Swiss Merger Act.  Pursuant to article 22 paragraph 1 of the Swiss Merger Act, from and after the Effective Time:  (i) the Merger of the Company and Merger Sub and the vesting of their undertaking, property and assets and liabilities in the Surviving Company shall become effective; (ii) the Surviving Company shall continue to be liable for the obligations and liabilities of each of the Company and Merger Sub; and (iii) the Company will be deleted from the Commercial Register without any winding up with liquidation of the Company within the meaning of articles 736 et seq. of the Swiss Code of Obligations.  Upon registration of the Merger in the Commercial Register, the Surviving Company shall either

(i) give three notices to the creditors of the Company and Merger Sub by way of publication in the Swiss Gazette of Commerce (SHAB) or (ii) obtain a confirmation by a specially qualified auditor confirming that there are no known or expected claims which cannot be satisfied by the freely available assets of the legal entities involved as required pursuant to Article 25 (2) Swiss Merger Act.

Section 2.4            Surviving Company Articles of Association and Organizational Regulations.  Following the date of this Agreement but prior to the Effective Time, the parties hereto shall agree in good faith on the articles of association and organizational regulations of the Surviving Company.

Section 2.5            Managing Directors of the Surviving Company.  The managing directors of Merger Sub in office immediately before the Effective Time shall be the managing directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed.

Section 2.6            Reorganization.  If the Consideration Threshold is met, this Agreement, together with the Merger Agreement, is intended to constitute a “plan of reorganization” for U.S. federal income tax purposes pursuant to which, for such purposes, the Offer and the Merger shall be treated as a single integrated transaction and shall be treated as a “reorganization” under Section 368(a) of the Code (to which each of Parent and the Company is a party under Section 368(b) of the Code).  The Merger is intended to qualify as a foreign merger within the meaning of Subsection 87(8.1) of the Income Tax Act (Canada).

ARTICLE III

CANCELLATION OF COMPANY SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.1            Effect on Share Capital.  Subject to the terms and conditions of this Agreement and the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Company Common Shares:

(a)           Cancellation of Company Common Shares and Payment of Merger Consideration.  Each Company Common Share issued and outstanding immediately before the Effective Time (other than Company Common Shares owned by the Company or Parent or any of their Subsidiaries) shall be cancelled and converted into the right to receive an amount in cash and Parent Shares equal to the Offer Price (the “Merger Consideration”).  Upon such conversion, each Company Common Share shall be cancelled and each holder of a Company Common Share shall thereafter cease to have any rights with respect to such Company Common Share except the right to receive the Merger Consideration, all in accordance with the Swiss Merger Act.  The Merger Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, stock dividend (including any dividend or similar distribution of securities convertible into Parent Shares or Company Common Shares), reorganization, recapitalization, reclassification or other like change with respect to Parent Shares or Company Common Shares having a record date on or following the date hereof and before the Effective Time, it being understood that (i) the intent of such adjustment is to provide the holders of Company Common Shares with the same economic effect as contemplated by this Agreement and the Merger Agreement before any such change and (ii) nothing in this Section 3.1(a) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement or the Merger Agreement.

(b)           Company-Owned or Parent-Owned Securities.  Notwithstanding anything in this Agreement to the contrary, all Company Common Shares that are (i) held by the Company as treasury stock immediately before the Effective Time or (ii) owned by the Company or Parent or by any direct or indirect wholly-owned Subsidiary of the Company or Parent, in each case shall, by virtue of the Merger, and without any action on the part of the holder thereof, automatically be cancelled and retired without any conversion thereof and shall cease to exist, and no payment shall be made in respect thereof.

Section 3.2            Exchange Procedures.

(a)           Exchange Agent.  At least five Business Days before the Effective Time, Parent shall designate an exchange and paying agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Company Common Shares issued and outstanding immediately before the Effective Time.  On the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent in accordance with this Article III, (i) certificates, or at Parent’s option, shares in book-entry form representing Parent Shares to be exchanged in the Merger and (ii) cash in an amount sufficient to pay the aggregate Cash Consideration payable under Section 3.1(a) and any cash payable in lieu of fractional shares under Section 3.2(e).  Following the Effective Time, Parent shall deposit promptly, or cause to be deposited, with the Exchange Agent cash in respect of any dividends or distributions to which the shareholders of the Company may be entitled under Section 3.2(c) in an amount sufficient to pay such dividends or distributions to shareholders of the Company that have not, as of such date, exchanged their Company Common Shares.  Such Merger Consideration and cash so deposited are hereinafter referred to as the “Exchange Fund.”  No interest shall be paid or accrued for the benefit of holders of the Company Common Shares on cash amounts payable under this Section 3.2.  The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent; provided that such investments shall be in direct obligations of or fully guaranteed by the United States of America or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment.  Any interest and other income resulting from such investments shall be promptly paid to Parent, and any amounts in excess of the amounts payable under Sections 3.2(b), 3.2(c) and 3.2(e) shall be promptly returned to Parent.  To the extent that there are any losses with respect to any such investments, or such cash diminishes for any reason below the level required for the Exchange Agent to make prompt cash payment of amounts under Sections 3.2(b), 3.2(c) and 3.2(e), Parent shall promptly replace or restore the cash so as to ensure that there is sufficient cash for the Exchange Agent to make all such payments.  Except as contemplated by Section 3.2(g), the Exchange Fund shall not be used for any other purpose.

(b)           Exchange Procedures.  Promptly following the Effective Time and in any event not later than five Business Days following the Effective Time, Parent or the Surviving Company shall cause the Exchange Agent to mail to each Person who was a shareholder of the Company as of immediately prior to the Effective Time, (i) a letter of transmittal (which shall be in such form and have such other provisions as the parties may reasonably specify at least three

Business Days before the Effective Time), and (ii) instructions for use in effecting the surrender of Company Common Shares in exchange for the Merger Consideration.  Following the Effective Time, upon surrender of title to the Company Common Shares previously held by a shareholder of the Company in accordance with this Section 3.2, together with such letter of transmittal duly executed and such other documents as the Exchange Agent may reasonably require, a holder of Company Common Shares shall be entitled to receive in exchange therefor (A) a certificate or book-entry representing that number of whole Parent Shares (rounded down) which such shareholder has the right to receive in respect of all Company Common Shares then held by such shareholder, (B) any cash in lieu of fractional shares that such shareholder has the right to receive under Section 3.2(e) and (C) the amount of the Cash Consideration which such shareholder has the right to receive in respect of the Company Common Shares then held by such shareholder of the Company, and any Company Certificate surrendered in respect thereof, shall forthwith be marked as cancelled.  In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, a certificate or book-entry representing the proper number of Parent Shares may be issued to a transferee if the Company Certificate representing such Company Common Shares (if any) is presented to the Exchange Agent, accompanied by documents normally required to evidence and effect such transfer (reasonably satisfactory to Parent) and by reasonable evidence that any applicable stock transfer taxes have been paid.

(c)           Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made with respect to Parent Shares with a record date on or following the Effective Time shall be paid to any shareholder of the Company holding any unexchanged Company Common Shares with respect to Parent Shares represented thereby, nor shall any Cash Consideration or the cash payment in lieu of fractional shares be paid to any such shareholder under Section 3.2(e), until such shareholder shall exchange such Company Common Shares in accordance with the procedures set forth in this Article III.  Following the exchange of any such Company Common Shares in accordance with the procedures set forth in this Article III, such shareholder shall be entitled to receive, in addition to the Merger Consideration set forth in Section 3.1(a), without interest, (i) at the time of such exchange, the amount of any dividends or other distributions with a record date on or following the Effective Time theretofore paid (but withheld under the immediately preceding sentence) with respect to such whole Parent Shares that a shareholder holding such Company Common Shares is entitled to receive hereunder and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or following the Effective Time but before exchange and a payment date after the exchange payable with respect to such whole Parent Shares that a shareholder holding such Company Common Shares is entitled to receive hereunder.

(d)           No Further Rights in Company Common Shares.  All Merger Consideration paid or issued upon the surrender of title to Company Common Shares in accordance with the terms of this Article III (including any cash paid under this Article III) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shareholders of the Company in their capacity as shareholders of the Company before the Effective Time.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the share transfer books or share registers, respectively, of the Surviving Company of the Company Common Shares that were outstanding immediately before the Effective Time.  If, after the Effective Time, Company Certificates are presented to Parent or to the Surviving Company or to the Exchange Agent for any reason, they shall be marked as cancelled and exchanged in accordance with this Article III, except as otherwise required by applicable Law.

(e)           No Fractional Shares.  Notwithstanding anything in this Agreement to the contrary, no fraction of a Parent Share shall be issued in connection with the Merger, no dividends or other distributions with respect to Parent Shares shall be payable on or with respect to any such fractional share interest and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.  In lieu thereof any shareholder of the Company who would otherwise have been entitled to a fraction of a Parent Share shall be paid upon surrender of his or her Company Certificates or Book-Entry Shares for exchange (and after taking into account and aggregating Company Common Shares represented by all Company Certificates surrendered by such holder, or as set out in the Company Share Register, as applicable) cash in an amount (without interest and subject to the amount of any withholding taxes as contemplated by Section 3.2(i)) equal to the product obtained by multiplying (i) the fractional share interest to which such shareholder (after taking into account and aggregating all Company Common Shares represented by all Company Certificates surrendered by such shareholder, or as set out in the Company Share Register, as applicable) would otherwise be entitled by (ii) the Acceptance Time Parent Share Price.

(f)            Lost, Stolen or Destroyed Certificates.  Subject to applicable Law, if any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration and any dividends or other distributions as may be required under this Article III in respect of the Company Common Shares represented by such lost, stolen or destroyed Company Certificates; provided that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct or otherwise indemnify Parent in a manner reasonably satisfactory to Parent against any claim that may be made against Parent or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

(g)           Termination of Exchange Fund.  Unless a longer period is prescribed by applicable Law or Parent’s agreement with the Exchange Agent, any portion of the Exchange Fund that remains undistributed to the shareholders of the Company for one year following the Effective Time shall be delivered to Parent, upon demand, and any shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of their claim for the Merger Consideration and any dividends or distributions with respect to Parent Shares.

(h)           No Liability.  To the extent permitted under applicable Law, any Merger Consideration and any dividends or other distributions payable to any shareholder of the Company in accordance with Section 3.2(c) that remain undistributed to the shareholders of the Company shall be delivered to and become the property of Parent on the Business Day immediately before the day that such property is required to be delivered to any public official under any applicable abandoned property, escheat or similar Law.  Notwithstanding anything in the Agreement to the contrary, to the extent permitted under applicable Law, none of Parent,

Merger Sub, the Surviving Company or the Exchange Agent shall be liable to any shareholder of the Company for any such property delivered to Parent or to a public official under any applicable abandoned property, escheat or similar Law.

(i)            Withholding.  The Exchange Agent, Parent, the Company and the Surviving Company (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under any provision of applicable Tax Law.  To the extent that amounts are so withheld by the Exchange Agent, Parent, the Company or the Surviving Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  The parties agree to cooperate reasonably with each other for purposes of determining whether any Taxes are required to be withheld with respect to the Merger.

Section 3.3            Treatment of Company Stock Options and Other Company Stock-Based Awards.

(a)           At the Acceptance Time, each right to purchase Company Common Shares granted by the Company under the Company Share Plans that is outstanding and unexercised immediately before or as of the Acceptance Time (the “Company Stock Options”), whether or not exercisable and whether or not vested, shall, without any further action on the part of the holder thereof, be cancelled and of no further force or effect as of the Acceptance Time and automatically converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Equity Award Consideration over the exercise price per share of Company Common Shares subject to such Company Stock Option and (ii) the total number of Company Common Shares subject to such Company Stock Option.  For each Company Stock Option, if the applicable exercise price per share of Company Common Shares equals or exceeds the Equity Award Consideration, such Company Stock Option shall be cancelled without payment of any consideration, and all rights with respect to such Company Stock Option shall terminate as of the Acceptance Time.

(b)           At the Acceptance Time, each Company Restricted Award and each Other Company Award subject to time vesting conditions shall, without any further action on the part of the holder thereof, become fully vested immediately prior to the Acceptance Time.  Each Company Restricted Award and each Other Company Award subject to performance vesting conditions (each, a “Performance Award”) shall, without any further action on the part of the holder thereof, become fully vested immediately prior to the Acceptance Time, subject to the following rules:  (i) for each Performance Award for which the applicable performance period is completed as of immediately prior to the Acceptance Time, the number of Performance Awards that shall vest as of immediately prior to the Acceptance Time shall be based on actual performance, (ii) for each Performance Award for which the applicable performance period is not completed as of immediately prior to the Acceptance Time, notwithstanding anything to the contrary in any agreement, plan or arrangement covering such Performance Award, the number of Performance Awards that shall vest as of immediately prior to the Acceptance Time shall be based on the target of the applicable Performance Award (as reasonably determined by the compensation committee of the board of directors of the Company prior to the Acceptance Time), and (iii) each Performance Award that does not vest in accordance with clause (i) or (ii)

shall be cancelled and terminated without consideration immediately prior to the Acceptance Time.  Each Company Restricted Award and Other Company Award that vests in accordance with this Section 3.3(b) shall, without any further action on the part of the holder thereof, be cancelled and of no further force or effect as of the Acceptance Time and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the Equity Award Consideration and (y) the total number of Company Common Shares subject to such Company Restricted Award or Other Company Award, as applicable, or, to the extent that an Other Company Award is denominated in cash, rather than in Company Common Shares, the cash amount payable pursuant to such Other Company Award, as determined in accordance with this Section 3.3(b).

(c)           Following completion of the current offering period ending on December 31, 2016 (and the share purchase relating thereto), (i) subsequent offering periods under the Company’s employee stock purchase plan described in Section 3.3(c) of the Company Disclosure Letter (the “ESPP”) shall be suspended for periods prior to the Acceptance Time and (ii) prior to the Acceptance Time, the Company shall provide notice to all participants in the ESPP that the ESPP will be terminated as soon as practicable following the Acceptance Time.  ESPP Shares shall be treated as Company Common Shares for all purposes of this Agreement.  As used in this Agreement, “ESPP Shares” means Company Common Shares purchased under an ESPP.

(d)           Before the Closing, the board of directors of the Company (or the Compensation Committee of the board of directors of the Company) shall adopt such resolutions and take such other actions as are necessary or appropriate in order to effectuate the actions contemplated by this Section 3.3; provided that such resolutions and actions shall expressly be conditioned upon the occurrence of the Acceptance Time and shall be of no force and effect if this Agreement is terminated.

(e)           Parent shall, or shall cause one of its Subsidiaries to, as applicable, pay to the holders of Company Stock Options, Company Restricted Awards and Other Company Awards the cash amounts described in this Section 3.3, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Law with respect to the vesting of the award or making of such payment, on the first payroll date following the Acceptance Time.  Such payments shall be made either directly to such holders or, with respect to any holders for which withholding is required, through payroll.  To the extent that amounts are withheld or deducted pursuant hereto, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the holders of Company Stock Options, Company Restricted Awards and Other Company Awards in respect of which such deduction and withholding was made.

Section 3.4            Transaction Sequence; Subsequent Merger

(a)           The parties acknowledge and agree that, subject to the conditions and upon the terms set forth in this Agreement, the Transactions will be consummated in the following order:

i.                                          The Acceptance Time shall occur and the Offer shall be consummated; then

ii.                                       The Merger shall be consummated.

In the event the conditions to the Offer have been satisfied or waived (if such waiver is permitted hereunder) but the Squeeze-Out Condition has not been satisfied, the Offer shall be consummated but the Merger shall not be consummated pursuant to the terms of this Agreement and, in such event, this Agreement may be terminated by Parent or the Company immediately after the Acceptance Time pursuant to Section 9.1(m).

(b)           In the event the Merger is not consummated pursuant to the terms of this Agreement as contemplated by Section 3.4(a), Parent agrees that, prior to the earlier of the second anniversary of the date of this Agreement and the completion of the Squeeze-Out Merger, Parent shall not, and shall cause its Affiliates not to, consummate an Extraordinary Transaction unless either (i) the consideration paid to the holders of Company Common Shares in such Extraordinary Transaction is the same (including with respect to the mix of consideration) as the Offer Price or (ii) the consummation of such Extraordinary Transaction is conditioned on receipt of the recommendation in favor of such Extraordinary Transaction by a majority of either (x) the Continuing Directors that are members of the Board of Directors of the Company or (y) the members of a special committee of the Board consisting entirely of Continuing Directors.  Parent further agrees that any public disclosure by Parent or its Affiliates made prior to the second anniversary of the date of this Agreement proposing an Extraordinary Transaction subject to clause (ii) above will reference that the consummation of any such Extraordinary Transaction will be subject to the receipt of the recommendation referred to in the immediately preceding sentence.

Section 3.5            Further Assurances.  If, at any time before or after the Acceptance Time and the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Transactions or to carry out the purposes and intent of this Agreement at or after the Acceptance Time and the Effective Time, then Parent, Bid Sub, Merger Sub, the Company, the Surviving Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to carry out the purposes and intent of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) set forth in the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement by the Company (the “Company Disclosure Letter”) or (b) disclosed in the Company SEC Reports publicly filed with, or furnished to, the SEC and publicly available on the SEC’s EDGAR website on or after January 1, 2015 and on or before December 16, 2016 (excluding any disclosures set forth in any “risk factors” section or constituting “forward-looking statements” disclaimer or any other disclosure of risks or any other statements that are predictive or forward-looking in nature) and provided that (i) disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection only if the relevance of such item to such other section or subsection is reasonably apparent on the face of such disclosure and (ii) the disclosures in the Company SEC Reports shall not be deemed to qualify any representations or warranties made in Sections 4.2 (Capital Structure), 4.3(a) (Authority; Non-Contravention), 4.22 (Opinion of Financial Advisor), 4.23 (Takeover Laws) and 4.24 (Brokers or Finders), the Company hereby represents and warrants to Parent, with respect to itself and its Subsidiaries, as follows.  For purposes of this Article IV, references to “the Company” that relate to a time period prior to December 1, 2010 shall, for the time period prior to December 1, 2010, refer to Allied Assurance Company Holdings, Ltd, an exempted company incorporated in Bermuda and its Subsidiaries.

Section 4.1            Organization, Standing and Power.

(a)           Each of the Company and its Subsidiaries is a company or other legal entity duly organized and validly existing and in good standing (or the equivalent concept to the extent applicable) under the Laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)           The copies of the Company’s articles of association and organizational regulations incorporated by reference in its Form 10-K for the year ended December 31, 2015, are true and complete copies, are in full force and effect and have not been amended or otherwise modified.  Neither the Company nor any of its Subsidiaries is in breach of any provision of its articles of association or organizational regulations or other equivalent organizational documents.

Section 4.2            Capital Structure.

(a)           The outstanding Company Common Shares and authorized share capital and conditional share capital as of the date and time set forth in Section 4.2(a) of the Company Disclosure Letter, including any shares reserved for issuance upon the exercise or payments of outstanding warrants and outstanding share options or other equity-related securities or awards (such share option and other equity-related award plans, agreements and programs, collectively, the “Company Share Plans”), are described in Section 4.2(a) of the Company Disclosure Letter.  Excluding shares held by the Company as treasury stock, none of the Company Common Shares, options or warrants are held by the Company or by the Company’s Subsidiaries.  All of the Company Common Shares have been, and all Company Common Shares reserved for issuance shall be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or shall be when issued (as the case may be) fully paid and nonassessable and, except as arising under applicable Swiss Law, not subject to preemptive rights and were issued, or will be issued (as the case may be), in compliance in all material respects with all applicable securities Laws.  Section 4.2(a) of the Company Disclosure Letter sets forth a true and complete list of all warrants, options, restricted stock, restricted stock units or other equity-related securities or awards outstanding as of the date set forth in Section 4.2(a) of the Company Disclosure Letter, the name of each holder thereof and the number of Company Common Shares for which any such warrant, option, restricted stock, restricted stock unit or other equity-related security or award is exercisable for as of the date of this Agreement (without regard to any vesting or other limitations with respect thereof), and, where applicable for warrants, options, restricted stock, restricted stock units or other equity-related securities, exercise prices, dates of grant, vesting schedules, expiration dates, performance periods, performance targets, and the Company Share Plan, if any, under which such awards were granted.

(b)           Section 4.2(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of (i) the Company’s Subsidiaries (including such Subsidiaries’ jurisdiction of incorporation or organization and the record owners of its outstanding share capital), and (ii) each other Person (other than its Subsidiaries) in which the Company has, or under an agreement has the right to acquire at any time by any means, directly or indirectly, an equity interest other than Company Investment Assets in the ordinary course of business.  The Company or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares in the share capital of its Subsidiaries, beneficially and of record, and all such shares are fully paid and nonassessable, are not subject to preemptive rights and are free and clear of any claim, lien or encumbrance (other than a Permitted Encumbrance).  Other than as a result of ownership of the Company Investment Assets, the Company does not own or have the right to acquire, directly or indirectly, any share capital or other voting securities of, or ownership interests in, or any interest convertible into or exchangeable or exerciseable for any share capital or other voting securities of, any Person (other than its Subsidiaries).

(c)           No bonds, debentures, notes or other indebtedness having the right to vote (or which are exercisable or exchangeable for or convertible or redeemable into securities having the right to vote) on any matters on which shareholders of the Company may vote (“Company Voting Debt”) of the Company or any of its Subsidiaries are issued or outstanding.

(d)           Except for warrants, options, restricted stock, restricted stock units or other equity-related securities or awards issued or to be issued under the Company Share Plans, there are no options, warrants, calls, convertible, redeemable, exercisable or exchangeable securities, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it or any such Subsidiary is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the share capital or any Company Voting Debt or other equity rights of the Company or any of its Subsidiaries, (ii) obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, convertible, redeemable, exercisable or exchangeable security, right, commitment or agreement or (iii) that provide the economic or voting equivalent of an equity ownership interest in the Company or any of its Subsidiaries.

(e)           Except for agreements with employees or directors relating to options, restricted stock, restricted stock units or other equity-related securities or awards issued or to be issued under the Company Share Plans, none of the Company or any of its Subsidiaries is a party to any agreement relating to disposition, voting or dividends with respect to any equity securities of the Company or any of its Subsidiaries.  To the Company’s Knowledge, as of the date of this Agreement, other than the provisions of the Company’s (and its Subsidiaries’) articles of association and organizational regulations or equivalent organizational documents there are no voting trusts, proxies or other agreements or understandings with respect to the voting of its share capital or the share capital of any of its Subsidiaries.  Except in connection with purchases made under the Company’s Share Repurchase Program, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares in the share capital of the Company or any of its Subsidiaries.

Section 4.3            Authority; Non-Contravention.

(a)           The Company has all requisite corporate power and authority to enter into this Agreement and the Merger Agreement and, (i) subject to obtaining the Company Shareholder Approval, to consummate the transactions contemplated hereby to which it is a party (other than the Merger) and (ii) subject to obtaining the Subsequent Company Shareholder Approval, to consummate the Merger.  The execution, delivery and performance of this Agreement and the Merger Agreement by the Company and the consummation of the transactions contemplated hereby and thereby to which it is a party have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Merger Agreement or to consummate the transactions contemplated hereby or thereby, subject to obtaining the Company Shareholder Approval and, in the case of the Merger, the Subsequent Company Shareholder Approval.  This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding at law or in equity).  Subject to the terms and conditions of this Agreement, the Merger Agreement will be duly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties thereto) when so executed and delivered, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding at law or in equity).  The Required Company Vote is the only vote of the holders of any class or series of the share capital of the Company or other securities necessary to approve this Agreement or approve the transactions to which the Company is a party contemplated hereby (other than the Merger).  The Subsequent Company Shareholder Approval is the only vote of the holders of any class or series of the share capital of the Company or other securities necessary to approve the Merger.

(b)           Neither the execution, delivery and performance of this Agreement or the Merger Agreement by the Company nor the consummation of the transactions contemplated hereby or thereby to which the Company is a party, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate, conflict with or result in any breach of any provision of the Company’s articles of association or organizational regulations or the equivalent organizational documents of any of its Subsidiaries, (ii) trigger any rights of first refusal, preemptive rights, preferential purchase or similar rights or (iii) assuming that the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 4.3(c) are duly obtained or made and the Company Shareholder Approval and the Subsequent Company

Shareholder Approval is obtained, (A) violate or conflict with any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, require an approval or a consent or waiver under, result in the cancellation, suspension, non-renewal or termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any Permit or any of the respective properties, rights, obligations or assets of the Company or any of its Subsidiaries (other than Permitted Encumbrances) under, any of the terms, conditions or provisions of any Company Material Contract, except (with respect to clauses (ii) and (iii)) for such triggers, violations, conflicts, breaches or losses that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)           No consent, approval, Order or authorization of, waiver from, or registration, declaration, notice or filing with any Governmental Entity is required to be made or obtained by the Company or any of its Subsidiaries at or before the Closing in connection with the execution, delivery and performance of this Agreement or the Merger Agreement by the Company or the consummation of the transactions contemplated hereby or thereby to which it is a party, except for (i)(A) compliance with applicable requirements of the Securities Act and the Exchange Act, (B) compliance with the pre-merger notification requirements of the HSR Act, (C) notices, applications, filings, authorizations, Orders, approvals and waivers from the Governmental Entities set forth in Section 4.3(c)(i)(C) of the Company Disclosure Letter which have jurisdiction over enforcement of applicable antitrust or competition Law (other than as set forth in clause (B) above) and such authorizations, Orders or approvals under applicable antitrust or competition Laws of other jurisdictions that the Company and Parent determine to be necessary, pursuant to the obligation to identify Additional Antitrust Approvals, as set forth in Section 7.3, (D) notices, applications, filings, authorizations, Orders, approvals and waivers as may be required under applicable Insurance Laws, which are set forth in Section 4.3(c)(i)(D) of the Company Disclosure Letter (the notices, applications, filings, authorizations, Orders, approvals and waivers described in clauses (A), (B), (C) and (D), the “Company Transaction Approvals”), (E) the filing with the SEC of such registration statements, prospectuses, reports and other materials as may be required in connection with this Agreement and the transactions contemplated hereby, including the Parent Registration Statement and the Proxy Statement, and the obtaining from the SEC of such Orders, approvals and clearances as may be required in connection therewith, and (F) compliance with any applicable requirements of the NYSE and (ii) any other consent, approval, Order or authorization of, waiver from, or registration, declaration, notice or filing, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  For the avoidance of doubt, the Company Transaction Approvals do not include any notices, applications, filings, authorizations, Orders, approvals or waivers required to be submitted to or obtained from any Governmental Entities with respect to any acquisition of or investment in Parent, the Company, and/or any of their respective Affiliates by a Person that is not an Affiliate of Parent as of the date of this Agreement.

Section 4.4            Financial Statements and SEC Reports; Regulatory Reports; Undisclosed Liabilities.

(a)           The Company and its Subsidiaries have timely filed or furnished all required forms, reports, statements, schedules, registration statements and other documents required to be filed or furnished by the Company or any of its Subsidiaries with or to the SEC since January 1, 2015 (the documents referred to in this Section 4.4(a), collectively with any other forms, reports, statements, schedules, registration statements, prospectuses, proxy statements and other documents filed with or furnished to the SEC after the date hereof, the “Company SEC Reports”).  As of its filing or furnishing date, each Company SEC Report complied, and each such Company SEC Report filed or furnished after the date hereof will comply, (A) as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC staff with respect to any Company SEC Report.  No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation system.

(b)           Each Company SEC Report that is a registration statement, as amended, if applicable, filed under the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(c)           The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.  Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company, as applicable, since January 1, 2015, was accompanied by the certificates required to be filed or submitted by the Company’s principal executive officer and principal financial officer under the Sarbanes-Oxley Act of 2002 and, at the time of filing or submission of each such certification, such certificate was true and accurate and complied in all material respects with the Sarbanes-Oxley Act of 2002.

(d)           Except for (i) those liabilities that are reflected or reserved for in its unaudited consolidated financial statements for the nine months ended September 30, 2016, as filed with the SEC in its Quarterly Report on Form 10-Q before the execution of this Agreement, (ii) liabilities and obligations incurred as permitted under this Agreement, (iii) liabilities incurred since September 30, 2016, in the ordinary course of business (including claims and any related litigation or arbitration arising in the ordinary course of business under Policies for which adequate claims reserves have been established), and (iv) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (x) the Company and its Subsidiaries do not have and (y) since September 30, 2016, the Company and its Subsidiaries have not incurred, in each case, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its consolidated financial statements (or the notes thereto) in accordance with GAAP).

(e)           Each of the Company’s Insurance Subsidiaries has filed or submitted all SAP Statements required to be filed with or submitted to the appropriate insurance regulatory authorities of each jurisdiction in which it is licensed, authorized or eligible on forms prescribed or permitted by such department, except for such failures to file or submit that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  The Company has delivered or made available to Parent, to the extent permitted by applicable Law, true and complete copies of all annual SAP Statements of the Company and its Subsidiaries filed with Governmental Entities for each of the Insurance Subsidiaries of the Company for each quarterly or annual period from and after January 1, 2013, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable insurance regulatory authority.  The SAP Statements of the Company were prepared in conformity with Applicable SAP, consistently applied for the periods covered thereby, were prepared in accordance with the books and records of the applicable Insurance Subsidiary, and present fairly in all material respects the statutory financial position of such Insurance Subsidiary as of the respective dates thereof and the results of operations, cash flows, and changes in capital and surplus (or stockholders’ equity, as applicable) of such Insurance Subsidiary for the respective periods then ended (subject, in the case of the unaudited SAP Statements of the Company, to normal year-end adjustments).  The SAP Statements of the Company complied in all material respects with all applicable Laws when filed or submitted and no material violation or deficiency has been asserted by any Governmental Entity with respect to any of the SAP Statements that has not been cured or otherwise resolved to the satisfaction of such Governmental Entity.  The statutory balance sheets and income statements included in the annual SAP Statements of the Company have been audited by the Company’s independent auditors, and the Company has delivered or made available to Parent true and complete copies of (i) all audit opinions related thereto for the periods beginning January 1, 2013 through the date hereof, in each case as filed with the insurance regulatory authority of the jurisdiction of domicile of such Insurance Subsidiary, (ii) SAP Statements filed with Governmental Entities for each of its Insurance Subsidiaries from and after January 1, 2013 and (iii) all examination reports (and has notified the other party of any pending examinations) of any insurance regulatory authorities received by it relating to its Insurance Subsidiaries from and after January 1, 2013.  Except as is indicated therein, all assets that are reflected on the SAP Statements of the Company comply in all material respects with all applicable Insurance Laws regulating the investments of the Insurance Subsidiaries of the Company and all applicable Insurance Laws with respect to admitted assets and are in an amount at least equal to the minimum amount required by applicable Insurance Laws.  The financial statements included in the SAP Statements of the Company accurately reflect in all material respects the extent to which, pursuant to applicable Laws and Applicable SAP, the applicable Insurance Subsidiary is entitled to take credit for reinsurance (or any local equivalent concept) on such SAP Statements.  Since January 1, 2015, the Company and any of its Subsidiaries that are Lloyd’s managing agents, have prepared audited accounts for each syndicate managed by such persons for all applicable years ended December 31 in accordance with the requirements of the Insurance Accounts Directive (Lloyd’s Syndicate and Aggregate Accounts) Regulations 2004 (S.I. 2004/3319) and the Syndicate Accounting Byelaw (No. 8 of 2005) and such accounts show a true and fair view of the syndicate’s position as of the relevant date.

(f)            Before the date hereof, the Company has made available to Parent a true and complete copy of its and its Subsidiaries’ then current risk management policies and practices (the “Company Risk Policies”).

Section 4.5            Compliance with Applicable Laws and Reporting Requirements.

(a)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries hold in full force and effect all Permits, and the Company and its Subsidiaries are in compliance with the terms and requirements of their Permits and any applicable Laws, (ii) the businesses of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any applicable Laws (including the USA PATRIOT Act of 2001, as amended, the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd 1 et seq., as amended (or any other similar applicable foreign, federal, or state legal requirement), anti-money laundering laws, anti-terrorism laws, and all Insurance Laws), (iii) the Company and its Subsidiaries have not received, at any time since January 1, 2013, any written notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation of, or a failure to comply with, any Laws (including Insurance Laws) or the terms and requirements of any Permit or any actual or potential revocation, withdrawal, suspension, cancellation, modification, or termination of any Permit, (iv) all applications required to have been filed for the renewal of each Permit or other filings required to be made with respect to each Permit held by the Company or its Subsidiaries have been duly filed on a timely basis with the appropriate Governmental Entity and (v) subject to obtaining the Company Transaction Approvals, none of the Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the transactions contemplated hereby.

(b)           (i)  The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) and such disclosure controls and procedures are (A) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to its principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and (B) effective in timely alerting its principal executive officer and principal financial officer to material information required to be included in its periodic reports under the Exchange Act and ensure that the information required to be disclosed in the Company SEC Reports is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms; (ii) the Company and its Subsidiaries maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP; (iii) the records, systems, controls, data and information of it and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its

Subsidiaries or accountants (including all means of access thereto and therefrom) and are held or maintained in such places as may be required under all applicable Laws (including Insurance Laws); and (iv) the Company has disclosed, based on its most recent evaluation of internal controls before the date hereof, to its auditors and audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in internal controls.

(c)           There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any of its executive officers (as defined in Rule 3b-7 under the Exchange Act) or directors.

(d)           Since January 1, 2013, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(e)           Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any material joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)).

Section 4.6            Legal and Arbitration Proceedings and Investigations.  There is no action, lawsuit, investigation, inquiry, audit, claim, complaint, demand, summons, cease and desist letter, subpoena, injunction, arbitration, notice of violation or other proceeding (in each case, whether formal or informal, and whether internal, or by or before any Governmental Entity) (each, an “Action”) pending against or threatened in writing against the Company or any of its Subsidiaries, or to the Knowledge of the Company, pending against or threatened in writing against any present or former officer, director, employee, independent contractor, consultant, or other agent of the Company or its Subsidiaries in connection with which the Company or any of its Subsidiaries has an indemnification obligation (other than insurance and reinsurance claims litigation or arbitration arising in the ordinary course of business), which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.  There is no Order outstanding against the Company or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.7            Taxes.

(a)           All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due

(taking into account extensions of time to file) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.

(b)           There are no liens for any Taxes upon the assets of the Company or any of its Subsidiaries, other than (i) statutory liens for Taxes not yet due and payable or (ii) liens that are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on its financial statements in accordance with GAAP and Applicable SAP.

(c)           The Company and each of its Subsidiaries have duly and timely paid, or have duly and timely withheld and remitted (or properly set aside in accounts for such purpose), to the appropriate Taxing Authority all material Taxes due and payable, and have established in accordance with GAAP and Applicable SAP an adequate accrual for all material Taxes not yet due and payable.

(d)           There is no Action now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Asset, and any deficiencies asserted or assessments made as a result of any Action have been paid in full.

(e)           The Company and each of its Subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to (or any benefits or property provided to) any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose.  The Company and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under Law.

(f)            Neither the Company nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement or arrangement (other than indemnities or gross-ups included in ordinary course employment contracts or leases and other than tax sharing agreements between the Company and its Subsidiaries as members of the Company’s consolidated group) that will require any payment by the Company or any of its Subsidiaries of any Tax of another Person after the Closing Date.

(g)           Neither the Company nor any of its Subsidiaries has (i) entered into a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 or (ii) been a “material advisor” to any such transaction within the meaning of Section 6111 of the Code.

(h)           Neither the Company nor any of its Subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, (ii) has entered into any agreement or other arrangement that is in force waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes, (iii) has granted any power of attorney that is in force with respect to any matters relating to any material Taxes, (iv) has applied for a ruling from a Taxing Authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a Taxing Authority that is pending or (v) has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any Taxing Authority.

(i)            None of the Company’s Subsidiaries is now or has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j)            Neither the Company nor any of its Subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of applicable Law) by reason of a change in accounting method or otherwise.

(k)           Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) installment sale or open transaction disposition made on or before the Closing Date, (ii) prepaid amount received on or before the Closing Date not in the ordinary course of business, or (iii) election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. law) made with respect to any Tax period ending on or before the Closing Date.

(l)            Neither the Company nor any of its Subsidiaries is a party to a “gain recognition agreement” within the meaning of the United States Treasury Regulations under Section 367 of the Code.

(m)          Neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(n)           Neither the Company nor any of its Subsidiaries has received any notice or inquiry from any Governmental Entity in a jurisdiction (whether within or without the United States) in which the Company or any of its Subsidiaries has not filed a particular type of Tax Return that the Company or such Subsidiary is required to file such Tax Return in such jurisdiction.

(o)           Neither the Company nor any of its Subsidiaries has or has ever had a permanent establishment in a jurisdiction outside of the jurisdiction in which the Company or its Subsidiaries, respectively, are organized and neither the Company nor any of its Subsidiaries would reasonably be expected to be liable for a material amount of Taxes in any such jurisdiction, other than Taxes not yet due and payable for which an adequate accrual has been established in accordance with GAAP and Applicable SAP.

(p)           No material transaction or arrangement involving the Company or any of its Subsidiaries has taken place or is in existence that has resulted, or is reasonably likely to result, in the income, profits or gains of the Company or of any of its Subsidiaries being adjusted for Tax purposes in any jurisdiction in accordance with applicable transfer pricing or thin capitalization laws, including tax on the transfer of intangible assets to the Company.

(q)           Neither the Company nor any of its Subsidiaries has elected to be a pass through entity for U.S. federal income Tax purposes and neither the Company nor any of its Subsidiaries organized outside of the United States is or has ever been (A) treated as a domestic corporation for any purpose under the Code (including, for the avoidance of doubt, Section 953 of the Code); (B) engaged in a trade or business in the United States within the meaning of Section 864(b) of the Code; or (C) subject to the inversion rules under Section 7874.

(r)            Except with respect to Parent’s election to increase the Cash Consideration pursuant to a Consideration Mix Change, neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of the existence of any fact or circumstance, that would prevent the Offer and the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.8            Absence of Certain Changes or Events.  Since December 31, 2015, (a) there has not been any change, state of facts, circumstance, event or effect, alone or in combination, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (b) to the date hereof, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach in any material respect of Sections 6.1(a), (b), (c), (d), (h), (i) or (solely with respect to the foregoing clauses) (r) had such section been in effect since December 31, 2015.

Section 4.9            Board Approval.  The board of directors of the Company, by resolutions duly adopted at a meeting duly called and held, has:  (a)  adopted this Agreement and the Merger Agreement and authorized and approved the Transactions and the other transactions contemplated hereby and thereby, (b) determined that it is in the best interests of the Company and the shareholders of the Company, and has adopted and approved, and declared it advisable for the Company to (i) enter into, this Agreement and the Merger Agreement providing for the Offer and the Merger, upon the terms and subject to the conditions set forth herein, (ii) effect the Articles Amendment and the Special Dividend Proposal and (c) resolved to recommend that the shareholders of the Company approve and adopt the Articles Amendment, the Board Modification and the Special Dividend Proposal at the Company Shareholder Meeting and accept the Offer and tender their Company Common Shares in the Offer and, at the Subsequent Company Shareholder Meeting, adopt and approve the Merger Agreement and the Merger (the “Company Recommendation”), subject to Section 7.4(g), and directed that such matters be submitted for consideration by the shareholders of the Company at the Company Shareholder Meeting or the Subsequent Company Shareholders Meeting, as applicable.

Section 4.10          Vote Required.  The affirmative vote of (i) at least two thirds of all shares represented at the shareholders meeting of the Company which represent the absolute majority of the par values of the shares represented at the meeting of the shareholders of the Company at which a quorum is present in accordance with the articles of association and organizational regulations of the Company, to adopt and approve the Articles Amendment and the Board Modification and (ii) at least a majority of all shares represented at the shareholders meeting of the Company which represent the absolute majority of the par values of the shares represented at the meeting of the shareholders of the Company at which a quorum is present in accordance with the articles of association and organizational regulations of the Company, to adopt and approve the Special Dividend Proposal (collectively, the “Required Company Vote”) are the only votes of the holders of the Company’s share capital necessary to approve the Transactions and consummate the transactions contemplated hereby to which the Company or any of its

Subsidiaries is a party (other than the Merger).  The only vote of the shareholders of the Company required to adopt the Merger Agreement and approve the Merger (the “Subsequent Company Shareholder Approval”) is the affirmative vote of at least 90% of all outstanding Company Common Shares (excluding shares held by the Company) as required pursuant to Article 18 (5) Swiss Merger Act, with such vote to be recorded in the form of a public deed as required pursuant to Article 20 (1) Swiss Merger Act.

Section 4.11          Agreements with Regulators.  Except as required by Insurance Laws of general applicability and the insurance Permits maintained by the Insurance Subsidiaries of the Company or as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or any Orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Entity, nor has the Company nor any of its Subsidiaries adopted any board resolution at the request of any Governmental Entity, in each case specifically with respect to the Company or any of its Subsidiaries, which (a) limit the ability of the Company or any of its Insurance Subsidiaries to issue Policies or enter into Reinsurance Agreements or other material reinsurance or retrocession treaties or agreement, slips, binders, cover notes or other similar arrangements, (b) require any divestiture of any investment of any Subsidiary, (c) in any manner relate to the ability of any of its Subsidiaries to pay dividends, (d) require any investment of its Insurance Subsidiaries to be treated as non-admitted assets (or the local equivalent), or (e) otherwise restrict the conduct of business of it or any of its Subsidiaries, nor has it been advised by any Governmental Entity that it is contemplating any such undertakings.

Section 4.12          Insurance Matters.

(a)           Section 4.12(a) of the Company Disclosure Letter contains a true and complete list of the Insurance Subsidiaries of the Company, together with the jurisdiction of domicile thereof and each jurisdiction in which each such Insurance Subsidiary is licensed to conduct the business of insurance or reinsurance.  None of the Insurance Subsidiaries of the Company is commercially domiciled in any other jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its incorporation.  Each of the Insurance Subsidiaries of the Company and each of its other Subsidiaries that provide services to its Insurance Subsidiaries is licensed or authorized, to the extent required by Law, in each jurisdiction where it engages in business and for each line of business written therein, except where the failure to be so licensed or authorized has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)           Section 4.12(b) of the Company Disclosure Letter sets forth a true and complete list of all material Reinsurance Agreements of the Company.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, all Reinsurance Agreements of the Company are valid and binding obligations of the Company and its Subsidiaries (to the extent they are parties thereto or bound thereby) and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect, and the Company and its Subsidiaries (to the extent they are party thereto or bound thereby) and, to the Knowledge of the Company, each other party thereto has performed in all respects all obligations required to be performed by it under each Reinsurance Agreement of the Company.  Neither the Company nor any of its Subsidiaries has received notice, nor does it have Knowledge, of any violation or default in respect of any obligation under (or any condition which, with the passage of time or the giving of notice or both, would result in such a violation or default), or any intention to cancel, terminate or change the scope of rights and obligations under, or not to renew, any Reinsurance Agreement, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) since January 1, 2013, neither the Company nor any of its Subsidiaries have received any written notice from any party to a Reinsurance Agreement of the Company that any amount of reinsurance ceded by the Company or any of its Subsidiaries to such counterparty will be uncollectible or otherwise defaulted upon; (ii) to the Knowledge of the Company, no party to a Reinsurance Agreement of the Company is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding; (iii) to the Knowledge of the Company, the financial condition of each party to a Reinsurance Agreement of the Company is not impaired to the extent that a default thereunder is reasonably anticipated; (iv) there are no, and since January 1, 2013 there have been no, disputes under any Reinsurance Agreement of the Company other than disputes in the ordinary course for which adequate loss reserves have been established; and (v) the Company’s relevant Insurance Subsidiary is entitled under any applicable Law and Applicable SAP to take full credit in its SAP Statements for all amounts recoverable by it pursuant to any Reinsurance Agreement of the Company and all such amounts recoverable have been properly recorded in its books and records of account (if so accounted therefor) and are properly reflected in its SAP Statements and no Governmental Entity has objected to such characterization and accounting.  None of the Reinsurance Agreements of the Company is finite reinsurance, financial reinsurance or such other form of reinsurance that does not meet the risk transfer requirements under applicable Laws.

(c)           Except for such events or circumstances as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, with respect to any Reinsurance Agreements of the Company for which an Insurance Subsidiary of the Company as ceding insurer thereto is taking credit on its most recent SAP Statements, to the Company’s Knowledge, from and after January 1, 2013: (i) there has been no separate written or oral agreement between the Company or such Insurance Subsidiary and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Reinsurance Agreement; (ii) for each such Reinsurance Agreement entered into, renewed or amended on or after January 1, 2013, for which risk transfer is not reasonably considered to be self-evident to the extent required by any applicable provisions of SSAP No. 62, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment as required by SSAP No. 62 is available for review by the relevant Governmental Entities for each of it and its Subsidiaries; (iii) its Insurance Subsidiary party thereto complies and has complied in all material respects with any applicable requirements set forth in SSAP No. 62; and (iv) its Insurance Subsidiary party thereto has and has had appropriate controls in place to monitor the use of reinsurance and comply in all material respects with the provisions of SSAP No. 62.

(d)           Section 4.12(d) of the Company Disclosure Letter sets forth a true and correct list of the material reinsurance pooling contracts and material third party fronting contracts to which any Insurance Subsidiary of the Company is a party as of the date of this Agreement.  Except as set forth in Section 4.12(d) of the Company Disclosure Letter, each of such contracts may be terminated at the option of the relevant Insurance Subsidiary on or within ninety days after the Closing Date without the payment of any penalty.

(e)           [Intentionally Omitted.]

(f)            As of the date of this Agreement, (i) each Insurance Subsidiary of the Company has the A.M. Best Company, Inc. rating set forth in Section 4.12(f) of the Company Disclosure Letter, (ii) A.M. Best Company, Inc. has not stated to the Company that it is considering lowering any rating assigned to any such Insurance Subsidiary or placing any such Insurance Subsidiary on an “under review” status with negative implications and (iii) no rating agency has imposed conditions (financial or otherwise) specifically on any such Insurance Subsidiary on retaining any currently held rating assigned to any such Insurance Subsidiary.

(g)           The insurance policy reserves for claims, losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premium of each Insurance Subsidiary of the Company contained in its SAP Statements were computed (i) in all material respects in accordance with commonly accepted actuarial standards consistently applied as in effect at such time, except as otherwise noted in the financial statements and notes thereto included in such SAP Statements; (ii) on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in such SAP Statements; and (iii) in accordance in all material respects with applicable Insurance Laws; provided, however, that the Company is not making any representation or warranty (express or implied) as to the adequacy or sufficiency of reserves for losses or loss expenses as of any date.

(h)           Prior to the execution of this Agreement, the Company has made available to Parent copies of all Actuarial Analyses available as of the date of this Agreement since January 1, 2013.  The information and data furnished by the Company, its Subsidiaries and their Affiliates in connection with the preparation of the Actuarial Analyses was complete and accurate in all material respects and such Actuarial Analyses were based upon, in all material respects, an accurate inventory of policies in force for it and its Subsidiaries, as the case may be, at the relevant time of preparation and was prepared in all material respects in conformity with generally accepted actuarial principles in effect at such time, consistently applied (except as may be noted therein), and the projections contained therein were prepared in accordance with the assumptions stated therein.

(i)            Prior to the execution of this Agreement, the Company has made available to Parent true and complete copies of all analyses and reports submitted by the Company or any of its Subsidiaries to any insurance regulatory authority during the past twenty-four months relating to risk-based capital calculations.  Such analyses and reports are true and accurate in all material respects.

(j)            All Policies of the Company in effect as of the date of this Agreement and any and all marketing materials of the Company have been, to the extent required under applicable Law, filed with or submitted to and not objected to by the relevant Governmental Entity within the period provided for objection, and such Policies and marketing materials comply with the Insurance Laws applicable thereto and have been administered in accordance therewith, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  All premium rates established by the Company or its Subsidiaries that are required to be filed with or submitted to or approved by Governmental Entities have been so filed, submitted or approved, the premiums charged conform thereto and such premiums comply with the Insurance Laws applicable thereto, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(k)           All Policy benefits due and payable by or on behalf of any Insurance Subsidiary of the Company have in all material respects been paid in accordance with the terms of Policies under which they arose, except for such benefits for which an Insurance Subsidiary of the Company believes there is a reasonable basis to contest payment.

(l)            Except for regular periodic assessments in the ordinary course of business or assessments based on developments that are publicly known within the insurance industry, as of the date of this Agreement, there are no unpaid claims and assessments against the Company or any Insurance Subsidiary of the Company, whether or not due, by any insurance guaranty association (in connection with that association’s fund relating to insolvent insurers), joint underwriting association, residual market facility or assigned risk pool.  No such claim or assessment is pending and neither the Company nor any Insurance Subsidiary of the Company has received written notice of any such claim or assessment against the Company or any Insurance Subsidiary of the Company by any insurance guaranty association, joint underwriting association, residual market facility or assigned risk pool.

(m)          The Company’s Insurance Subsidiaries, and, to the Knowledge of the Company, their respective Agents and Administrators that wrote, sold, produced, managed or marketed Policies for any of its Insurance Subsidiaries have issued, sold, produced, managed and marketed such Policies in compliance with applicable Laws in the respective jurisdictions in which such products have been sold, except as such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  To the Knowledge of the Company, each Agent or Administrator (i) was duly licensed as required by Law in the particular jurisdiction in which such Agent or Administrator wrote, sold, produced, managed or marketed such Policies (for the type of business wrote, sold, produced, managed or marketed on behalf of the Insurance Subsidiary), and no Agent or Administrator is in violation of (or with or without notice or lapse of time or both, would have violated) any term or provision of any Law applicable to the administration, management, writing, sale or production for or on behalf of any Insurance Subsidiary of the Company, except for such failures to be licensed which have been cured, which have been resolved or settled through agreements with applicable Governmental Entities or which are barred by an applicable statute of limitations, and

(ii) if required by applicable Law, was duly appointed by the applicable Insurance Subsidiary, except in the case of clause (i) and (ii) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(n)           Each of the Company’s Insurance Subsidiaries has duly and timely filed all reports or other filings required to be filed with any insurance regulatory authority in the manner prescribed therefor under applicable Laws and Permits and no Governmental Entity has asserted any deficiency or violation with respect thereto, except as has been cured or resolved to the satisfaction of the Governmental Entity or except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Except as set forth in Section 4.12(n) of the Company Disclosure Letter, all material deficiencies or violations noted in the examination reports described in clause (i) above have been resolved to the reasonable satisfaction of the Governmental Entity that noted such deficiencies or violations.  Without limiting the foregoing, each of the Company and its Subsidiaries’ submissions, reports or other filings under applicable insurance holding company statutes or other applicable Insurance Laws with respect to contracts, agreements, arrangements and transactions between or among Insurance Subsidiaries and their Affiliates, and all contracts, agreements, arrangements and transactions in effect between any Insurance Subsidiary and any Affiliate are in compliance with the requirements of all applicable insurance holding company statutes or other such Insurance Laws and all required approvals or deemed approvals of insurance regulatory authorities with respect thereto have been received or obtained, except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Except as set forth in Section 4.12(n) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries is “commercially domiciled” under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its respective jurisdiction of organization.

(o)           Since January 1, 2013, the Company and/or any of its Subsidiaries that are members of Lloyd’s (i) has not participated and has not agreed to participate on any Lloyd’s syndicate other than syndicate 2232; (ii) has not and has not agreed to sell, transfer or “drop,” or to allow any other Person to share (economically or otherwise) in or exercise any of its rights attaching to, its rights to participate in a Lloyd’s syndicate or offered to acquire rights to participate on a Lloyd’s syndicate; (iii) has complied with all Lloyd’s Regulations which apply to it (including in relation to the maintenance of Funds at Lloyd’s in accordance with Lloyd’s Regulations) and any directions imposed on it by Lloyd’s except as has not had and would not reasonably be expected to have, a Material Adverse Effect on the Company; and (iv) all documents relating to the participation of it or any of its Subsidiaries’ participation at Lloyd’s are, to the extent required to be, in all material respects in Lloyd’s standard form and have not been amended in any way, including the standard managing agent’s agreement.

(p)           Since January 1, 2013, the Company and/or any of its Subsidiaries that is a Lloyd’s managing agent (i) has complied with the franchise standards (including principles and minimum standards, guidance and advice) issued by the Council and all other Lloyd’s Regulations except as has not had and would not reasonably be expected to have, a Material Adverse Effect on the Company; (ii) has not agreed to permit any member of Lloyd’s which is not a Subsidiary to participate on syndicate 2232; (iii) has, for the 2017 year of account, for each syndicate managed by it, a business plan (including a syndicate business forecast) which has been unconditionally approved by the “Franchise Board” (within the meaning of Definitions Byelaw (No. 7 of 2005) of Lloyd’s); (iv) owes no fiduciary or other agency duties to any Person (who is not a member of Lloyd’s) who provides funds at Lloyd’s on behalf of any member of a syndicate managed by it; (v) does not manage any syndicate that has not been closed at its Normal Closing Date and the reinsurance to close in respect of all closed years of account has been made in all material respects in accordance with Lloyd’s Regulations and all premiums charged in respect of such reinsurance to close have been allocated on an equitable basis; (vi) is not under any obligation (including under Lloyd’s requirements) to make an offer (now or at any time in the future) to acquire the capacity of any member of any syndicate managed by it; (vii) all members of each syndicate managed by it have in all material respects the same arrangements with it regarding profit commission, fees and the consequences of any deficit; and (viii) all documents relating to the participation of it or any of its Subsidiaries’ participation at Lloyd’s are, to the extent required to be, in all material respects in Lloyd’s standard form and have not been amended in any way, including the standard managing agent’s agreement with members of the syndicates managed by it.

(q)           Since January 1, 2013, all funds held on behalf of Lloyd’s syndicates 2232 are held in all material respects in accordance with the terms of the premiums trust fund deeds and other applicable Lloyd’s Regulations.

Section 4.13          Investments; Derivatives.

(a)           Other than information subject to applicable confidentiality obligations, the information provided by the Company to Parent related to the Company’s investment assets, including bonds, notes, debentures, mortgage loans, real estate, collateral loans, derivatives (including swaps, options, caps, floors, foreign exchange, and options or forward agreements) and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, alternative investments and direct or indirect investments in hedge funds or private equity funds, whether entered into for the Company’s own or its Subsidiaries or their customers’ accounts (such investment assets, the “Company Investment Assets”) is true and complete in all material respects as of September 30, 2016.  The Company has made available a true and complete copy as of the date of this Agreement of the Company’s and its Subsidiaries’ policies with respect to the investment of the Company Investment Assets (the “Company Investment Policy”) to Parent before the execution of this Agreement.

(b)           To the Knowledge of the Company, as of the date of this Agreement, the Company Investment Assets comply in all material respects with, and, as of the date of the acquisition thereof, such acquisitions complied in all material respects with, any and all investment restrictions under applicable Law and the Company Investment Policy.  Each of the Company and its Subsidiaries, as applicable, has good and marketable title to all of the Company Investment Assets it purports to own, free and clear of all encumbrances except Permitted Encumbrances.

(c)           To the Knowledge of the Company, as of the date of this Agreement, none of the Company Investment Assets is subject to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, lock-ups, “gates,” “side-pockets,” stepped-up fee provisions or other penalties or restrictions relating to withdrawals or redemptions, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d)           Each agreement with each investment manager or investment advisor providing services to the Company or any of its Subsidiaries was entered into, and the performance of each investment manager or investment advisor is evaluated, in a commercially reasonable, arm’s length manner.

Section 4.14          Company Material Contracts.

(a)           As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (other than any Policy, Reinsurance Agreement or Company Benefit Plan):  (i) that is or will be required to be filed by the Company as a material contract under Item 601(b)(10) of Regulation S-K of the SEC that is not already so filed; (ii) that limits or purports to limit in any material respect either the type of business in which the Company or any of its Subsidiaries or Affiliates (or, after giving effect to the Merger, Parent or any of its Subsidiaries or Affiliates) may engage or the manner or locations in which any of them may so engage in any business; (iii) that creates a partnership, joint venture, strategic alliance or similar arrangement with respect to any material business or assets (other than Company Investment Assets); (iv) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing indebtedness to or of any Person (other than Parent or any of its Subsidiaries)  in excess of $50,000,000; (v) that, individually or together with related contracts, provides for any acquisition, disposition, lease, license or use following the date of this Agreement of assets, services, rights or properties with a value or requiring annual fees in excess of $50,000,000 or that comprise more than 5% of its business on a consolidated basis; (vi) that is a collective bargaining agreement; (vii) other than any contract disclosed under Section 4.24, that involves or could reasonably be expected to involve aggregate payments by or to it and/or its Subsidiaries in excess of $50,000,000 in any twelve-month period, except for any contract that may be cancelled without penalty or termination payments by it or its Subsidiaries upon notice of sixty days or less; (viii) that is an investment advisory or investment management agreement or arrangement to which it or any of its Subsidiaries is a party or under which any Company Investment Asset is invested or managed or any third party has the right or power to make discretionary or investment decisions with respect to any Company Investment Asset; (ix) that is an employment or consulting agreement providing for base salary or consulting fees in the aggregate in excess of $500,000, or providing for severance benefits or any benefits upon a change of control (excluding the value of any accelerated vesting of equity) reasonably expected to be in excess of $1,000,000 in the aggregate; (x) that is a suretyship contract, performance bond, working capital maintenance agreement or other form of guaranty agreement other than insurance or reinsurance contracts, letters of credit, surety bonds or other forms of security entered into in the ordinary course of business; or (xi) that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede its ability to consummate the transactions contemplated by this Agreement (each such contract, a “Company Material Contract”).

(b)                                 (i) Each Company Material Contract and (ii) as of the date of this Agreement, each of the Company’s Policies or the Company’s Reinsurance Agreements that involves or could reasonably be expected to involve aggregate payments by or to the Company and/or any of its Subsidiaries in excess of $50,000,000 in any twelve-month period is a valid and binding obligation of the Company and its Subsidiaries (to the extent they are parties thereto or bound thereby) enforceable against the Company and, to the Knowledge of the Company, each other party thereto, in accordance with its terms and is in full force and effect, and the Company and each of its Subsidiaries (to the extent they are party thereto or bound thereby) and, to the Knowledge of the Company, each other party thereto has performed in all material respects all obligations required to be performed by it under each Company Material Contract, except where such failure to be valid and binding or such non-performance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice, nor does the Company have Knowledge, of any material violation or default in respect of any material obligation under (or any condition which with the passage of time or the giving of notice or both would result in such a violation or default), or any intention to cancel, terminate, change the scope of or materially alter the rights or obligations under or not to renew, any Company Material Contract.

Section 4.15                             Employee Benefits and Executive Compensation.

(a)                                 Section 4.15(a) of the Company Disclosure Letter sets forth as of the date of this Agreement a true and complete list of each Company Benefit Plan (other than employment agreements that are immaterial to the Company and its Subsidiaries as a whole and do not provide for the payment, increase or acceleration of compensation or benefits as a result of a change in control).  With respect to each such Company Benefit Plan, the Company has, to the extent applicable, made available to Parent a true and complete copy of (i) such Company Benefit Plan and all amendments thereto, if written, or a description of the material terms of such Company Benefit Plan if not written, (ii) each applicable trust agreement or other funding arrangement for each such Company Benefit Plan (including insurance contracts), and all material amendments thereto, (iii) with respect to any such Company Benefit Plan that is intended to be tax-qualified or tax-preferred under applicable Law, any applicable determination or opinion letter issued by the IRS and any other applicable determination document issued by any equivalent non-United States taxing or regulatory authority, in each case, confirming the tax-qualified or tax-preferred status of such Company Benefit Plan, (iv) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports or other reports prepared for any Company Benefit Plan with respect to the most recently completed plan year, (v) the most recent summary plan description, if any, for each Company Benefit Plan and any summary of modifications thereto, if any, and (vi) all notices and correspondence that relate to any matter which could reasonably be expected to result in liability to the Company or any of its Subsidiaries.

(b)                                 Each Company Benefit Plan has at all times been maintained in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and there are no Actions (other than routine claims for benefits in the normal operation of a Company Benefit Plan) pending or, to the Company’s Knowledge, threatened involving any Company Benefit Plan.

(c)                                  Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has either received a currently effective favorable determination letter from the IRS or may rely upon an opinion or advisory letter issued for a prototype or volume submitter plan, in each case, regarding the qualified status of such Company Benefit Plan; and nothing has occurred that would reasonably be expected to cause the loss of such qualification.  Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan that would reasonably be expected to subject the Company or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d)                                 No Company Benefit Plan is, and none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has within the last six years had any obligations with respect to, (i) an “employee pension plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, or (iii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

(e)                                  Neither the Company nor any of its Subsidiaries provides or has any obligations to provide benefits or coverage in the nature of health, life or other welfare benefits to or in respect of (i) an individual following such individual’s termination of employment with the Company or any of its Subsidiaries (other than death benefits when termination occurs upon death), except as specifically required by the continuation requirements of Part 6 of Title I of ERISA or during any post-termination severance period, or (ii) an individual who is neither a current nor former employee of the Company or its Subsidiaries or a dependent thereof.

(f)                                   None of the execution and delivery of this Agreement, the shareholder approval of the transactions contemplated hereby, the termination of the employment of any of the Company’s or its Subsidiaries’ employees within a specified time of the Effective Time (but only to the extent that such treatment would not have occurred had such termination occurred immediately prior to the Effective Time) or the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, golden parachute, or otherwise), whether or not in conjunction with a termination of employment, becoming due to any director, officer or any employee of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefit or funding (through a grantor trust or otherwise) of any such payment or benefit, (iv) limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan or any related trust, (v) cause a trust for any Company Benefit Plan to be required to be funded or (vi) result in payments under any Company Benefit Plan that would, individually or in combination with any other such payment, not be deductible under Section 280G of the Code or any equivalent non-U.S. tax Law.  No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code.

Section 4.16                             Labor Relations and Other Employment Matters.

(a)                                 Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, works council agreement or other similar contract with any labor union, staff council,  works council, labor organization, or other workers’ group or representative (each, a “Labor Organization”), and there is no Labor Organization representing or organizing, purporting to represent or organize or, to the Knowledge of the Company, attempting to represent or organize any employees, independent contractors, consultants, or other agents of the Company or any of its Subsidiaries in their capacity as such.  There is no obligation, whether legally binding or not, to inform or consult with any Labor Organization in relation to this Agreement.

(b)                                 Since January 1, 2013, there has not occurred or been threatened in writing, and neither the Company nor any of its Subsidiaries has been affected by, any strike, slowdown, work stoppage, picketing, lockout, concerted refusal to work overtime or other similar labor activity or union-organizing campaign with respect to any employees, independent contractors, consultants, or other agents of the Company or any of its Subsidiaries.  In relation to any employee, director, officer, independent contractor, consultant or other agent or Labor Organization, there are no material claims, disputes, proceedings, unfair labor practice charges, grievances, arbitrations, administrative charges or complaints (whether individual or collective) pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries.  There are no material labor disputes subject to any formal grievance procedure, arbitration, litigation or other proceeding.  There is no representation or certification proceeding or petition pending or, to the Company’s Knowledge, threatened with respect to any employee, independent contractor, consultant, or other agent of the Company or any of its Subsidiaries.

(c)                                  The Company and its Subsidiaries have been in compliance in all material respects with all applicable Laws relating to employment, labor and/or use of independent contractors, consultants and other agents, including all applicable Laws relating to wages and other compensation (including overtime), hours, benefits, collective bargaining, employment discrimination, harassment, retaliation, whistleblowing, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, independent contractors, consultants and other agents, immigration and work authorization, reductions in force, mass layoffs, and facility closings, and the collection and payment of withholding and/or social security Taxes.

(d)                                 Since January 1, 2013, neither the Company nor any of its Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” (as defined in the Worker Adjustment and Retraining Notification Act or any comparable state, local, foreign or other Law (collectively, the “WARN Act”)), or engaged in or conducted any other reduction in force of any employees, independent contractors, consultants, or other agents.

Section 4.17                             Intellectual Property.

(a)                                 Owned Registered IP.  Section 4.17(a) of the Company Disclosure Letter accurately identifies each item of Registered IP in which the Company or its Subsidiaries has an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (collectively, the “Company Owned Registered IP”), the jurisdiction in which such item of Company Owned Registered IP has been registered or filed and the applicable application, registration or serial number, and any other Person that has an ownership interest in such item of the Company Owned Registered IP and the nature of such ownership interest.

(b)                                 Ownership and Right to Use.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each item of Company Owned Intellectual Property is exclusively owned by the Company or any of its Subsidiaries free and clear of any claim, lien or encumbrance (other than Permitted Encumbrances), (ii) the Company and its Subsidiaries have sufficient rights to use all of the Intellectual Property used in their respective businesses as presently conducted and (iii) all Company Owned Intellectual Property is valid and subsisting, and has not lapsed or been abandoned, disclaimed, dedicated to the public, cancelled or forfeited, in whole or in part by any of the Company or its Subsidiaries.

(c)                                  Employees and Contractors.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all of the rights in the Intellectual Property created by any of the Company’s or its Subsidiaries’ employees and independent contractors during the course of their employment or engagement have been validly and irrevocably assigned to it.

(d)                                 Trade Secrets.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by them, and to the Knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any Person except under valid and appropriate non-disclosure agreements that have not been breached.

(e)                                  Underwriting Models.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company,  (i) any underwriting model that any of the Company or its Subsidiaries has created or uses in its business that assesses policy risk and premium (each, a “Company Underwriting Model”) is based on information that is licensed and/or proprietary to it; and (ii) the Company or its Subsidiaries own exclusively, free and clear of any claim, lien or encumbrance (other than Permitted Encumbrances), or have valid rights to use, all of the proprietary information (including all Intellectual Property rights therein) upon which each Company Underwriting Model is based.

(f)                                   Non-Infringement.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the Knowledge of the Company, none of the Company or its Subsidiaries nor the operation of their respective businesses (i) has infringed, misappropriated or otherwise violated during the three year period immediately preceding the date of this Agreement, or is currently infringing, misappropriating or otherwise violating, the Intellectual Property rights of any third party.

(g)                                  Litigation.  There is no material litigation, opposition, cancellation, proceeding, reexamination, objection or claim pending, asserted or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property, including the Company Owned Intellectual Property, and, to the Company’s Knowledge, no valid basis exists for any such litigation, opposition, cancellation, proceeding, reexamination, objection or claim.

(h)                                 Third-Party IP Rights.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any of the Company’s or its Subsidiaries’ rights in any Intellectual Property owned or purported to be owned by them, and none of the Company or its Subsidiaries has asserted or threatened to assert a claim of such infringement, misappropriation, or violation against any third party during the three year period immediately preceding the date of this Agreement.

Section 4.18                             Information Systems; Data Security.

(a)                                 The computer, information technology and data processing systems, facilities and services used by the Company and its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Company Systems”), are reasonably sufficient for the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the Company and its Subsidiaries as currently conducted.

(b)                                 The Company and its Subsidiaries have each:  (i) complied in all material respects with all applicable Laws, rules and regulations and each of their published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information (including personal, private, health or financial information about individual policyholders, customers, consumers or benefits recipients); and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.  To the Knowledge of the Company, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by any of the Company or its Subsidiaries or any other Person, except as would not, either individually or in the aggregate, reasonably be likely to be material to any of the Company or its Subsidiaries.

(c)                                  Except as would not, either individually or in the aggregate, reasonably be likely to be material to any of the Company or its Subsidiaries, (i) to the Knowledge of the Company, no third party has gained unauthorized access to any Company Systems owned or controlled by any of the Company or its Subsidiaries and (ii) each of the Company and its Subsidiaries has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that, to the Company’s and its Subsidiaries’ Knowledge, the Company Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials.  Except as would not, either individually or in the aggregate, reasonably be likely to be material to the

Company, each of the Company and its Subsidiaries has implemented and maintains security, backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the security and operation of the respective businesses of each of the Company and its Subsidiaries.

Section 4.19                             Properties.

(a)                                 The Company or one of its Subsidiaries has (i) a valid leasehold or sublease interest or other comparable contract right in the real property that the Company or any of its Subsidiaries leases, subleases or otherwise occupies without owning (each such real property, a “Company Leased Real Property” and each such lease, sublease or comparable right, a “Company Lease”), and (ii) good, valid and marketable title to, or a valid leasehold, sublease interest or other comparable contract right in, the other material tangible assets and properties necessary to the conduct of the businesses of the Company and its Subsidiaries as currently conducted, in each of clauses (i) and (ii), free and clear of all encumbrances except for Permitted Encumbrances or encumbrances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries have complied in all respects with the terms of all Company Leases and all Company Leases are in full force and effect, (ii) neither the Company nor any of its Subsidiaries has received any written notice that the Company or any of its Subsidiaries is in default under any Company Lease, nor to the Knowledge of the Company, is any other party to such Company Lease in default thereunder and (iii) no event has occurred, which, after the giving of notice, with lapse of time or both, would constitute a default by the Company or its Subsidiaries under any Company Lease or, to its Knowledge, any other party under such Company Lease.

(c)                                  Section 4.19(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all material real property owned by the Company or any of its Subsidiaries (the “Company Owned Real Property”).  Neither the Company nor any of its Subsidiaries owns, holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to sell or dispose of any of the Company Owned Real Property or any portion thereof or interest therein that is individually or in the aggregate material to the Company and the Company Subsidiaries taken as a whole.

Section 4.20                             Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (a) neither the Company nor any of its Subsidiaries has received any written notice, demand, request for information, citation, summons or Order, and no complaint has been filed, no penalty has been assessed, no liability has been incurred, and no Action is pending or is threatened in writing by any Governmental Entity or other Person with respect to or arising out of any applicable Environmental Law; and (b) no spill, release or exposure to any hazardous or toxic substance has occurred at, on, above, under or from any properties currently or formerly owned, leased, operated or used by the Company or any Subsidiary or any predecessors in interest or otherwise arising from the operations of the Company or any Subsidiary that has or would reasonably be likely to result in any cost, liability or obligation of the Company or any Subsidiary under any applicable Environmental Law.

Section 4.21                             Investment Adviser.  Neither the Company nor any of its Subsidiaries is required to be registered as an “investment adviser” as such term is defined in Section 202(a)(11) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  Neither the Company nor any of its Subsidiaries is required to be registered as an “investment company” as defined under the Investment Company Act of 1940, as amended (the “Investment Company Act”).  Neither the Company nor any of its Subsidiaries is required to be registered as an investment firm within the meaning of the Markets in Financial Instruments Directive (2004/39/EC).

Section 4.22                             Opinion of Financial Advisor.  The board of directors of the Company has received the opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), dated December 18, 2016, to the effect that, as of such date, the Consideration (after giving effect to the Special Dividend) is fair, from a financial point of view, to the holders of Company Common Shares.  As of the date of this Agreement, such opinion has not been rescinded, repudiated or, except as set forth therein, qualified.

Section 4.23                             Takeover Laws.  No “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover statute or regulation would reasonably be expected to restrict or prohibit this Agreement, the Merger or the other transactions contemplated hereby by reason of it being a party to this Agreement, performing its obligations hereunder and thereunder and consummating the Merger and the other transactions contemplated hereby.

Section 4.24                             Brokers or Finders.  Other than BofA Merrill Lynch, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee that is contingent on the consummation of any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.25                             Disclosure Documents.

(a)                                 Each of the Proxy Statement and any amendments or supplements thereto and the Subsequent Proxy Statement and any amendments or supplements thereto (i) will, when filed, comply as to form in all material respects with the requirements of the Securities Act and (ii) will not, on the date the Proxy Statement or Subsequent Proxy Statement or any amendment or supplement thereto is first mailed to the shareholders of the Company, and at the time of the Company Shareholder Meeting or Subsequent Company Shareholder Meeting, as applicable, contain, with respect to information supplied by the Company, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Parent Registration Statement or any amendment or supplement thereto will, at the time the Parent Registration Statement or any amendment or supplement thereto becomes effective (in the case of the Parent Registration Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)                                  Notwithstanding the foregoing provisions of this Section 4.25, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Parent Registration Statement or the Proxy Statement based on information supplied by or on behalf of Parent in writing specifically noted for inclusion or incorporation by reference therein.

Section 4.26                             No Other Representations and Warranties.  Except for the representations and warranties made by the Company in this Article IV, neither the Company nor any other Person makes any implied or express representation or warranty with respect to it or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the other party or any of its Affiliates or Representatives of any documents, forecasts or other information with respect to any one or more of the foregoing.  In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article IV, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or operations or (ii) any oral or written information presented to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement, in the course of the transactions contemplated hereby or otherwise.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as (a) set forth in the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement by Parent (the “Parent Disclosure Letter”) or (b) disclosed in the Parent SEC Reports publicly filed with, or furnished to, the SEC and publicly available on the SEC’s EDGAR website on or after January 1, 2015, and on or before December 16, 2016 (excluding any disclosures set forth in any “risk factors” section or constituting “forward-looking statements” disclaimer or any other disclosure of risks or any other statements that are predictive or forward-looking in nature) and provided that (i) disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection only if the relevance of such item to such other section or subsection is reasonably apparent on the face of such disclosure and (ii) the disclosures in the Parent SEC Reports shall not be deemed to qualify any representations or warranties made in Sections 5.2 (Capital Structure), 5.3(a) (Authority; Non-Contravention), 5.20 (Takeover Laws) and 5.21 (Brokers or Finders), Parent hereby represents and warrants to the Company, with respect to Parent and its Subsidiaries, as follows.

Section 5.1                                    Organization, Standing and Power.

(a)                                 Each of Parent and its Subsidiaries is a company or other legal entity duly organized and validly existing and in good standing (or the equivalent concept to the extent applicable) under the Laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b)                                 The copies of Parent’s articles of incorporation and by-laws incorporated by reference in its Form 40-F for the year ended December 31, 2015, are true and complete copies, are in full force and effect and have not been amended or otherwise modified.  Neither Parent nor any of its Subsidiaries is in breach of any provision of its articles of incorporation or by-laws or other equivalent organizational documents.

(c)                                  Bid Sub will be formed by Parent solely for the purpose of effecting the Merger and the other transactions contemplated by this Agreement.  Bid Sub will not have conducted any business before the Effective Time other than business contemplated by this Agreement, and immediately before the Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation or as necessary to carry out its obligations under this Agreement.

(d)                                 Merger Sub will be formed by Parent solely for the purpose of effecting the Merger and the other transactions contemplated by this Agreement. Merger Sub will not conduct any business before the Effective Time other than business contemplated by this Agreement or the Merger Agreement, and immediately before the Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation or as necessary to carry out its obligations under this Agreement or the Merger Agreement.

Section 5.2                                    Capital Structure.

(a)                                 Parent’s authorized share capital and outstanding shares as of the date and time set forth in Section 5.2(a) of the Parent Disclosure Letter, including any shares reserved for issuance upon the exercise or payments of outstanding warrants and outstanding share options or other equity-related securities or awards (such share option and other equity-related award plans, agreements and programs, collectively, the “Parent Share Plans”), are described in Section 5.2(a) of the Parent Disclosure Letter.  None of Parent’s common shares, options or warrants are held by Parent or by Parent’s Subsidiaries.  All of Parent’s multiple voting shares and subordinate voting shares have been, and all Parent Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or shall be when issued (as the case may be), fully paid and nonassessable and not subject to preemptive rights and were issued, or will be issued (as the case may be), in compliance in all material respects with all applicable securities Laws.  Section 5.2(a) of the Parent Disclosure Letter sets forth a true and complete list of all warrants, options, restricted stock, restricted stock units or other equity-related securities or awards outstanding as of the date set forth in Section 5.2(a) of the Parent Disclosure Letter.

(b)                                 Section 5.2(b) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of Parent’s Subsidiaries (including such Subsidiaries’ jurisdiction of incorporation or organization).  Parent, directly or indirectly, owns all of the issued and outstanding shares or quotas (as applicable) in the share capital or quota capital (as applicable) of its Subsidiaries, beneficially and of record, and all such shares or quotas (as applicable) (i) are fully paid and nonassessable, and (ii) in the case of each of the Subsidiaries listed in Section 5.2(b)(ii) of the Parent Disclosure Letter, are not subject to preemptive rights and are free and clear of any claim, lien or encumbrance (other than a Permitted Encumbrance).

(c)                                  All of the quota capital of Canada Sub will be directly or indirectly owned by Parent.

(d)                                 All of the quota capital of Bid Sub will be directly or indirectly owned by Canada Sub.

(e)                                  All of the quota capital of Merger Sub will be directly owned by Bid Sub.

(f)                                   No bonds, debentures, notes or other indebtedness having the right to vote (or which are exercisable or exchangeable for or convertible or redeemable into securities having the right to vote) on any matters on which shareholders of Parent may vote (“Parent Voting Debt”) of Parent or any of its Subsidiaries are issued or outstanding.

(g)                                  Except for warrants, options, restricted stock, restricted stock units or other equity-related securities or awards issued or to be issued under the Parent Share Plans, there are no options, warrants, calls, convertible, redeemable, exercisable or exchangeable securities, rights, commitments or agreements of any character to which Parent is a party or by which it is bound (i) obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the share capital or any Parent Voting Debt or other equity rights of Parent, (ii) obligating Parent to grant, extend or enter into any such option, warrant, call, convertible, redeemable, exercisable or exchangeable security, right, commitment or agreement or (iii) that provide the economic or voting equivalent of an equity ownership interest in Parent.

(h)                                 Except for agreements with employees or directors relating to options, restricted stock, restricted stock units or other equity-related securities or awards issued or to be issued under the Parent Share Plans, Parent is not a party to any agreement relating to disposition, voting or dividends with respect to any equity securities of Parent.  To Parent’s Knowledge, as of the date of this Agreement, other than the provisions of Parent’s (and its Subsidiaries’) articles of incorporation or by-laws or equivalent organizational documents there are no voting trusts, proxies or other agreements or understandings with respect to the voting of its share capital or the share capital of any of its Subsidiaries.  There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares in the share capital of Parent.

Section 5.3                                    Authority; Non-Contravention.

(a)                                 Parent has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Parent Shareholder Approval, to consummate the transactions contemplated hereby.  Bid Sub and Merger Sub will have all requisite corporate power and authority to enter into this Agreement and the Merger Agreement, to consummate the transactions contemplated hereby and thereby (other than the Merger), and subject to the affirmative vote of Bid Sub as the sole quota holder of Merger Sub at the quota holder’s meeting of Merger Sub approving the Merger (the “Merger Sub Vote”), to consummate the Merger.  The execution, delivery and performance of this Agreement and the Merger Agreement by each of Parent (with respect to this Agreement only), Bid Sub and Merger Sub and the consummation of the transactions contemplated hereby and thereby to which Parent (with respect to this Agreement only), Bid Sub and Merger Sub are a party have been duly authorized by all necessary corporate action on Parent’s part, and will have been duly authorized by all necessary corporate action on each of Bid Sub’s and Merger Sub’s part, and no other corporate proceedings on its part are or will be (as applicable) necessary to authorize this Agreement or the Merger Agreement or to consummate the transactions contemplated hereby or thereby, subject to obtaining the Merger Sub Vote and the Parent Shareholder Approval.  This Agreement has been duly executed and delivered by Parent and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding at law or in equity).  Subject to the terms and conditions of this Agreement, the Merger Agreement will be duly executed and delivered by Bid Sub and Merger Sub and (assuming the due authorization, execution and delivery by the other parties thereto), when so executed and delivered, will constitute a valid and binding obligation of Bid Sub and Merger Sub, enforceable against Bid Sub and Merger Sub in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding at law or in equity).

(b)                                 Neither the execution, delivery and performance of this Agreement or the Merger Agreement by Parent (with respect to this Agreement only), Bid Sub or Merger Sub (as applicable) nor the consummation of the transactions contemplated hereby or thereby to which it is a party, nor compliance by it with any of the terms or provisions hereof, will (i) violate, conflict with or result in any breach of any provision of its articles of incorporation or by-laws or, in the case of Bid Sub and Merger Sub, their articles of association and organizational regulations, (ii) trigger any rights of first refusal, preemptive rights, preferential purchase or similar rights or (iii) assuming that the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 5.3(c) are duly obtained or made, (A) violate or conflict with any Law applicable to Parent, Bid Sub or Merger Sub or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, require an approval or a consent or waiver under, result in the cancellation, suspension, non-renewal or termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any Permit or any of the respective properties, rights, obligations or assets of Parent or any of its Subsidiaries (other than Permitted Encumbrances) under, any of the terms, conditions or provisions of any Parent Material Contract, except (with respect to clauses (ii) and (iii)) for such triggers, violations, conflicts, breaches or losses that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(c)                                  No consent, approval, Order or authorization of, waiver from, or registration, declaration, notice or filing with any Governmental Entity is required to be made or obtained by Parent or any of its Subsidiaries at or before the Closing in connection with the execution, delivery and performance of this Agreement or the Merger Agreement by Parent (with respect to this Agreement only), Bid Sub or Merger Sub or the consummation of the transactions contemplated hereby or thereby to which it is a party, except for (i) (A) compliance with applicable requirements of the Securities Act and the Exchange Act, (B) compliance with the pre-merger notification requirements of the HSR Act, (C) notices, applications, filings, authorizations, Orders, approvals and waivers from the Governmental Entities set forth in Section 5.3(c)(i)(C) of the Parent Disclosure Letter which have jurisdiction over enforcement of applicable antitrust or competition Law (other than as set forth in clause (B) above) and such authorizations, Orders or approvals under applicable antitrust or competition laws of other jurisdictions that the Company and Parent determine to be necessary, pursuant to the obligation to identify Additional Antitrust Approvals, as set forth in Section 7.3, (D) notices, applications, filings, authorizations, Orders, approvals and waivers as may be required under applicable Insurance Laws, which are set forth in Section 5.3(c)(i)(D) of the Parent Disclosure Letter (the notices, applications, filings, authorizations, Orders, approvals and waivers described in clauses (A), (B), (C) and (D), the “Parent Transaction Approvals” and, together with the Company Transaction Approvals, the “Transaction Approvals”), (E) the filing with the SEC and the Canadian Securities Regulatory Authorities of such registration statements, prospectuses, reports and other materials as may be required in connection with this Agreement and the transactions contemplated hereby, including the Parent Registration Statement and the Proxy Statement, the Parent Meeting Materials and the obtaining from the SEC of such Orders, approvals and clearances as may be required in connection therewith, (F) compliance with any applicable requirements of the NYSE and the TSX and (G)  such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various jurisdictions in connection with the issuance of Parent Shares under this Agreement and (ii) any other consent, approval, Order or authorization of, waiver from, or registration, declaration, notice or filing, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  For the avoidance of doubt, the Parent Transaction Approvals do not include any notices, applications, filings, authorizations, Orders, approvals or waivers required to be submitted to or obtained from any Governmental Entities with respect to any acquisition of or investment in Parent, the Company, and/or any of their respective Affiliates by a Person that is not an Affiliate of Parent as of the date of this Agreement.

Section 5.4                                    Financial Statements and SEC Reports; Regulatory Reports; Undisclosed Liabilities.

(a)                                 Parent and its Subsidiaries have timely filed or furnished all required forms, reports, statements, schedules, registration statements and other documents required to be filed or furnished by it or any of its Subsidiaries with or to the SEC since January 1, 2015 (the documents referred to in this Section 5.4(a), collectively with any other forms, reports, statements, schedules, registration statements, prospectuses, proxy statements and other documents filed with or furnished to the SEC after the date hereof, the “Parent SEC Reports”).  As of its filing or furnishing date, each Parent SEC Report complied, and each such Parent SEC Report filed or furnished after the date hereof will comply (A) as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC staff with respect to any Parent SEC Report.

(b)                                 Parent and its Subsidiaries have timely filed or furnished all required forms, reports, statements and other documents required to be filed or furnished by it or any of its Subsidiaries with or to the OSC since January 1, 2015 (the documents referred to in this Section 5.4(b), collectively with any other forms, reports, statements, schedules, registration statements, prospectuses, proxy statements and other documents filed with or furnished to the OSC after the date hereof, the “Parent OSC Reports”).  As of its filing date, each Parent OSC Report complied, and each such Parent OSC Report filed after the date hereof will comply (A) as to form in all material respects with the requirements of applicable Canadian provincial securities laws including any rules and regulations promulgated by the OSC, and (B) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments from the OSC staff with respect to any Parent OSC Report.

(c)                                  Each Parent SEC Report and Parent OSC Report that is a registration statement or prospectus, as amended, if applicable, filed under the Securities Act or applicable Canadian provincial securities laws, as the case may be, as of the date such registration statement or amendment became effective or such prospectus or prospectus amendment was filed, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(d)                                 The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports and the Parent OSC Reports complied as to form in all material respects with the applicable accounting requirements and Canadian provincial securities laws with respect thereto, were prepared in accordance with IFRS applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments) in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.  Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by Parent since January 1, 2015, was accompanied by the certificates required to be filed or submitted by Parent’s principal executive officer and principal financial officer under the Sarbanes-Oxley Act of 2002 and, at the time of filing or submission of each such certification, such certificate was true and accurate and complied in all material respects with the Sarbanes-Oxley Act of 2002.

(e)                                  Except for (i) those liabilities that are reflected or reserved for in its unaudited consolidated financial statements for the nine months ended September 30, 2016 as filed with the SEC in Form 6-K before the execution of this Agreement, (ii) liabilities and obligations incurred as permitted under this Agreement, (iii) liabilities incurred since September 30, 2016 in the ordinary course of business (including claims and any related litigation or arbitration arising in the ordinary course of business under Policies for which adequate claims reserves have been established), and (iv) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (x) Parent and its Subsidiaries do not have and (y) since September 30, 2016, Parent and its Subsidiaries have not incurred, in each case, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its consolidated financial statements (or the notes thereto) in accordance with IFRS).

(f)                                   Each of Parent’s Insurance Subsidiaries has filed or submitted all SAP Statements required to be filed with or submitted to the appropriate insurance regulatory authorities of each jurisdiction in which it is licensed, authorized or eligible on forms prescribed or permitted by such department, except for such failures to file or submit that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.  The SAP Statements of Parent were prepared in conformity with Applicable SAP, consistently applied for the periods covered thereby, were prepared in accordance with the books and records of the applicable Insurance Subsidiary, and present fairly in all material respects the statutory financial position of such Insurance Subsidiary as of the respective dates thereof and the results of operations, cash flows, and changes in capital and surplus (or stockholders’ equity, as applicable) of such Insurance Subsidiary for the respective periods then ended (subject, in the case of the unaudited SAP Statements of Parent, to normal year-end adjustments).  The SAP Statements of Parent complied in all material respects with all applicable Laws when filed or submitted and no material violation or deficiency has been asserted by any Governmental Entity with respect to any of the SAP Statements that has not been cured or otherwise resolved to the satisfaction of such Governmental Entity.  The statutory balance sheets and income statements included in the annual SAP Statements of Parent have been audited by Parent’s independent auditors.  Except as is indicated therein, all assets that are reflected on the SAP Statements of Parent comply in all material respects with all applicable Insurance Laws regulating the investments of the Insurance Subsidiaries of Parent and all applicable Insurance Laws with respect to admitted assets and are in an amount at least equal to the minimum amount required by applicable Insurance Laws.  The financial statements included in the SAP Statements of Parent accurately reflect in all material respects the extent to which, pursuant to applicable Laws and Applicable SAP, the applicable Insurance Subsidiary is entitled to take credit for reinsurance (or any local equivalent concept) on such SAP Statements.  Since January 1, 2015, Parent and any of its Subsidiaries that are members of Lloyd’s have prepared audited accounts for each syndicate managed by Parent for all applicable years ended December 31 in accordance with the requirements of the Insurance Accounts Directive (Lloyd’s Syndicate and Aggregate Accounts) Regulations 2004 (S.I. 2004/3319) and the Syndicate Accounting Byelaw (No. 8 of 2005) and such accounts show a true and fair view of the syndicate’s position as of the relevant date.

Section 5.5                                    Board Approval.

(a)                                 The board of directors of Parent, by resolutions duly adopted at a meeting duly called and held, has (i) unanimously determined that it is in the best interests of Parent to enter into this Agreement and to consummate the Merger, the Parent Share Issuance and the other transactions contemplated hereby; (ii) adopted this Agreement and authorized and approved the

Parent Share Issuance and the other transactions contemplated hereby; and (iii) recommended that the shareholders of Parent vote in favor of the Parent Share Issuance (the “Parent Recommendation”).

(b)                                 Parent shall cause the board of managing directors of Bid Sub to, by unanimous written consent without a meeting, (i) deem it in the best interests of Bid Sub to enter into this Agreement and the Merger Agreement and to consummate the Merger and the other transactions contemplated hereby and thereby, (ii) adopt this Agreement and the Merger Agreement and authorize and approve the Merger and the transactions contemplated hereby and thereby and (iii) recommend that the sole quota holder of Bid Sub approve such matters.

(c)                                  Parent shall cause the board of managing directors of Merger Sub to decide, by unanimous written consent without a meeting, (i) that it is deemed in the best interests of Merger Sub to enter into this Agreement and the Merger Agreement and to consummate the Merger and the other transactions contemplated hereby and thereby, (ii) to adopt this Agreement and the Merger Agreement and authorize and approve the Merger and the other transactions contemplated hereby and thereby and (iii) to recommend that the sole quota holder of Merger Sub approve such matters.

Section 5.6                                    Compliance with Applicable Laws and Reporting Requirements.

(a)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) Parent and its Subsidiaries hold in full force and effect all Permits, and Parent and its Subsidiaries are in compliance with the terms and requirements of their Permits and any applicable Laws, (ii) the businesses of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any applicable Laws (including the USA PATRIOT Act of 2001, as amended, the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd 1 et seq., as amended (or any other similar applicable foreign, federal, or state legal requirement), anti-money laundering laws, anti-terrorism laws, and all Insurance Laws), (iii) Parent and its Subsidiaries have not received, at any time since January 1, 2013, any written notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation of, or a failure to comply with, any Laws (including Insurance Laws) or the terms and requirements of any Permit or any actual or potential revocation, withdrawal, suspension, cancellation, modification, or termination of any Permit, (iv) all applications required to have been filed for the renewal of each Permit or other filings required to be made with respect to each Permit held by Parent or its Subsidiaries have been duly filed on a timely basis with the appropriate Governmental Entity and (v) subject to obtaining the Parent Transaction Approvals, none of the Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the transactions contemplated hereby.

(b)                                 (i) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) and such disclosure controls and procedures are (A) designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to its principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and (B) effective in timely alerting its principal executive officer and principal financial officer to material information required to be included in its periodic reports under the Exchange Act and ensure that the information required to be disclosed in Parent SEC Reports is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms; (ii) Parent and its Subsidiaries maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP; (iii) the records, systems, controls, data and information of it and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom) and are held or maintained in such places as may be required under all applicable Laws (including Insurance Laws); and (iv) Parent has disclosed, based on its most recent evaluation of internal controls before the date hereof, to its auditors and audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in internal controls.

(c)                                  There are no outstanding loans or other extensions of credit made by Parent or any of its Subsidiaries to any of its executive officers (as defined in Rule 3b-7 under the Exchange Act) or directors.

(d)                                 Since January 1, 2013, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of the TSX.

(e)                                  Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any material joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)).

Section 5.7                                    Legal and Arbitration Proceedings and Investigations.  There is no Action pending against or threatened in writing against Parent or any of its Subsidiaries, or to the Knowledge of Parent, pending against or threatened in writing against any present or former officer, director, employee, independent contractor, consultant, or other agent of Parent or its Subsidiaries in connection with which Parent or any of its Subsidiaries has an indemnification obligation (other than insurance and reinsurance claims litigation or arbitration in the ordinary course of business), which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.  There is no Order outstanding against Parent or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.8                                    Absence of Certain Changes or Events.  Since December 31, 2015, (a) there has not been any change, state of facts, circumstance, event or effect, alone or in combination, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent, and (b) to the date hereof, neither Parent nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach in any material respect of Sections 6.2 (a), (b), (c), (d), (f) or (solely with respect to the foregoing clauses) (g) had such section been in effect since December 31, 2015.

Section 5.9                                    Taxes.

(a)                                 All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due (taking into account extensions of time to file) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.

(b)                                 There are no liens for any Taxes upon the assets of Parent or any of its Subsidiaries, other than (i) statutory liens for Taxes not yet due and payable or (ii) liens that are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on its financial statements in accordance with IFRS and Applicable SAP.

(c)                                  Parent and each of its Subsidiaries have duly and timely paid, or have duly and timely withheld and remitted (or properly set aside in accounts for such purpose), to the appropriate Taxing Authority all material Taxes due and payable, and have established in accordance with IFRS and Applicable SAP an adequate accrual for all material Taxes not yet due and payable.

(d)                                 There is no Action now pending or, to Parent’s Knowledge, threatened against or with respect to Parent or any of its Subsidiaries in respect of any Tax or Tax Asset, and any deficiencies asserted or assessments made as a result of any Action have been paid in full.

(e)                                  Parent and each of its Subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to (or any benefits or property provided to) any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose.  Parent and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under Law.

(f)                                   Neither Parent nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement or arrangement (other than indemnities or gross-ups included in ordinary course employment contracts or leases and other than tax sharing agreements between Parent and its Subsidiaries as members of Parent’s consolidated group) that will require any payment by Parent or any of its Subsidiaries of any Tax of another Person after the Closing Date.

(g)                                  Neither Parent nor any of its Subsidiaries has received any notice or inquiry from any Governmental Entity in a jurisdiction (whether within or without the United States) in which

Parent or any of its Subsidiaries has not filed a particular type of Tax Return that Parent or such Subsidiary is required to file such Tax Return in such jurisdiction.

(h)                                 No material transaction or arrangement involving Parent or any of its Subsidiaries has taken place or is in existence that has resulted, or is reasonably likely to result, in the income, profits or gains of Parent or of any of its Subsidiaries being adjusted for Tax purposes in any jurisdiction in accordance with applicable transfer pricing or thin capitalization laws, including tax on the transfer of intangible assets to Parent or any of its Subsidiaries.

(i)                                     Neither the Parent nor any of its Subsidiaries organized outside of the United States is or has ever been subject to the inversion rules under Section 7874 of the Code.

(j)                                    Except with respect to Parent’s election to increase the Cash Consideration pursuant to a Consideration Mix Change, neither Parent nor any of its Subsidiaries has taken or agreed to take any action, or is aware of the existence of any fact or circumstance, that would prevent the Offer and the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(k)                                 Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, or is aware of the existence of any fact or circumstance, that would prevent the Merger from qualifying as a “foreign merger” within the meaning of Subsection 87 (8.1) of the Income Tax Act (Canada).

Section 5.10                             Vote Required.  The Parent Shareholder Approval is the only vote of the holders of any class or series of Parent’s share capital or other securities necessary to approve this Agreement or approve the transactions to which Parent is a party contemplated hereby.  None of the holders of Parent (in its capacity as such) have any appraisal, dissenter’s or similar rights under applicable Law in connection with the transactions contemplated by this Agreement or the Merger Agreement.

Section 5.11                             Agreements with Regulators.  Except as required by Insurance Laws of general applicability and the insurance Permits maintained by the Insurance Subsidiaries of Parent or as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or any Orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Entity, nor has Parent nor any of its Subsidiaries adopted any board resolution at the request of any Governmental Entity, in each case specifically with respect to Parent or any of its Subsidiaries, which (a) limit the ability of Parent or any of its Insurance Subsidiaries to issue Policies or enter into Reinsurance Agreements or other material reinsurance or retrocession treaties or agreement, slips, binders, cover notes or other similar arrangements, (b) require any divestiture of any investment of any Subsidiary, (c) in any manner relate to the ability of any of its Subsidiaries to pay dividends, (d) require any investment of its Insurance Subsidiary to be treated as non-admitted assets (or the local equivalent), or (e) otherwise restrict the conduct of business of it or any of its Subsidiaries, nor has it been advised by any Governmental Entity that it is contemplating any such undertakings.

Section 5.12                             Insurance Matters.

(a)                                 Section 5.12(a) of the Parent Disclosure Letter contains a true and complete list of the Insurance Subsidiaries of Parent, together with the jurisdiction of domicile thereof.  None of the Insurance Subsidiaries of Parent is commercially domiciled in any other jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its incorporation.  Each of the Insurance Subsidiaries of Parent and each of its other Subsidiaries that provide services to its Insurance Subsidiaries is licensed or authorized, to the extent required by Law, in each jurisdiction where it engages in business and for each line of business written therein, except where the failure to be so licensed or authorized has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, all Reinsurance Agreements of Parent are valid and binding obligations of Parent and its Subsidiaries (to the extent they are parties thereto or bound thereby) and, to the Knowledge of Parent, each other party thereto, in accordance with their terms and are in full force and effect, and Parent and its Subsidiaries (to the extent they are party thereto or bound thereby) and, to the Knowledge of Parent, each other party thereto has performed in all respects all obligations required to be performed by it under each Reinsurance Agreement of Parent.  Neither Parent nor any of its Subsidiaries has received notice, nor does it have Knowledge, of any violation or default in respect of any obligation under (or any condition which, with the passage of time or the giving of notice or both, would result in such a violation or default), or any intention to cancel, terminate or change the scope of rights and obligations under, or not to renew, any Reinsurance Agreement, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) since January 1, 2013 neither Parent nor any of its Subsidiaries has received any written notice from any party to a Reinsurance Agreement of Parent that any amount of reinsurance ceded by Parent or any of its Subsidiaries to such counterparty will be uncollectible or otherwise defaulted upon; (ii) to the Knowledge of Parent, no party to a Reinsurance Agreement of Parent is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding; (iii) to the Knowledge of Parent, the financial condition of each party to a Reinsurance Agreement of Parent is not impaired to the extent that a default thereunder is reasonably anticipated; (iv) there are no, and since January 1, 2013, there have been no, disputes under any Reinsurance Agreement of Parent other than disputes in the ordinary course for which adequate loss reserves have been established; and (v) Parent’s relevant Insurance Subsidiary is entitled under any applicable Law and Applicable SAP to take full credit in its SAP Statements for all amounts recoverable by it pursuant to any Reinsurance Agreement of Parent and all such amounts recoverable have been properly recorded in its books and records of account (if so accounted therefor) and are properly reflected in its SAP Statements, and no Governmental Entity has objected to such characterization and accounting.  None of the Reinsurance Agreements of Parent is finite reinsurance, financial reinsurance or such other form of reinsurance that does not meet the risk transfer requirements under applicable Laws.

(c)                                  Except for such events or circumstances as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, with respect to any Reinsurance Agreements of Parent for which an Insurance Subsidiary of Parent as ceding insurer thereto is taking credit on its most recent SAP Statements, to Parent’s Knowledge, from and after January 1, 2013: (i) there has been no separate written or oral agreement between Parent or such Insurance Subsidiary and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Reinsurance Agreement; (ii) for each such Reinsurance Agreement entered into, renewed or amended on or after January 1, 2013, for which risk transfer is not reasonably considered to be self-evident to the extent required by any applicable provisions of SSAP No. 62, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment as required by SSAP No. 62, is available for review by the relevant Governmental Entities for each of it and its Subsidiaries; (iii) its Insurance Subsidiary party thereto complies and has complied in all material respects with any applicable requirements set forth in SSAP No. 62; and (iv) its Insurance Subsidiary party thereto has and has had appropriate controls in place to monitor the use of reinsurance and comply in all material respects with the provisions of SSAP No. 62.

(d)                                 As of the date of this Agreement, (i) each material Insurance Subsidiary of Parent has the A.M. Best Company, Inc. rating set forth in Section 5.12(d) of Parent Disclosure Letter, (ii) A.M. Best Company, Inc. has not stated to Parent that it is considering lowering any rating assigned to any such Insurance Subsidiary or placing any such Insurance Subsidiary on an “under review” status with negative implications and (iii) no rating agency has imposed conditions (financial or otherwise) specifically on any such Insurance Subsidiary of Parent on retaining any currently held rating assigned to any such Insurance Subsidiary.

(e)                                  The insurance policy reserves for claims, losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premium of each Insurance Subsidiary of Parent contained in the Parent SAP Statements were computed (i) in all material respects in accordance with commonly accepted actuarial standards consistently applied as in effect at such time, except as otherwise noted in the financial statements and notes thereto included in such Parent SAP Statements; (ii) on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in such Parent SAP Statements; and (iii) in accordance in all material respects with applicable Insurance Laws; provided, however, that Parent is not making any representation or warranty (express or implied) as to the adequacy or sufficiency of reserves for losses or loss expenses as of any date.

(f)                                   The information and data furnished by Parent, its Subsidiaries and their Affiliates in connection with the preparation of the Actuarial Analyses was complete and accurate in all material respects and such Actuarial Analyses were based upon, in all material respects, an accurate inventory of policies in force for it and its Subsidiaries, as the case may be, at the relevant time of preparation and was prepared in all material respects in conformity with generally accepted actuarial principles in effect at such time, consistently applied (except as may be noted therein), and the projections contained therein were prepared in accordance with the assumptions stated therein.

(g)                                  All Policies of Parent in effect as of the date of this Agreement and any and all marketing materials of Parent have been, to the extent required under applicable Law, filed with or submitted to and not objected to by the relevant Governmental Entity within the period provided for objection, and such Policies and marketing materials comply with the Insurance Laws applicable thereto and have been administered in accordance therewith, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  All premium rates established by Parent or its Subsidiaries that are required to be filed with or submitted to or approved by Governmental Entities have been so filed, submitted or approved, the premiums charged conform thereto and such premiums comply with the Insurance Laws applicable thereto, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(h)                                 All Policy benefits due and payable by or on behalf of any Insurance Subsidiary of Parent have in all material respects been paid in accordance with the terms of Policies under which they arose, except for such benefits for which an Insurance Subsidiary of Parent believes there is a reasonable basis to contest payment.

(i)                                     Except for regular periodic assessments in the ordinary course of business or assessments based on developments that are publicly known within the insurance industry, as of the date of this Agreement, there are no unpaid claims and assessments against Parent or any Insurance Subsidiary of Parent, whether or not due, by any insurance guaranty association (in connection with that association’s fund relating to insolvent insurers), joint underwriting association, residual market facility or assigned risk pool.  No such claim or assessment is pending and neither Parent nor any Insurance Subsidiary of Parent has received written notice of any such claim or assessment against Parent or any Insurance Subsidiary of Parent by any insurance guaranty association, joint underwriting association, residual market facility or assigned risk pool.

(j)                                    Parent’s Insurance Subsidiaries, and, to the Knowledge of Parent, their respective Agents and Administrators that wrote, sold, produced, managed or marketed Policies for any of its Insurance Subsidiaries have issued, sold, produced, managed and marketed such Policies in compliance with applicable Laws in the respective jurisdictions in which such products have been sold, except such non-compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  To the Knowledge of Parent, each Agent or Administrator (i) was duly licensed as required by Law in the particular jurisdiction in which such Agent or Administrator wrote, sold, produced, managed or marketed such Policies (for the type of business written, sold, produced, managed or marketed on behalf of the Insurance Subsidiary), and no Agent or Administrator is in violation of (or with or without notice or lapse of time or both, would have violated) any term or provision of any Law applicable to the administration, management, writing, sale or production for or on behalf of any Insurance Subsidiary of Parent except for such failures to be licensed which have been cured, which have been resolved or settled through agreements with applicable Governmental Entities or which are barred by an applicable statute of limitations, and (ii) if required by applicable Law, was duly appointed by the applicable Insurance Subsidiary of Parent, except in the case of clauses (i) and (ii) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(k)                                 Each of Parent’s Insurance Subsidiaries has duly and timely filed all reports or other filings required to be filed with any insurance regulatory authority in the manner prescribed therefor under applicable Laws and Permits, and no Governmental Entity has asserted any deficiency or violation with respect thereto, except as has been cured or resolved to the satisfaction of the Governmental Entity or except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  Without limiting the foregoing, each of Parent and its Subsidiaries’ submissions, reports or other filings under applicable insurance holding company statutes or other applicable Insurance Laws with respect to contracts, agreements, arrangements and transactions between or among Insurance Subsidiaries of Parent and their Affiliates, and all contracts, agreements, arrangements and transactions in effect between any Insurance Subsidiary of Parent and any Affiliate are in compliance with the requirements of all applicable insurance holding company statutes or other such Insurance Laws and all required approvals or deemed approvals of insurance regulatory authorities with respect thereto have been received or obtained, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(l)                                     Since January 1, 2013, Parent and/or any of its Subsidiaries that are members of Lloyd’s (i) has not participated and has not agreed to participate on any Lloyd’s syndicate other than the syndicates set forth on Section 5.12(l) of the Parent Disclosure Letter (the “Parent Syndicates”); (ii) has not and has not agreed to sell, transfer or “drop,” or to allow any other Person to share (economically or otherwise) in or exercise any of its rights attaching to, its rights to participate in a Lloyd’s syndicate or offered to acquire rights to participate on a Lloyd’s syndicate; (iii) has complied with all Lloyd’s Regulations which apply to it (including in relation to the maintenance of Funds at Lloyd’s in accordance with Lloyd’s Regulations) and any directions imposed on it by Lloyd’s except as has not had and would not reasonably be expected to have, a Material Adverse Effect on Parent; and (iv) all documents relating to the participation of it or any of its Subsidiaries’ participation at Lloyd’s are, to the extent required to be, in all material respects in Lloyd’s standard form and have not been amended in any way, including the standard managing agent’s agreement.

(m)                             Since January 1, 2013, Parent and/or any of its Subsidiaries that is a Lloyd’s managing agent (i) has complied with the franchise standards (including principles and minimum standards, guidance and advice) issued by the Council and all other Lloyd’s Regulations except as has not had and would not reasonably be expected to have, a Material Adverse Effect on Parent; (ii) has not agreed to permit any member of Lloyd’s which is not a Subsidiary to participate on any Parent Syndicate; (iii) has, for the 2017 year of account, for each syndicate managed by it, a business plan (including a syndicate business forecast) which has been unconditionally approved by the “Franchise Board” (within the meaning of Definitions Byelaw (No. 7 of 2005) of Lloyd’s); (iv) owes no fiduciary or other agency duties to any Person (who is not a member of Lloyd’s) who provides funds at Lloyd’s on behalf of any member of a syndicate managed by it; (v) does not manage any syndicate that has not been closed at its Normal Closing Date and the reinsurance to close in respect of all closed years of account has been made in all material respects in accordance with Lloyd’s Regulations and all premiums charged in respect of such reinsurance to close have been allocated on an equitable basis; (vi) is not under any obligation (including under Lloyd’s requirements) to make an offer (now or at any time in the future) to acquire the capacity of any member of any syndicate managed by it; (vii) has all members of each syndicate managed by it that have in all material respects the same arrangements with it regarding profit commission, fees and the consequences of any deficit; and (viii) has all documents relating to the participation of it or any of its Subsidiaries’ participation at Lloyd’s are, to the extent required to be, in all material respects in Lloyd’s standard form and have not been amended in any way, including the standard managing agent’s agreement with members of the syndicates managed by it.

(n)                                 Since January 1, 2013, all funds held on behalf of the Parent Syndicates are held in all material respects in accordance with the terms of the premiums trust fund deeds and other applicable Lloyd’s Regulations.

Section 5.13                             Investments; Derivatives.

(a)                                 The information provided by Parent to the Company related to Parent’s investment assets, including bonds, notes, debentures, mortgage loans, real estate, collateral loans, derivatives (including swaps, options, caps, floors, foreign exchange, and options or forward agreements) and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, alternative investments and direct or indirect investments in hedge funds or private equity funds, whether entered into for Parent’s own or its Subsidiaries’ or their customers’ accounts (such investment assets, the “Parent Investment Assets”) is true and complete in all material respects as of September 30, 2016.

(b)                                 To the Knowledge of Parent, as of the date of this Agreement, the Parent Investment Assets comply in all material respects with, and, as of the date of the acquisition thereof, such acquisition complied in all material respects with, any and all investment restrictions under applicable Law.  Each of Parent and its Subsidiaries, as applicable, has good and marketable title to all of the Parent Investment Assets it purports to own, free and clear of all encumbrances except Permitted Encumbrances.

(c)                                  To the Knowledge of Parent, as of the date of this Agreement, none of the Parent Investment Assets is subject to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, lock-ups, “gates,” “side-pockets,” stepped-up fee provisions or other penalties or restrictions relating to withdrawals or redemptions, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.14                             Parent Material Contracts.

(a)                                 As of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any contract (other than any Policy, Reinsurance Agreement or Parent Benefit Plan):  (i) that, assuming Parent had been a domestic issuer under applicable U.S. securities laws as of the date hereof instead of a foreign private issuer, is or would be required to be filed by Parent as a material contract under Item 601(b)(10) of Regulation S-K of the SEC;

(ii) that limits or purports to limit in any material respect either the type of business in which Parent or any of its Subsidiaries or Affiliates may engage or the manner or locations in which any of them may so engage in any business; (iii) that creates a partnership, joint venture, strategic alliance or similar arrangement with respect to any material business or assets; (iv) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing indebtedness to or of any Person (other than Parent or any of its Subsidiaries) in excess of $50,000,000; or (v) that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede its ability to consummate the transactions contemplated by this Agreement (each such contract, a “Parent Material Contract”).

(b)                                 (i) Each Parent Material Contract and (ii) as of the date of this Agreement, each of Parent’s Policies or Parent’s Reinsurance Agreements that involves or could reasonably be expected to involve aggregate payments by or to Parent and/or any of its Subsidiaries in excess of $50,000,000 in any twelve-month period is a valid and binding obligation of Parent and its Subsidiaries (to the extent they are parties thereto or bound thereby) enforceable against Parent and, to the Knowledge of Parent, each other party thereto, in accordance with its terms and is in full force and effect, and Parent and each of its Subsidiaries (to the extent they are party thereto or bound thereby) and, to the Knowledge of Parent, each other party thereto has performed in all material respects all obligations required to be performed by it under each Parent Material Contract, except where such failure to be valid and binding or such non-performance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  As of the date of this Agreement, neither Parent nor any of its Subsidiaries has received written notice, nor does Parent have Knowledge, of any material violation or default in respect of any material obligation under (or any condition which with the passage of time or the giving of notice or both would result in such a violation or default), or any intention to cancel, terminate, change the scope of or materially alter the rights or obligations under or not to renew, any Parent Material Contract.

Section 5.15                             Employee Benefits and Executive Compensation.

(a)                                 Each Parent Benefit Plan has at all times been maintained in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and there are no Actions (other than routine claims for benefits in the normal operation of a Parent Benefit Plan) pending or, to Parent’s Knowledge, threatened involving any Parent Benefit Plan.

(b)                                 Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code has either received a currently effective favorable determination letter from the IRS or may rely upon an opinion or advisory letter issued for a prototype or volume submitter plan, in each case, regarding the qualified status of such Parent Benefit Plan; and nothing has occurred that would reasonably be expected to cause the loss of such qualification.  Neither Parent nor any of its Subsidiaries has engaged in a transaction with respect to any Parent Benefit Plan that would reasonably be expected to subject Parent or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)                                  No Parent Benefit Plan is, and none of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has within the last six years had any obligations with respect to, (i) an “employee pension plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, or (iii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

(d)                                 Neither Parent nor any of its Subsidiaries provides or has any obligations to provide benefits or coverage in the nature of health, life or other welfare benefits to or in respect of (i) an individual following such individual’s termination of employment with Parent or any of its Subsidiaries (other than death benefits when termination occurs upon death), except as specifically required by the continuation requirements of Part 6 of Title I of ERISA or during any post-termination severance period, or (ii) an individual who is neither a current nor former employee of Parent or its Subsidiaries or a dependent thereof.

(e)                                  Except as set forth in Section 5.15(e) of the Parent Disclosure Letter, none of the execution and delivery of this Agreement, the shareholder approval of the transactions contemplated hereby, the termination of the employment of any of Parent’s or its Subsidiaries’ employees within a specified time of the Effective Time (but only to the extent that such treatment would not have occurred had such termination occurred immediately prior to the Effective Time) or the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, golden parachute, or otherwise), whether or not in conjunction with a termination of employment, becoming due to any director, officer or any employee of Parent or any of its Subsidiaries from Parent or any of its Subsidiaries under any Parent Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Parent Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefit or funding (through a grantor trust or otherwise) of any such payment or benefit, (iv) limit or restrict the right of Parent to merge, amend or terminate any Parent Benefit Plan or any related trust, (v) cause a trust for any Parent Benefit Plan to be required to be funded or (vi) result in payments under any Parent Benefit Plan that would, individually or in combination with any other such payment, not be deductible under Section 280G of the Code or any equivalent non U.S. tax Law.  No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from Parent or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code.

Section 5.16                             Labor Relations and Other Employment Matters.

(a)                                 Neither Parent nor any of its Subsidiaries is a party to or bound by any material collective bargaining agreement, works council agreement or other similar Contract with any Labor Organization, and there is no Labor Organization representing or organizing, purporting to represent or organize or, to the Knowledge of Parent, attempting to represent or organize any employees, independent contractors, consultants, or other agents of Parent or any of its Subsidiaries in their capacity as such.  There is no obligation, whether legally binding or not, to inform or consult with any Labor Organization in relation to this Agreement.

(b)                                 Since January 1, 2013, there has not occurred or been threatened in writing, and neither Parent nor any of its Subsidiaries has been affected by, any material strike, slowdown, work stoppage, picketing, lockout, concerted refusal to work overtime or other similar labor activity or union-organizing campaign with respect to any employees, independent contractors, consultants, or other agents of Parent or any of its Subsidiaries.  In relation to any employee, director, officer, independent contractor, consultant or other agent or Labor Organization, there are no material claims, disputes, proceedings, unfair labor practice charges, grievances, arbitrations, administrative charges or complaints (whether individual or collective) pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries.  There are no material labor disputes subject to any formal grievance procedure, arbitration, litigation or other proceeding.  There is no representation or certification proceeding or petition pending or, to Parent’s Knowledge, threatened with respect to any employee, independent contractor, consultant, or other agent of Parent or any of its Subsidiaries.

(c)                                  Parent and its Subsidiaries have been in compliance in all material respects with all applicable Laws relating to employment, labor and/or use of independent contractors, consultants and other agents, including all applicable Laws relating to wages and other compensation (including overtime), hours, benefits, collective bargaining, employment discrimination, harassment, retaliation, whistleblowing, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, independent contractors, consultants and other agents, immigration and work authorization, reductions in force, mass layoffs, and facility closings, and the collection and payment of withholding and/or social security Taxes.

(d)                                 Since January 1, 2013, neither Parent nor any of its Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” (as defined in the WARN Act, or engaged in or conducted any other reduction in force of any employees, independent contractors, consultants, or other agents.

Section 5.17                             Intellectual Property.

(a)                                 Owned Registered IP.  “Parent Owned Registered IP” means Registered IP in which Parent or its Subsidiaries has an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise).

(b)                                 Ownership and Right to Use.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) each item of Parent Owned Intellectual Property is exclusively owned by Parent or its Subsidiaries free and clear of any claim, lien or encumbrance (other than Permitted Encumbrances), (ii) Parent and its Subsidiaries have sufficient rights to use all of the Intellectual Property used in their respective businesses as presently conducted and (iii) all Parent Owned Intellectual Property  is valid and subsisting, and has not lapsed or been abandoned, disclaimed, dedicated to the public, cancelled or forfeited, in whole or in part by any of Parent or its Subsidiaries.

(c)                                  Employees and Contractors.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, all of the rights in the Intellectual Property created by any of Parent’s or its Subsidiaries’ employees and independent contractors during the course of their employment or engagement have been validly and irrevocably assigned to it.

(d)                                 Trade Secrets.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by them, and to the Knowledge of Parent, such Trade Secrets have not been used, disclosed to or discovered by any Person except under valid and appropriate non-disclosure agreements that have not been breached.

(e)                                  Underwriting Models.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent:  (i) any underwriting model that any of Parent or its Subsidiaries has created or uses in its business that assesses policy risk and premium (each, a “Parent Underwriting Model”) is based on information that is licensed and/or proprietary to it; and (ii) Parent or its Subsidiaries own exclusively, free and clear of any claim, lien or encumbrance (other than Permitted Encumbrances), or have valid rights to use, all of the proprietary information (including all Intellectual Property rights therein) upon which each  Parent Underwriting Model is based.

(f)                                   Non-Infringement.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, to the Knowledge of Parent, none of Parent or its Subsidiaries nor the operation of their respective businesses (i) has infringed, misappropriated or otherwise violated during the three year period immediately preceding the date of this Agreement, or is currently infringing, misappropriating or otherwise violating, the Intellectual Property rights of any third party.

(g)                                  Litigation.  There is no material litigation, opposition, cancellation, proceeding, reexamination, objection or claim pending, asserted or, to Parent’s Knowledge, threatened against Parent or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property, including the Parent Owned Intellectual Property, and, to Parent’s Knowledge, no valid basis exists for any such litigation, opposition, cancellation, proceeding, reexamination, objection or claim.

(h)                                 Third-Party IP Rights.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, to the Knowledge of Parent, no Person is infringing, misappropriating or otherwise violating any of Parent’s or its Subsidiaries’ rights in any Intellectual Property owned or purported to be owned by them, and none of Parent or its Subsidiaries has asserted or threatened to assert a claim of such infringement, misappropriation, or violation against any third party during the three year period immediately preceding the date of this Agreement.

Section 5.18                             Information Systems; Data Security.

(a)                                 The computer, information technology and data processing systems, facilities and services used by Parent and its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Parent Systems”), are reasonably sufficient for the conduct of the respective businesses of Parent and its Subsidiaries as currently conducted.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, the Parent Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Parent and its Subsidiaries as currently conducted.

(b)                                 Parent and its Subsidiaries have each:  (i) complied in all material respects with all applicable Laws, rules and regulations and each of their published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information (including personal, private, health or financial information about individual policyholders, customers, consumers or benefits recipients); and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.  To the Knowledge of Parent, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by any of Parent or its Subsidiaries or any other Person, except as would not, either individually or in the aggregate, reasonably be likely to be material to any of Parent or its Subsidiaries.

(c)                                  Except as would not, either individually or in the aggregate, reasonably be likely to be material to any of Parent or its Subsidiaries, (i) to the Knowledge of the Parent, no third party has gained unauthorized access to any Parent Systems owned or controlled by any of Parent or its Subsidiaries and (ii) each of Parent and its Subsidiaries has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that, to the Knowledge of the Parent and its Subsidiaries, the Parent Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials.  Except as would not, either individually or in the aggregate, reasonably be likely to be material to Parent, each of Parent and its Subsidiaries has implemented and maintains security, backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the security and operation of the respective businesses of each of Parent and its Subsidiaries.

Section 5.19                             Investment Adviser.  Neither Parent nor any of its Subsidiaries is required to be registered as an “investment adviser” as such term is defined in Section 202(a)(11) of the Advisers Act.  Neither Parent nor any of its Subsidiaries is required to be registered as an “investment company” as defined under the Investment Company Act.  Neither Parent nor any of its Subsidiaries is required to be registered as an investment firm within the meaning of the Markets in Financial Instruments Directive (2004/39/EC).

Section 5.20                             Takeover Laws.  No “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover statute or regulation would reasonably be expected to restrict or prohibit this Agreement, the Merger or the other transactions contemplated hereby by reason of it being a party to this Agreement, performing its obligations hereunder and thereunder and consummating the Merger and the other transactions contemplated hereby.

Section 5.21                             Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee that is contingent on the consummation of any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.22                             Disclosure Documents.

(a)                                 The Parent Registration Statement and any amendment or supplement thereto, except with respect to information that relates solely to the Company, (i) will, when filed, comply as to form in all material respects with the requirements of the Securities Act and (ii) at the time it becomes effective, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in the Parent Registration Statement or Proxy Statement or any amendment or supplement thereto will (i) at the time the Parent Registration Statement or any amendment or supplement thereto becomes effective (in the case of the Parent Registration Statement), or (ii) on the date the Proxy Statement or any amendment or supplement thereto is first mailed to the shareholders of the Company, and at the time of the Required Company Vote (in the case of the Proxy Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)                                  Notwithstanding the foregoing provisions of this Section 5.22, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Parent Registration Statement or the Proxy Statement based on information supplied by or on behalf of the Company in writing specifically noted for inclusion or incorporation by reference therein.

Section 5.23                             Financing.  Upon the consummation of the Offer, Parent and Merger Sub will have sufficient funds at the Acceptance Time to consummate the Offer and at the Effective Time to consummate the Merger and the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Parent and Merger Sub to consummate the Offer or the Merger and the transactions contemplated hereby that Parent and Merger Sub have sufficient funds for payment of the Consideration.

Section 5.24                             No Other Representations and Warranties.  Except for the representations and warranties made by each of Parent and Merger Sub in this Article V, none of Parent, Merger Sub, or any other Person makes any implied or express representation or warranty with respect to Parent, Merger Sub or any of Parent’s Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the other party or any of its Affiliates or Representatives of any documents, forecasts or other information with respect to any one or more of the foregoing.  In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent  (and Merger Sub) in this Article V, none of Parent, Merger Sub, nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or

Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, Merger Sub, any of their Subsidiaries or their respective businesses or operations or (ii) any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement, in the course of the transactions contemplated hereby or otherwise.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1                                    Covenants of the Company.  During the period from the date of this Agreement and continuing until the earlier of the Acceptance Time and the termination of this Agreement in accordance with its terms, the Company agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement, as required by applicable Law, as set forth in Section 6.1 of the Company Disclosure Letter or to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably conditioned, delayed or withheld), the Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice (including, for the avoidance of doubt, adhering to any operating guidelines and policies, whether or not written) and use commercially reasonable efforts to preserve intact their present business organizations, goodwill and reputation, maintain their Permits and preserve their relationships with employees, investment advisers and managers, customers, policyholders, reinsureds, retrocedents, regulators, Agents, Administrators, lenders and financing providers and others having business dealings with them.  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as required by applicable Law, as set forth in Section 6.1 of the Company Disclosure Letter or to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably conditioned, delayed or withheld), the Company shall not, and shall not permit any of its Subsidiaries to:

(a)                                 (i) declare, set aside or pay, or propose to declare, set aside or pay, any dividends on or make other distributions in respect of any of its share capital, options or warrants (whether in cash, shares or property or any combination thereof), except for (A) the Special Dividend as set forth in Section 7.18, (B) dividends or other distributions paid by a direct or indirect wholly owned Subsidiary to it or its Subsidiaries and (C) the regular quarterly cash dividend for the fourth quarter of 2016 on Company Common Shares (including on any unvested restricted Company Common Shares) not in excess of $0.26 per Company Common Share (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Company Common Shares (all made in accordance with this Agreement)), with the record and payment dates consistent with past practice, (ii) adjust, split, combine or reclassify, or propose to adjust, split, combine or reclassify, any of its share capital, or any other securities in respect of, in lieu of or in substitution for, shares of its share capital, (iii) amend or waive the terms of any option, warrant or other right to acquire shares of its share capital, or (iv) repurchase, redeem or otherwise acquire, propose to repurchase, redeem or otherwise acquire, any shares of its (or any of its Subsidiaries’) share capital or any securities convertible into or exercisable for any shares of its (or any of its Subsidiaries’) share capital, other than repurchases, redemptions or acquisitions by a wholly owned Subsidiary of share capital or such other securities, as the case may be, of another of its wholly owned Subsidiaries, except in the case of clause (iv), in the case of (A) any “cashless exercise” provision expressly provided for under the terms of options or warrants outstanding as of the date of this Agreement or awarded or granted following the date of this Agreement in accordance with the terms of this Agreement or in connection with tax withholding upon the exercise of options or the vesting of restricted stock or restricted stock units or (B) redemptions or repurchases of Company Common Shares pursuant to the Company’s previously announced share repurchase program for an amount not exceeding $500,000,000 in the aggregate (the “Share Repurchase Program”);

(b)                                 issue, deliver, pledge, encumber, dispose of, or sell, any shares of its (or any of its Subsidiaries’) share capital of any class, any Company Voting Debt, any share appreciation rights or any securities convertible or redeemable into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Company Voting Debt, or enter into any agreement with respect to any of the foregoing, or otherwise make any changes (by combination, merger, amalgamation, scheme of arrangement, consolidation, reorganization, liquidation or otherwise) in its (or its Subsidiaries’) capital structure, other than prior to the expiration of the Offer, (i) the issuance of common shares required to be issued upon the exercise or settlement of share options, restricted stock units or other equity-related awards outstanding on the date hereof under the Company Share Plans or warrants, in each case, as in effect on the date hereof, and (ii) issuances, sales or transfers by a wholly owned Subsidiary of share capital or capital stock, as the case may be, to it or another of its wholly owned Subsidiaries;

(c)                                  (i) except for the Articles Amendment, amend or propose to amend (whether by merger, amalgamation, scheme of arrangement, consolidation or otherwise) its articles of association or organizational regulations, or the equivalent organizational documents of any of its Subsidiaries or (ii) waive any requirement thereof;

(d)                                 (i) amalgamate, merge or consolidate with any other Person, or acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing a material interest in or a material portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division thereof, or any material assets, rights or properties other than (A) acquisitions with a purchase price net of the total of assumed liabilities that does not exceed $20,000,000 in the aggregate or (B) acquisitions of supplies, equipment and investment assets or securities or other assets in bona fide transactions, on arm’s-length terms in the ordinary course of business consistent with past practice; or (ii) sell, lease, assign, transfer, license, encumber, abandon or otherwise dispose of, or agree to sell, lease, assign, transfer, license, encumber, abandon or otherwise dispose of (including, for the avoidance of doubt, by way of demerger, transfer of assets and liabilities or any other transfer mechanics under the Swiss Merger Act), any of its assets, product lines, businesses, rights or properties (including share capital of its Subsidiaries and indebtedness of others held by it and its Subsidiaries), other than (A) any such sale, lease, assignment, transfer, licensure, encumbrance, abandonment or other disposition of, or agreement to sell, lease, assign, transfer, license, encumber, abandon or otherwise dispose of assets, product lines, business, rights or properties (x) by any of its direct or indirect, wholly owned Subsidiaries to it or another of its Subsidiaries or (y) with a sale price or carrying value net of total of assumed liabilities that does not exceed $20,000,000 in the aggregate, (B) sales of investment assets or securities in bona fide transactions, on arm’s-length terms in the ordinary course of business consistent with past practice or (C) an assignment or encumbrance or agreement to assign or encumber that results solely in the creation or incurrence of a Permitted Encumbrance;

(e)                                  other than any Company Benefit Plan (which is subject to subsection (k) below):  (i) amend, modify or terminate any Company Material Contract; (ii) cancel, modify or waive any material debts or claims held by it under, or waive any material rights in connection with, any Company Material Contract; or (iii) enter into any contract or other agreement of any type, whether written or oral, that would have been a Company Material Contract had it been entered into before the execution of this Agreement, in each case of (i), (ii) and (iii), except in the ordinary course of business consistent with past practice;

(f)                                   do or permit any of its investment managers or advisers, or agents or administrators to do any of the following:  (i) fail to comply with the Company Investment Policy, or amend, modify or otherwise change the Company Investment Policy in any material respect, except as may be required by (or, in its reasonable good faith judgment, is advisable under) GAAP, Applicable SAP, any Governmental Entity or applicable Laws; or (ii) enter into, purchase, sell, amend or modify any derivative other than in the ordinary course of business consistent with past practice and the Company Investment Policy;

(g)                                  except in accordance with Section 7.4 or Article IX, take any action with the knowledge and intent that it would (i) result in any of the conditions to the Offer set forth in Annex A or the Merger set forth in Article VIII not being satisfied or (ii) materially adversely affect or delay the ability of the parties to obtain any of the Transaction Approvals without imposition of a Burdensome Regulatory Action;

(h)                                 (i) change its methods of accounting for financial reporting purposes in effect at September 30, 2016, except as may be required by changes in (or, in its reasonable good faith judgment, is advisable under) applicable Law, GAAP or Applicable SAP or (ii) make, change or revoke any material Tax election, file any amended Tax Return, settle any Tax claim, audit, Action, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or change its method of tax accounting (except, with respect to any amended Tax Return or any change in tax accounting method, as may be required by changes in applicable Law or any Taxing Authority’s official interpretation thereof), in each case, if such action would have the effect of increasing any of its Tax liabilities by an amount that is material;

(i)                                     adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization;

(j)                                    (i) settle or compromise any Actions other than settlements or compromises of Actions (A) where the amount paid (less the amount reserved for the applicable matter by it in its audited balance sheet as of September 30, 2016 and any insurance coverage applicable thereto) in settlement or compromise, in each case, does not exceed the amount set forth in Section 6.1(j)(i) of the Company Disclosure Letter and such settlement or compromise primarily involves monetary and/or disclosure-based relief; provided that no such settlement or compromise shall involve an admission of guilt or impose any injunctive relief or a material restriction on the Company or its Subsidiaries, (B) as required by any written agreement or written stipulation in effect before the execution of this Agreement or (C) in the ordinary course consistent with past practice for ordinary course claims under Policies or Reinsurance Agreements or (ii) commence any Action, other than in the ordinary course of business consistent with past practice;

(k)                                 (i) enter into, negotiate, adopt, amend or terminate any collective bargaining agreement or other Labor Organization-related agreement, (ii) enter into, negotiate, adopt, amend or terminate any Company Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan, policy or Contract between the Company or one of its Subsidiaries and one or more of its current or former employees, directors, officers, independent contractors, or consultants, except for routine annual plan renewals and routine annual changes to welfare plans, that in either case do not materially increase the Company’s cost for such plans, (iii) increase or accelerate the vesting or lapsing of restrictions on payment of the compensation or fringe benefits of any director, officer, employee, independent contractor, or consultant, or enter into any contract, agreement, commitment or arrangement to do so, except for annual, promotion-related or merit based increases in base salaries and any corresponding increase in annual bonus opportunities made in the ordinary course of business consistent with past practice or (iv) increase benefits payable under any existing severance or termination pay policies, including the severance guidelines described in Section 7.9(c) of the Company Disclosure Letter, other than in the ordinary course of business consistent with past practice, (v) hire or offer to hire new employees and promote nonexecutive employees, in each case other than in the ordinary course of business consistent with past practice, (vi) terminate, or agree or commit to terminate, any employment or service agreements, with any executive-level employees, other than “for cause” terminations or (vii) grant any new equity or equity-based awards or short- or long-term incentives under any Company Share Plan or otherwise; provided, that, the Company and its Subsidiaries may pay annual bonuses in respect of the 2016 calendar year in the ordinary course of business;

(l)                                     (i) redeem, repurchase, prepay, defease, incur, create, or assume, or otherwise become responsible for any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), guarantee any such indebtedness or issue or sell any debt securities or rights to acquire any debt securities of it or any of its Subsidiaries (including by way of an intercompany loan to it) or guarantee any debt securities of others, other than (A) in replacement of existing or maturing debt on substantially the same terms or more favorable terms to it or its Subsidiaries, (B) in connection with amending existing indebtedness agreements to permit the consummation of the Offer, the Merger and the other transactions contemplated hereby, (C) in the ordinary course of its insurance or reinsurance business, (D) draw-downs under existing credit facilities and letters of credit and (E) guarantees of indebtedness of an Affiliate for indebtedness otherwise permitted by this Section 6.1(l)(i); (ii) make any loans, advances or capital contributions to any other Person, except (A) to or in any of its wholly owned Subsidiaries consistent with past practice, (B) for ordinary course transactions related to the Company Investment Assets in accordance with the Company Investment Policies or (C) routine advances for business expenses issued in the ordinary course of business consistent with past practice to any director, officer, employee, independent contractor, or consultant of the Company or any of its Subsidiaries, or (iii) cancel any material debts of any Person to it or any of its Subsidiaries or waive any claims or rights of material value;

(m)          grant, extend, amend, waive or modify any material rights in or to, or sell, assign, lease, transfer, license, let lapse, abandon, cancel or otherwise dispose of, or create or incur any encumbrance on any material Intellectual Property rights other than such grant, extension, amendment, waiver or modification of such rights by a wholly owned Subsidiary to the Company or any of its Subsidiaries;

(n)           enter, to the extent material to it and its Subsidiaries taken as a whole, any new lines of business, any classes or any markets in which it and its Subsidiaries do not operate as of the date of this Agreement;

(o)           alter or amend in any material respect the Company Risk Policies or any existing underwriting, claim handling, loss control, calculation of loss reserves or expenses, actuarial, financial reporting or accounting or compliance practices, guidelines, policies or interpretations or any material assumption underlying an actuarial practice or policy, except as may be required by (or, in its reasonable good faith judgment, is advisable under) GAAP, Applicable SAP or applicable Law;

(p)           permit any Insurance Subsidiary of the Company to (i) enter into, modify or amend (in any material respect) or, terminate any Reinsurance Agreement or waive, release or assign any material rights or claims thereunder, other than in the ordinary course of business consistent with past practices or (ii) voluntarily forfeit, abandon, modify, waive, terminate or otherwise change any of its material Permits except as may be required by any Governmental Entity or applicable Laws; or

(q)           agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 6.1.

Section 6.2            Covenants of Parent.  During the period from the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Parent agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement, as required by applicable Law, as set forth in Section 6.2 of the Parent Disclosure Letter or to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably conditioned, delayed or withheld), Parent and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice.  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as required by applicable Law, as set forth in Section 6.2 of the Parent Disclosure Letter or to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably conditioned, delayed or withheld), Parent shall not, and in the case of clauses (d) and (e) and, solely as it relates to clauses (d) and (e), shall not permit any of its Subsidiaries to:

(a)           in respect of Parent only, (i) declare, set aside or pay, or propose to declare, set aside or pay, any dividends on or make other distributions in respect of any of its share capital, options or warrants (whether in cash, shares or property or any combination thereof), except for regular dividends paid to holders of Parent’s preferred shares or Parent’s subordinate voting shares or multiple voting shares in the ordinary course of business consistent with past practices, (ii) adjust, split, combine or reclassify, or propose to adjust, split, combine or reclassify, any of its share capital, or any other securities in respect of, in lieu of or in substitution for, shares of its share capital, (iii) amend or waive the terms of any option, warrant or other right to acquire newly issued shares of its share capital, or (iv) repurchase, redeem or otherwise acquire, propose to repurchase, redeem or otherwise acquire, any shares of its share capital or any securities convertible into or exercisable for any shares of its share capital, except in the case of clause (iv), in the case of any (A) “cashless exercise” provision expressly provided for under the terms of options or warrants outstanding as of the date of this Agreement or awarded or granted following the date of this Agreement in accordance with the terms of this Agreement or in connection with tax withholding upon the exercise of stock options or the vesting of restricted stock units or (B) redemptions or repurchases of Parent’s preferred shares or common shares pursuant to Parent’s previously announced normal course issuer bid;

(b)           issue or sell any Parent Shares as consideration for, or to finance, the acquisition of, merger with, or purchase of a material interest in, any other Person (other than the Company solely (i) as contemplated by the Offer Price or (ii) in connection with any amendment or waiver of this Agreement pursuant to Section 7.4(h)) at a price per Parent Share that is less than the USD Equivalent of CAD$614.45 at the time of the entry into the agreement providing for such acquisition, merger or purchase; provided, however that Parent shall not be prohibited from or otherwise restricted in issuing or selling Parent Shares in such circumstances in an amount not to exceed $500,000,000 in the aggregate (based on the USD Equivalent of the price per Parent Share at the respective time of the entry into each such agreement providing for such acquisition, merger or purchase); provided, further, that, notwithstanding anything herein to contrary, Parent shall, except as expressly prohibited above in this clause (b), be permitted to issue, deliver, pledge, encumber, dispose of, or sell, any shares of its share capital of any class, any share appreciation rights or any securities convertible or redeemable into or exercisable or exchangeable for, or any right, warrants or options to acquire, any such shares;

(c)           amend or propose to amend (whether by merger, amalgamation, scheme of arrangement, consolidation or otherwise) its articles of incorporation or by-laws or waive any requirement thereof, except for the filing of articles of amendment to create a new series of preferred shares;

(d)           other than in connection with transactions related to Parent Investment Assets, amalgamate, merge or consolidate with any other Person, or acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing a material interest in or a material portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division thereof, or any material assets, rights or properties, in each case, if such action, individually or together with all other such actions, could reasonably be expected to prevent, inhibit or materially delay the consummation of the Merger;

(e)           take any action with the knowledge and intent that it would (i) result in any of the conditions to the Offer set forth in Annex A or the Merger set forth in Article VIII not being satisfied or (ii) materially adversely affect or delay the ability of the parties to obtain any of the Transaction Approvals without imposition of a Burdensome Regulatory Action;

(f)            adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization; or

(g)           agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 6.2.

Section 6.3            Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control the Company or any of its Subsidiaries or direct the business or operations of the Company or any of its Subsidiaries prior to the Acceptance Time.  Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control Parent or any of its Subsidiaries or direct the business or operations of Parent or any of its Subsidiaries prior to the Effective Time.  Prior to the Acceptance Time or Effective Time, as applicable, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries.  Nothing in this Agreement shall be interpreted in such a way as to place the Company or Parent in violation of any applicable Law.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1            Preparation of Proxy Statement and Other Filings; Shareholder Meetings.

(a)           As promptly as practicable following the date of this Agreement, and in any event no later than February 17, 2017, (i) the Company and Parent shall jointly prepare and file with the SEC a registration statement on Form F-4 (or Form S-4) to register the offer and sale of Parent Shares pursuant to the Offer and the Merger (unless, with respect to the Merger only, the parties mutually agree to file a separate registration statement in conjunction with the Subsequent Proxy Statement) (the “Parent Registration Statement”), (ii) the Company shall prepare and file with the SEC, a proxy statement (the “Proxy Statement”) to be sent to the shareholders of the Company relating to the Company Shareholder Meeting, (iii) the Company shall prepare the Company Shareholder Materials other than the Proxy Statement and (iv) to the extent that a Parent Shareholder Meeting is required to be held in accordance with Section 1.2, Parent shall prepare the Parent Meeting Materials.   At such time or times as Parent and the Company agree, Parent and the Company shall, and shall cause their respective Affiliates to, prepare and file with the SEC, to the extent required under applicable Law, all other documents required to be filed by Parent or the Company, as applicable, with the SEC in connection with the Offer and the Merger (in the case of Parent, the “Other Parent Filings” and in the case of the Company, the “Other Company Filings”).  The Parent Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) of the Exchange Act (the “Preliminary Prospectus”).  The Company and Parent shall, and shall cause their respective Representatives to, reasonably cooperate with the other in the preparation of the Proxy Statement, the Parent Registration Statement, the Other Company Filings, the Other Parent Filings and, if required, the Parent Meeting Materials.  Without limiting the generality of the foregoing, (A) each of the Company and Parent shall, and shall cause their respective Representatives to, provide the other and its Representatives with a reasonable opportunity, in advance of initial filing or any amendment or filing of any supplement thereto, to review and comment on the Parent Registration Statement, the Proxy Statement and any Parent Meeting Materials, (B) the Company shall, and shall cause its Representatives to, provide Parent and its Representatives with a reasonable opportunity, in advance of initial filing or any amendment or filing of any supplement thereto, to review and comment on the Other Company Filings and shall address or include, as applicable, in such documents comments reasonably proposed by Parent or its Representatives, (C) Parent shall, and shall cause its Representatives to, provide the Company and its Representatives with a reasonable opportunity, in advance of initial filing or any amendment or filing of any supplement thereto, to review and comment on the Other Parent Filings and shall address or include, as applicable, in such documents comments reasonably proposed by the Company or its Representatives and (D) the Company and Parent shall upon reasonable prior written notice provide the other the information relating to it and its Affiliates required by the Securities Act and the Exchange Act to be set forth in the Parent Registration Statement and the Proxy Statement, the Other Parent Filings, the Other Company Filings or any Parent Meeting Materials and to correct any such if and to the extent that such information shall have become false or misleading in any material respect.  Parent shall cause the Other Parent Filings to be made by it or its Affiliates, the Company shall cause the Other Company Filings to be made by it or its Affiliates, and the Company and Parent shall use their reasonable best efforts to cause the Parent Registration Statement, the Proxy Statement and any Parent Meeting Materials to comply in all material respects with the requirements of (1) the Securities Act and the Exchange Act, (2) the rules and regulations of the NYSE and the TSX and (3) the rules and regulations of FINRA, as applicable.  Parent shall also take any action reasonably required to be taken under any applicable state securities and “blue sky” laws in connection with the issuance of Parent Shares.  Following the time the Parent Registration Statement is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act.

(b)           The Company and Parent shall use their reasonable best efforts, after consultation with the other, to resolve all SEC comments with respect to the Parent Registration Statement and the Proxy Statement as promptly as practicable after receipt thereof.  The Company shall use its reasonable best efforts, after consultation with Parent, to resolve all SEC comments with respect to the Other Company Filings as promptly as practicable after receipt thereof.  Parent shall use its reasonable best efforts, after consultation with the Company, to resolve all SEC comments with respect to the Other Parent Filings as promptly as practicable after receipt thereof.  Parent shall use its reasonable best efforts, after consultation with the Company, to resolve all TSX comments with respect to the Parent Meeting Materials as promptly as practicable after receipt thereof.  The Company and Parent shall use their respective reasonable best efforts to have the Parent Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and to keep the Parent Registration Statement effective for so long as necessary to complete the Offer and consummate the Merger.  To the extent legally permitted, (i) Parent and the Company shall promptly notify the other in writing of the receipt of any written or oral comments from or other correspondence with the SEC or its staff with respect to the Parent Registration Statement or the Proxy Statement and any request by the SEC or its staff for amendments or supplements to the Parent Registration Statement or the Proxy Statement or for additional information and shall promptly supply each other with copies of all correspondence between it and any of its Representatives or Affiliates, on the one hand, and the SEC or its staff, on the other hand, with respect to the Parent Registration Statement or the Proxy Statement, (ii) the Company shall promptly notify Parent in writing of the receipt of any written or oral comments from or other correspondence with the SEC or its staff with respect to the Other Company Filings and any request by the SEC or its staff for amendments or supplements to the Other Company Filings or for additional information and shall promptly supply Parent with copies of all correspondence between it and any of its Representatives or Affiliates, on the one hand, and the SEC or its staff, on the other hand, with respect to the Other Company Filings and (iii) Parent shall promptly notify the Company in writing of the receipt of any written or oral comments from or other correspondence with the SEC or its staff with respect to the Other Parent Filings and any request by the SEC or its staff for amendments or supplements to the Other Parent Filings or for additional information and shall promptly supply the Company with copies of all correspondence between it and any of its Representatives or Affiliates, on the one hand, and the SEC or its staff, on the other hand, with respect to the Other Parent Filings.  If at any time before receipt of the Required Company Vote, either party determines that any information provided by it in the Parent Registration Statement or the Proxy Statement has become false or misleading in any respect or there shall otherwise occur any event that is required to be set forth in an amendment or supplement to the Parent Registration Statement, Proxy Statement, Other Parent Filings or Other Company Filings:  (i) Parent and the Company (in the case of the Parent Registration Statement or the Proxy Statement), the Company (in the case of an Other Company Filings) or Parent (in the case of the Other Parent Filings) shall promptly prepare such an amendment or supplement; and (ii) the Company and Parent, as the case may be, shall promptly mail to its respective shareholders such amendment or supplement.  Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Parent Registration Statement has become effective, the issuance of any stop order or the suspension of the qualification of Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction.  Without limiting the generality of the foregoing, to the extent legally permitted, (i) Parent and the Company shall, and shall cause their respective Representatives to, provide the other and its Representatives with a reasonable opportunity, in advance of the filing of any response by the Company or Parent to SEC comments, to participate in the response of Parent or the Company, as applicable to any SEC comments with respect to the Parent Registration Statement or the Proxy Statement and to review and comment on any such response and shall address or include, as applicable, in such response comments reasonably proposed by the Company or Parent, including by participating with Parent or the Company, as applicable, and their respective Representatives in any meetings or discussions with the SEC or its staff, (ii) the Company shall, and shall cause its Representatives to, provide Parent and its Representatives with a reasonable opportunity, in advance of the filing of any response by the Company to SEC comments, to participate in the response of the Company to any SEC comments with respect to the Other Company Filings and to review and comment on any such response and shall address or include, as applicable, in such response comments reasonably proposed by Parent, including by participating with the Company and its Representatives in any meetings or discussions with the SEC or its staff and (iii) Parent shall, and shall cause its Representatives to, provide the Company and its Representatives with a reasonable opportunity, in advance of the filing of any response by Parent to SEC comments, to participate in the response of Parent to any SEC comments with respect to the Other Parent Filings and to review and comment on any such response and shall address or include, as applicable, in such response comments reasonably proposed by the Company, including by participating with Parent and its Representatives in any meetings or discussions with the SEC or its staff.

(c)           The Company shall, in accordance with its articles of association, organizational regulations and applicable Law, as promptly as practicable after the Parent Registration Statement is declared effective by the SEC, duly call, give notice of, convene and hold a meeting of the Company shareholders (the “Company Shareholder Meeting”) for the purpose of seeking the Required Company Vote for the Articles Amendment, the Board Modification and the Special Dividend Proposal (the “Company Shareholder Approval”).  The Company shall, and shall cause its Representatives to, provide Parent and its Representatives with a reasonable opportunity, in advance of the initial distribution and any supplemental distribution, to review and comment on the Company Shareholder Materials (and any amendments or supplements thereto) and shall address or include, as applicable, in such documents comments reasonably proposed by Parent or its Representatives.  The Company shall use its reasonable best efforts to cause the Company Shareholder Materials to be mailed to the shareholders of the Company as promptly as practicable after the Parent Registration Statement is declared effective by the SEC.  Unless the board of directors of the Company shall have effected a Company Recommendation Withdrawal in accordance with Section 7.4(g) and 7.4(h) (but in all cases subject to Section 7.4(i)), the Company shall include in the Proxy Statement and the Company Shareholder Materials the Company Recommendation and a statement that each director and executive officer of the Company intends to vote in favor of adopting and approving the Articles Amendment, the Board Modification and the Special Dividend Proposal and tender his or her Company Common Shares in the Offer.  Unless the board of directors of the Company shall have effected a Company Recommendation Withdrawal in accordance with Section 7.4(g) and 7.4(h) (but in all cases subject to Section 7.4(i)), the Company shall use its reasonable best efforts to solicit from its shareholders proxies for purposes of obtaining the Required Company Vote.  The Company shall use its reasonable best efforts to ensure that all proxies solicited by the Company and its Representatives in connection with the Company Shareholder Meeting are solicited in compliance with (i) applicable Law, (ii) its articles of association and organizational regulations and (iii) the rules and regulations of the NYSE.

(d)           Notwithstanding anything to the contrary set forth in this Agreement, the Company, after consultation with Parent, may (but shall not be required to) adjourn or postpone the Company Shareholder Meeting for up to 20 days per adjournment or postponement if (i) any amendment or supplement to the Proxy Statement required to be provided to the Company’s shareholders has not been so provided or (ii) as of the time for which the Company Shareholder Meeting is originally scheduled there are insufficient Company Common Shares represented (either in person or by proxy) at the Company Shareholder Meeting to constitute a quorum necessary to conduct the business of Company Shareholder Meeting; provided, however, that the Company shall not adjourn or postpone the Company Shareholder Meeting pursuant to this Section 7.1(d) more than twice without the prior written consent of Parent.  Following the Company Shareholder Meeting and at or before the Closing, the Company shall deliver to the corporate secretary of Parent a certificate setting forth the voting results from the Company Shareholder Meeting.

(e)           The Company hereby agrees to use commercially reasonable efforts to have each of its directors and executive officers enter into the Company Shareholder Voting Agreement within three (3) Business Days of the date hereof.  The Company hereby acknowledges that under the Company Shareholder Voting Agreements, each of the shareholders of the Company party thereto will irrevocably grant to and appoint (subject to Section 4.2 of the applicable

Company Shareholder Voting Agreement) Parent and up to two of Parent’s designated representatives as such shareholder’s proxy to vote the Company Common Shares held by such shareholder at the Company Shareholder Meeting or in any action by written consent of the shareholders of the Company during the Voting Period (as defined in the applicable Company Shareholder Voting Agreement), solely on the matters and in the manner specified in the Company Shareholder Voting Agreements (the “Company Shareholder Proxies”).  The Company further agrees that during the Voting Period (as defined in the applicable Company Shareholder Voting Agreement), it shall recognize the grant of any such Company Shareholder Proxy and the exercise thereof by Parent or one of its designated representatives in accordance with its terms at any meeting of the shareholders of the Company (including the Company Shareholder Meeting and any adjournment or postponement thereof) or in any action by written consent of the shareholders of the Company, subject to applicable Law.

(f)            Parent shall vote or cause to be voted all Company Common Shares that are subject to a granted Company Shareholder Proxy in the manner set forth in Section 1(c) of the applicable Company Shareholder Voting Agreement at any meeting of the shareholders of the Company (including the Company Shareholder Meeting and any adjournment or postponement thereof) or in any action by written consent of the shareholders of the Company, subject to applicable Law.

(g)           Except to the extent included in the Company Shareholder Materials with regard to the Company Shareholder Meeting, the Company shall, concurrently with the initial delivery thereof, make available to Parent any materials delivered to shareholders of the Company in their capacity as such for the purpose of soliciting any vote or written consent contemplated by Section 1(c) of the Company Shareholder Voting Agreement in the same manner so delivered.

Section 7.2            Access to Information; Confidentiality.

(a)           Upon reasonable notice, each of Parent and the Company shall (and shall cause each of its Subsidiaries to) (i) afford to the officers, employees, accountants, counsel, financial advisors and other representatives, and any potential debt or equity financing sources of Parent or any other direct or indirect third party co-investor in Canada Sub, Bid Sub, Merger Sub or the Surviving Company, access, during normal business hours during the period before the earlier of the termination of this Agreement and the Effective Time, to all its properties, books, contracts, records and officers and (ii) during such period, make available all other information concerning its business, properties and personnel, in each case, as such other party may reasonably request.  Notwithstanding anything in this Section 7.2 or Section 7.3 to the contrary, neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize any legally recognized privilege applicable to such information or violate or contravene any applicable Laws or binding agreement entered into before the execution of this Agreement (including any Laws relating to privacy).  The parties shall use commercially reasonable efforts to take appropriate actions as are necessary to permit disclosure, including entering into a joint defense agreement or other arrangement to avoid loss of the attorney-client privilege, or make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, including adopting additional specific procedures to protect the confidentiality of certain sensitive material and to ensure compliance with applicable Law, and, if necessary, restricting review of certain sensitive material to the receiving party’s financial advisors or outside legal counsel.  No information or knowledge obtained in any investigation under this Section 7.2 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

(b)           The parties shall hold any such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, which Confidentiality Agreement will remain in full force and effect as provided under Section 10.5(a) up to and until the Closing; provided, however, that notwithstanding the foregoing, Parent shall be permitted to share any such information with any potential debt or equity financing sources of Parent or any other direct or indirect third party co-investor in Canada Sub, Bid Sub, Merger Sub or the Surviving Company, subject to such party agreeing to hold such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.  The parties agree that the Confidentiality Agreement shall terminate immediately upon the Closing.

Section 7.3            Reasonable Best Efforts.

(a)           Subject to the other terms and conditions of this Agreement, each of the Company, Parent, Bid Sub and Merger Sub shall (and Parent shall cause Bid Sub and Merger Sub to) use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement, the Merger Agreement and applicable Law to, as promptly as reasonably practicable following the date of this Agreement, obtain the Transaction Approvals, and each of the Company and Parent agrees to promptly and jointly determine what authorizations, Orders or approvals under applicable antitrust or competition laws of any country, are advisable and warranted (the “Additional Antitrust Approvals”).  In furtherance and not in limitation of the foregoing, each of the Company and Parent agrees to make, as promptly as reasonably practicable following the date of this Agreement and in any event not later than (i) January 17, 2017, the appropriate filings and notifications required by the HSR Act and (ii) February 22, 2017, the appropriate filings and notifications required by all other Transaction Approvals and Additional Antitrust Approvals and to supply as promptly as practicable any additional information and documentary material that may be reasonably requested under such requirements.  The Company and Parent will each request early termination of the waiting period with respect to the Transactions under the HSR Act.  Subject to Section 7.3(d), the Company, Parent, Bid Sub and Merger Sub shall (and Parent shall cause Bid Sub and Merger Sub to) use commercially reasonable efforts to obtain all other third party consents required in connection with the Transaction.

(b)           To the extent permissible under applicable Law and in each case regarding the Transactions or any of the other transactions contemplated by this Agreement and the Merger Agreement, each of the Company and Parent shall, in connection with the efforts referenced above to obtain the Transaction Approvals from Governmental Entities, to the extent legally permitted, use its reasonable best efforts to:  (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any substantive communication received by such party from, or given by such party to, any Governmental Entity and of any substantive communication received or given in connection with any proceeding by a private party; (iii) give the other party, or the other party’s legal counsel, reasonable opportunity, in advance of the transmission thereof, to review and comment on any substantive communication (and shall address or include, as applicable, in such communication comments reasonably proposed by the other party) given by it to, and consult with each other in advance of any meeting, conference or substantive communication with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person; and (iv) unless prohibited by a Governmental Entity or other Person, give the other party and its legal counsel the opportunity to attend and participate in such meetings, conferences and substantive communications. Each of the Company and Parent shall furnish to the other copies of all substantive filings, submissions, correspondence and communications from or with any Governmental Entity (or any other Person in connection with any proceeding initiated by a private party) in connection with the Transactions and the other transactions contemplated by this Agreement and the Merger Agreement. The Company and Parent may, as each deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and may redact the material as necessary to (A) remove references concerning valuation, (B) comply with contractual arrangements, (C) address legal privilege or other confidentiality concerns, or (D) comply with applicable Law.

(c)           Notwithstanding anything in this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to (and in no event shall the Company or any Subsidiary of the Company agree to without the prior written consent of Parent) take any action, including entering into any consent decree, hold separate order or other arrangement, that (i) requires the divestiture, sale, transfer or licensing of any assets, businesses or properties of any of the Company, Parent, Bid Sub or Merger Sub or any of their respective Subsidiaries (other than assets, businesses or properties that are de minimis in the aggregate to Parent and its Subsidiaries taken as a whole after giving effect to the Transactions) or (ii) limits Parent’s freedom of action with respect to, or its ability to retain, any assets or businesses of the Company, Parent, Bid Sub or Merger Sub or any of their respective Subsidiaries (other than assets, businesses or properties that are de minimis in the aggregate to Parent and its Subsidiaries taken as a whole after giving effect to the Transactions) (any such requirement in the foregoing clauses (i) or (ii), individually or together with all other such requirements, a “Burdensome Regulatory Action”).

(d)           Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any necessary approval or consent from any Person (other than a Governmental Entity) with respect to the Transactions, neither Parent or any of its Subsidiaries nor the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose necessary approval or consent is being solicited any amount of cash or other consideration, make any commitment or incur any liability or other obligation due to such Person, in each case, without the prior written consent of the other party.

(e)           Nothing in this Section 7.3 shall in any way limit the rights of the Company under Section 7.4 or Article IX.

Section 7.4            Solicitation by the Company; Change of Company Recommendation.

(a)           Except as may relate to any Excluded Party (but only for as long as such Person or group is an Excluded Party) or as expressly permitted by Section 7.4(c), following the conclusion of the Go-Shop Period, the Company shall, and shall cause its Subsidiaries and its and their respective directors and officers to, and shall use reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, immediately cease any discussions or negotiations with any Person or group relating to any Company Takeover Proposal.  With respect to any Person or group with whom such discussions or negotiations have been terminated, the Company shall use its reasonable best efforts to promptly require such Person or group to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any information furnished by or on behalf of the Company and shut down the applicable Person’s or group’s access to any physical or electronic “data room” maintained by the Company or its Representatives or analogous access to information.

(b)           Except as may relate to any Excluded Party (but only for as long as such Person or group is an Excluded Party) or as expressly permitted by Section 7.4(c), following the conclusion of the Go-Shop Period, the Company shall not, and shall cause its Subsidiaries not to, and shall cause its and its Subsidiaries’ respective directors and officers not to and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate or induce any Company Takeover Proposal or the making, submission, announcement or consummation thereof, or any proposal, inquiry or offer that would reasonably be expected to lead to, any Company Takeover Proposal, (ii) enter into or otherwise participate in any discussions (except to notify a Person of the existence of the provisions of this Section 7.4) or negotiations regarding, or furnish to any Person (other than to Parent and its Representatives) any information regarding the Company or any of its Subsidiaries (regardless of whether such information is material or already publicly available) in connection with, or in furtherance of, or that would reasonably be expected to lead to any Company Takeover Proposal, (iii) waive, terminate, modify or fail to enforce any provision of any confidentiality or “standstill” or similar obligation of any Person (other than Parent) with respect to the Company or any of its Subsidiaries, (iv) make available any non-public information regarding the Company or any of its Subsidiaries to any Person (other than to Parent and its Representatives) in connection with or in response to any Company Takeover Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to any Company Takeover Proposal, (v) authorize any of, or commit or agree to do any of, the foregoing.  In addition, except as set forth in Section 7.4(g), the Company shall not, and shall cause its Subsidiaries not to, and shall cause its and its Subsidiaries’ respective directors and officers not to and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (A) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Company Takeover Proposal or submit to the vote of its shareholders any Company Takeover Proposal before the termination of this Agreement or (B) enter into, or approve or recommend or publicly propose to approve or recommend the entering into of any letter of intent, memorandum of understanding, amalgamation or merger agreement or other agreement, arrangement or understanding relating to any Company Takeover Proposal before the termination of this Agreement (other than a Company Acceptable Confidentiality Agreement) or (C) authorize any of, or commit or agree to do any of, the foregoing.

(c)           From and after the conclusion of the Go-Shop Period and prior to the Acceptance Time, nothing in Section 7.4(a) or Section 7.4(b) shall prohibit the Company or its Subsidiaries and Representatives at any time following the receipt by the Company of any Company Takeover Proposal from participating in any discussions or negotiations with, furnishing information to or waiving, modifying or electing not to enforce any confidentiality or “standstill” or similar obligation of, the Person making such Company Takeover Proposal and its Representatives, if the Company board of directors (or an authorized and empowered committee thereof) determines in good faith, after consultation with its outside legal counsel and financial advisor, that (i) failure to take such action would reasonably be expected to be inconsistent with the Company’s board of directors’ fiduciary duties under applicable Law and (ii) such Company Takeover Proposal constitutes a Company Superior Proposal or would reasonably be likely to lead to a Company Superior Proposal; provided that (A) before the Company may furnish any information to, or negotiate with, any Person with respect to such a Company Takeover Proposal, the Company shall have entered into a confidentiality agreement with such Person containing confidentiality terms and “standstill” or similar obligations not less restrictive in the aggregate to such Person and its Representatives than the provisions of the Confidentiality Agreement are to Parent and its Representatives (a “Company Acceptable Confidentiality Agreement”), and (B) all such information has previously been made available to Parent and its Representatives or will be so made available substantially concurrent with the time it is provided to such Person (and in any event within 48 hours).  For the avoidance of doubt, notwithstanding the conclusion of the Go-Shop Period, the Company and its Subsidiaries and Representatives may continue to engage in the activities described in Section 7.4(d) (subject to the limitations and obligations set forth therein) with respect to, and the restrictions set forth in Section 7.4(a) and Section 7.4(b) shall not apply to, any Excluded Party (but only for so long as such Person or group is an Excluded Party), including with respect to any amended or modified Company Takeover Proposal submitted by any Excluded Party following the conclusion of the Go-Shop Period.

(d)           Notwithstanding anything to the contrary in this Agreement, at any time and from time to time until 12:01 a.m. (New York time) on the thirty-first (31st) calendar day after the date of this Agreement (the period prior to such time, the “Go-Shop Period”), the Company, its Subsidiaries and its and their respective Representatives shall have the right to, without any allegation of breach of this Agreement by Parent, (1) solicit, initiate, encourage, facilitate and induce any inquiry or the making of any proposal or offer that constitutes a Company Takeover Proposal, including by making available any non-public information regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company or any of its Subsidiaries to any Person in connection with or in response to any Company Takeover Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to any Company Superior Proposal; provided that the Company shall make available to Parent substantially concurrently with providing to any such other Person (and in any event within 48 hours) any information concerning the Company or its Subsidiaries that was not previously provided to Parent or its Representatives; and (2) enter into or otherwise participate in any discussions or negotiations, or otherwise provide assistance, in connection with, or in furtherance of, any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to any Company Takeover Proposal.

(e)           Following the date hereof (including during the Go-Shop Period), the Company shall promptly (and in any event within 48 hours after receipt) advise Parent orally and in writing of (i) any Company Takeover Proposal (or any withdrawal thereof), (ii) any request for information that would reasonably be expected to lead to a Company Takeover Proposal, (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Company

Takeover Proposal and (iv) any negotiations sought to be initiated or resumed with either the Company or its Representatives concerning a Company Takeover Proposal, such notice to include the material terms (including price) and conditions of any such Company Takeover Proposal, request or inquiry (including a copy of any such written Company Takeover Proposal (and any financing commitments), request or inquiry and any amendments or modifications thereto or if oral, a written summary thereof) and the identity of the Person making the Company Takeover Proposal, request or inquiry.  The Company shall keep Parent fully informed on a reasonably current basis (and in any event within 48 hours) of any material developments, material discussions or material negotiations regarding any Company Takeover Proposal, request or inquiry, including any changes to the material terms and conditions thereof.  None of the Company or any of its Subsidiaries shall, after the date of this Agreement, enter into any agreement that would prohibit them from providing such information or the information contemplated by the last sentence of Section 7.4(d) to Parent.

(f)            Except as set forth in Section 7.4(g), neither the board of directors of the Company nor any committee thereof shall (i) withhold, withdraw, modify or qualify the Company Recommendation in a manner adverse to Parent, (ii) fail to include the Company Recommendation in the Proxy Statement or the Schedule 14D-9, or (iii) recommend or publicly propose to recommend any Company Takeover Proposal (any action described in clause (i), (ii) or (iii) being referred to as a “Company Recommendation Withdrawal”).

(g)           Notwithstanding anything to the contrary contained in this Agreement and subject to compliance with the provisions of this Section 7.4 (including Section 7.4(h)), at any time before the Acceptance Time, the Company’s board of directors (or an authorized and empowered committee thereof) may make a Company Recommendation Withdrawal in response to a Company Takeover Proposal that the Company’s board of directors (or applicable authorized and empowered committee thereof) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Company Superior Proposal, in each case, if the Company’s board of directors (or applicable authorized and empowered committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would violate its fiduciary (or similar) duties under applicable Law.

(h)           Notwithstanding anything to the contrary contained in this Agreement, the Company’s board of directors (and any authorized and empowered committee thereof) shall not be entitled to make a Company Recommendation Withdrawal under Section 7.4(g), unless (i) the Company shall have provided to Parent at least three Business Days before taking such action written notice that it intends to make a Company Recommendation Withdrawal and specifying the reasons therefor (and, if applicable, the information required by Section 7.4(e)), (ii) during such three Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent (to the extent Parent desires to negotiate) regarding any amendment or waiver to this Agreement proposed by Parent which shall be kept confidential by the Company (except to the extent required to be disclosed under applicable Law), (iii)  the Company has not materially breached its obligations under this Section 7.4 (excluding in each case inadvertent breaches which are capable of being cured and are cured within three Business Days following the receipt of written notice of such breach from Parent) and (iv) the Company’s board of directors (or an authorized and empowered committee thereof) shall have determined, after taking into account all amendments and waivers to this Agreement made in writing by

Parent in response to such Company Takeover Proposal by 5:00 PM New York Time on the third Business Day of such three Business Day period, and after consultation with its outside legal counsel and financial advisor, that (x) failure to take action with respect to the Company Takeover Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and (y) such Company Takeover Proposal continues to constitute a Company Superior Proposal.  The parties agree that any amendment to the financial terms (which shall include any change in (x) the form of consideration or (y) the percentage or allocation of form of consideration) or other material terms and conditions of a Company Takeover Proposal giving rise to proposed actions described in clause (i) above shall require a party to provide new written notification and shall commence a new three Business Day period under this Section 7.4(h).

(i)            Unless this Agreement has been terminated in accordance with its terms, notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Shareholder Meeting and to hold a vote of its shareholders for purposes of obtaining the Company Shareholder Approval shall not be limited or otherwise affected by (i) a Company Recommendation Withdrawal or (ii) the commencement, disclosure, announcement or submission to the Company of any Company Takeover Proposal (whether or not a Company Superior Proposal).  Unless this Agreement has been terminated in accordance with its terms, if the Company makes a Company Recommendation Withdrawal, (i) the Company shall nevertheless submit the matters contemplated by the Required Company Vote to a vote of its shareholders and (ii) the Proxy Statement and any and all accompanying materials may include appropriate disclosure with respect to such Company Recommendation Withdrawal in accordance with applicable Law after consultation with outside legal counsel.

(j)            Nothing contained in this Section 7.4 shall prohibit the Company or the Company board of directors from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act (including a “stop, look and listen” communication to Rule 14d-9(f) under the Exchange Act) or (ii)  making any disclosure to its shareholders if its board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law; provided that (A) any Company Recommendation Withdrawal only may be made in accordance with Section 7.4(g) and Section 7.4(h) and (B) any such disclosure (other than issuance by the Company of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that addresses or relates to the approval, recommendation or declaration of advisability by the Company’s board of directors with respect to this Agreement or a Company Takeover Proposal shall be deemed to be a Company Recommendation Withdrawal unless the Company in connection with such communication publicly states that the recommendation of its board of directors with respect to this Agreement has not changed or refers to the prior recommendation of the Company’s board of directors, without disclosing any Company Recommendation Withdrawal.

(k)           Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that any violation of the restrictions set forth in this Section 7.4 by any Representatives of the Company (or any of its Subsidiaries), shall be deemed to be a breach of this Section 7.4 by the Company.

Section 7.5            No Solicitation by Parent; Change of Parent Recommendation.

(a)           Parent shall not, and shall cause its Subsidiaries not to, and shall cause its and its Subsidiaries’ respective directors and officers not to and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate or induce any Parent Takeover Proposal or the making, submission, announcement or consummation thereof, or any proposal, inquiry or offer that would reasonably be expected to lead to, any Parent Takeover Proposal, (ii) enter into or otherwise participate in any discussions (except to notify a Person of the existence of the provisions of this Section 7.5) or negotiations regarding, or furnish to any Person (other than to the Company and its Representatives) any information regarding Parent or any of its Subsidiaries (regardless of whether such information is material or already publicly available) in connection with, or in furtherance of, or that would reasonably be expected to lead to any Parent Takeover Proposal, (iii) waive, terminate, modify or fail to enforce any provision of any confidentiality or “standstill” or similar obligation of any Person (other than the Company) with respect to Parent or any of its Subsidiaries, (iv) make available any non-public information regarding Parent or any of its Subsidiaries to any Person (other than to the Company and its Representatives) in connection with or in response to any Parent Takeover Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to any Parent Takeover Proposal, or (v) authorize any of, or commit or agree to do any of, the foregoing.  In addition, Parent shall not, and shall cause its Subsidiaries not to, and shall cause its and its Subsidiaries’ respective directors and officers not to and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (A) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Parent Takeover Proposal or submit to the vote of its shareholders any Parent Takeover Proposal, (B) enter into, or approve or recommend or publicly propose to approve or recommend the entering into of any letter of intent, memorandum of understanding, amalgamation or merger agreement or other agreement, arrangement or understanding relating to any Parent Takeover Proposal or (C) authorize any of, or commit or agree to do any of, the foregoing.

(b)           Nothing contained in this Section 7.5 shall prohibit Parent or Parent’s board of directors from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or Section 2.17 of National Instrument 62-104-Takeover Bids and Issuer Bids (“NI 62-104”) or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act (including a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or Section 2.17(2)(c) of NI 62-104).

(c)           Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that any violation of the restrictions set forth in this Section 7.5 by any Representatives of Parent (or any of its Subsidiaries), shall be deemed to be a breach of this Section 7.5 by Parent.

Section 7.6            Fees and Expenses.

Except as provided in Article IX, whether or not the Offer and the Merger are consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expense, except as otherwise expressly provided herein, and except that out-of-pocket expenses (excluding fees and disbursements to advisors) incurred in connection with filing, printing and mailing, as the case may be, of the Parent Registration Statement, the Proxy Statement, the Company Shareholder Materials, any Parent Meeting Materials, the pre-merger notification requirements of the HSR Act and any amendments or supplements thereto shall be shared equally by Parent and the Company.

Section 7.7            Indemnification; Directors’ and Officers’ Insurance.

(a)           From and after the Effective Time, Parent shall and, to the extent applicable, shall cause the Surviving Company to, to the fullest extent permitted by applicable Law (and, in the case of former directors and officers, to the extent permitted by the articles of association and organizational resolutions of the Company in effect immediately before the Closing and applicable Law), indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time before the date hereof or who becomes before the Effective Time, a director or officer of the Company or its Subsidiaries (the “Company Indemnified Parties”) from and against all losses, claims, damages, costs, expenses, liabilities, penalties or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, at or following, the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby.

(b)           Subject to Section 7.7(c), the organizational documents of the Surviving Company shall include provisions for indemnification, advancement of expenses and exculpation of the Company Indemnified Parties at least as favorable as those in effect on the date of this Agreement.  Following the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect the provisions in its organizational documents providing for indemnification, advancement of expenses and exculpation of the Company Indemnified Parties, as applicable, with respect to the facts or circumstances occurring at or before the Effective Time, to the fullest extent permitted from time to time under applicable Law, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would enlarge the scope of the Company Indemnified Parties’ indemnification rights thereunder.

(c)           Subject to the remaining provisions of this Section 7.7(c), the Surviving Company shall, and Parent shall cause the Surviving Company to, at no expense to the beneficiaries, either (i) continue to maintain in effect for six years from the Effective Time directors’ and officers’ liability insurance and fiduciary liability insurance having terms and conditions at least as favorable to the Company Indemnified Parties as the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance (the “Company Current Insurance”) with respect to matters existing or occurring at or before the Effective Time (including the transactions contemplated hereby), or (ii) purchase a six year extended reporting period endorsement with respect to the Company Current Insurance and maintain this endorsement in full force and effect for its full term.  To the extent purchased after the date hereof and before the Effective Time, such insurance policies shall be placed through such broker(s) and with such insurance carriers as may be specified by the Company and as are reasonably acceptable to Parent.  Notwithstanding the foregoing, in no event shall Parent or the Surviving Company be required to expend for any such policies contemplated by this Section 7.7(c) an annual premium (measured for purposes of any “tail” by reference to 1/6th the aggregate premium paid therefor) amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)           If Parent or the Surviving Company or any of its successors or assigns (i) consolidates or amalgamates with or merges into any other Person and is not the continuing or surviving entity or entity of such consolidation or amalgamation or (ii) transfers or conveys all or substantially all of its properties and assets to any Person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Company assume and honor the obligations set forth in this Section 7.7.

(e)           From and after the Effective Time, Parent and the Surviving Company agree not to, directly or indirectly, amend, modify, limit or terminate the indemnification, advancement of expenses and exculpation provisions contained in the agreements listed in Section 7.7(e) of the Company Disclosure Letter.

(f)            The provisions of Section 7.7(a) through (e) above:  (i) are expressly intended to be for the benefit of, and shall (subject to the second sentence of Section 7.7(b)) be enforceable by, each Company Indemnified Party, his or her heirs and legal representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  Parent and the Surviving Company shall pay or cause to be paid (as incurred) all expenses, including reasonable fees and expenses of counsel, that a Company Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 7.7 (subject to reimbursement if the Company Indemnified Party is subsequently determined not to be entitled to indemnification under Section 7.7(a)).

Section 7.8            Public Announcements.  The press release to be issued after the execution of this Agreement by all parties regarding the Offer and Merger shall be a joint press release and thereafter each of Parent and the Company shall, except as may be required by applicable Law or by obligations under any listing agreement with or rules of the NYSE or the TSX or by request of any Governmental Entity, give the other party and its Representatives a reasonable opportunity in advance of issuing any press release or otherwise making any public statement with respect to this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby to review and comment on any such press release or public statement (and shall address or include, as applicable, in such press release or public statement comments reasonably proposed by the other party); provided, however, that this consultation obligation shall not apply to any press release or other public statement relating to any actual or contemplated dispute among the parties to this Agreement.

Section 7.9            Employee Benefits.

(a)           As of the Acceptance Time, Parent shall, or shall cause one of its Subsidiaries to, continue to employ each Person employed by the Company or any of its Subsidiaries as of the Acceptance Time (such employees, collectively, the “Employees”).  Nothing contained in this Agreement shall constitute a guarantee of continued employment of any Employee.

(b)           From the Acceptance Time through the first anniversary of the Closing Date, Parent shall (or shall cause its Subsidiaries to) provide each Employee with (i) a base salary or hourly wage that is no less than the base salary or hourly wage that such Employee received from the Company or any of its Subsidiaries immediately prior to the Acceptance Time, (ii) incentive compensation opportunities (including annual and long-term incentive compensation opportunities, but excluding any change in control or retention pay or benefits in connection with the transactions contemplated by this Agreement) that are no less than the incentive compensation opportunities provided to such Employee by the Company or any of its Subsidiaries immediately prior to the Acceptance Time, and (iii) employee benefits that are no less favorable in the aggregate than the employee benefits provided to such Employee by the Company or any of its Subsidiaries immediately prior to the Acceptance Time.

(c)           With respect to any Employee whose employment is terminated by Parent, the Company or any of their respective Subsidiaries from and after the Acceptance Time and on or before the first anniversary of the Acceptance Time, Parent shall provide, or shall cause the Company or any of their respective Subsidiaries to provide such Employee with the payments and benefits determined in accordance with Section 7.9(c) of the Company Disclosure Letter, in each case taking into account all service with the Company, Parent and their respective Subsidiaries; provided, however, that any severance payment or benefit provided to such terminated Employee shall be subject to the execution and effectiveness of a general release of claims.

(d)           Parent and its Subsidiaries shall ensure that any Compensation and Benefit Plan in which the Employees are eligible to participate after the Acceptance Time shall, to the extent applicable, take into account for all purposes, including eligibility, accrual and vesting thereunder (but not for purposes of defined benefit pension benefit accruals), except to the extent it would result in a duplication of benefits or the funding thereof, service by the Employees with the Company and any of its Subsidiaries (and any applicable predecessor) before the Acceptance Time, to the same extent such service was credited before the Acceptance Time under a comparable Company Benefit Plan.

(e)           Parent shall, and shall cause its Subsidiaries to use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Employees under any Parent Benefit Plan in which such Employees may be eligible to participate after the Acceptance Time (except to the extent that such conditions, exclusions or requirements applied to the

Employee under comparable Company Benefit Plans) and (ii) provide each Employee with credit for any co-payments and deductibles paid during the calendar year in which the Acceptance Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare or benefit plans in which such Employee is eligible to participate during such year.

(f)            To the extent that the Company has not paid annual bonuses for the 2016 calendar year generally to its Employees prior to the Acceptance Time, Parent shall, or shall cause one of its Subsidiaries to, pay, no later than March 15, 2017, such bonuses to Employee in the amounts (less any applicable withholding) determined by the Compensation Committee of the Company prior to the Acceptance Time.

(g)           Notwithstanding the foregoing, nothing herein shall (i) be construed to establish or be treated as an amendment or modification of any Compensation and Benefit Plan, (ii) alter or limit Parent’s or any of its Subsidiaries’ (including the Company and its Subsidiaries, following the Acceptance Time) ability to amend, modify or interpret or terminate any Compensation and Benefit Plan at any time in accordance with the terms of such plan and applicable Law or (iii) give any third party, including any Employee, any right to rely upon or demand or enforce the provisions of this Section 7.9.

Section 7.10          Listing; Reservation for Issuance.  Parent shall apply for and use commercially reasonable efforts to obtain conditional approval of the listing and posting for trading on the TSX to be effective no later than the Acceptance Time all Parent Shares to be issued in the Offer and Merger to shareholders of the Company (the “Listed Parent Shares”), subject only to the satisfaction by Parent of customary listing conditions of the TSX.  Parent shall take all action necessary to reserve for issuance, on or before the Closing Date, any Listed Parent Shares that, by their terms and in accordance with this Agreement, will not be issued until after the Effective Time.

Section 7.11          Tax Treatment.

(a)           If the Consideration Threshold is met, the parties intend the Offer and the Merger to be a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and, in such case, will report it as such for U.S. federal, state and local income tax purposes.  Except with respect to Parent’s election to increase the Cash Consideration pursuant to a Consideration Mix Change, none of the parties will knowingly take any action or fail to take any action, which action or failure to act is reasonably likely to cause the Offer and the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

(b)           In the event that the Consideration Threshold is met, each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to provide representations of officers of Parent, Merger Sub and the Company to be relied on by counsel in rendering a written opinion that the Offer and Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

(c)            Except with respect to actions undertaken pursuant to this Agreement, none of the parties hereto will knowingly take any action that is reasonably likely to cause the Merger to fail to qualify as a “foreign merger” within the meaning of Subsection 87(8.1) of the Income Tax Act (Canada).

Section 7.12          Notification.  The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of (a) any notice or other communication received by such party from any Governmental Entity or the NYSE or the TSX (or any other securities market) in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, (b) any matter (including a breach of any representation, warranty, covenant or agreement contained in this Agreement) that would reasonably be expected to lead to the failure to satisfy any of the conditions to the Offer in Annex A or the Closing in Article VIII or would trigger a right of termination under Section 9.1 and (c) any Action commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the transactions contemplated hereby.  Failure to comply with this Section 7.12 shall not result in the failure of any condition under Annex A or Article VIII to be satisfied, unless such condition would have otherwise been satisfied but for such failure to comply with this Section 7.12.

Section 7.13          Formation and Obligations of Bid Sub and Merger Sub.  As soon as practicable after the date hereof, Parent shall organize Canada Sub, Bid Sub and Merger Sub in accordance with applicable Law.  Parent shall cause each of Bid Sub and Merger Sub to (i) enter into a written joinder agreement promptly following the organization of Bid Sub and Merger Sub, pursuant to which Bid Sub and Merger Sub will agree to become a party to and be bound by the terms of this Agreement and (ii) take any action required by this Agreement and the Merger Agreement to be taken by Bid Sub or Merger Sub, as applicable, from the date of its organization through the Closing.  Prior to the Effective Time, Bid Sub and Merger Sub will not undertake any activity except for any activity specifically required by this Agreement or the Merger Agreement or otherwise required to consummate the Transactions.  Unless Parent makes a Consideration Mix Change pursuant to the definition of “Cash Consideration” contained in this Agreement that prevents the Offer and the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, as soon as practicable after their respective formations, each of Canada Sub, Bid Sub and Merger Sub will file an election on IRS Form 8832 that its initial classification for United States federal income tax purposes will be disregarded as a separate entity.

Section 7.14          Rule 16b-3.  Prior to the Acceptance Time, each of Parent and the Company shall take all reasonable steps as may be required to cause any dispositions of Company Common Shares (including derivative securities with respect to Company Common Shares) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company and who would otherwise be subject to Rule 16b-3 promulgated under the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

Section 7.15          Anti-Takeover Statute.  The Company shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any

Takeover Law to become applicable to this Agreement (including the Transactions and the other transactions contemplated hereby).  If any Takeover Law is or may become applicable to this Agreement (including the Transactions and the other transactions contemplated hereby), each of the Company, Parent, Bid Sub and Merger Sub and their respective boards of directors shall (and Parent shall cause Bid Sub and Merger Sub to) grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby, and otherwise act reasonably to eliminate or minimize the effects of such Law on such transactions.

Section 7.16          Securityholder Litigation.  The Company shall promptly notify Parent in writing of any Action relating to this Agreement by any securityholder of the Company and permit Parent to participate in the defense thereof.  The Company shall not settle or offer to settle any such Action without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.  Parent shall promptly notify the Company in writing of any Action relating to this Agreement by any securityholder of Parent and permit the Company to participate in the defense thereof.  Parent shall not settle or offer to settle any such Action without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.  For purposes of this paragraph, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party, consistent with the common interest of Parent and the Company in these matters and the applicable privileges and protections provided therein, and the non-litigating party may offer comments or suggestions with respect to the litigation, but will not be afforded any decision making power or other authority over the litigation except for the settlement consent set forth above.

Section 7.17          Supplemental Indentures.  To the extent required, concurrently with the Closing, the Surviving Company shall (a) issue and cause to be executed by the requisite parties supplemental indentures pursuant to Section 9.1 of (i) that certain Senior Indenture, dated as of November 15, 2010, between Allied World Assurance Company Holdings, Ltd. and The Bank of New York Mellon, as supplemented by the First Supplemental Indenture, dated as of November 15, 2010, between Allied World Assurance Company Holdings, Ltd. and The Bank of New York Mellon and the Second Supplemental Indenture, dated as of December 30, 2010, among Allied World Assurance Company Holdings, AG, Allied World Assurance Company Holdings, Ltd. and The Bank of New York Mellon (as supplemented, the “2010 Allied World Indenture”) and (ii) that certain Senior Indenture, dated as of October 29, 2015, among Allied World Assurance Company Holdings, AG, Allied World Assurance Company Holdings, Ltd. and The Bank of New York Mellon, as supplemented by the First Supplemental Indenture, dated as of October 29, 2015, among Allied World Assurance Company Holdings, AG, Allied World Assurance Company Holdings, Ltd. and The Bank of New York Mellon (as supplemented, the “2015 Allied World Indenture” and together with the 2010 Allied World Indenture, the “Allied World Indentures”), and (b) comply with the applicable provisions of the Allied World Indentures, including, the delivery of any opinion of counsel required thereunder.

Section 7.18          Special Dividend.  Subject to applicable Laws:

(a)           Following the Company Shareholder Approval, and conditioned upon the occurrence of the Acceptance Time and restrictions under Swiss law, the Company shall declare and pay a special dividend of $5.00 per Company Common Share (the “Special Dividend”) payable to holders of record of outstanding Company Common Shares as of immediately prior to the Acceptance Time.  The Company shall cause the Special Dividend to be paid, without interest, as soon as possible after, but in any event within fifteen (15) Business Days after, the Acceptance Time.

(b)           If, between the date hereof and the Acceptance Time, the outstanding Company Common Shares are changed (or a record date for such change occurs) into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Special Dividend shall be appropriately and proportionately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.

Section 7.19          Financing Assistance.

(a)           The Company shall use its reasonable best efforts to provide such cooperation (including with respect to timeliness) to Parent as Parent may reasonably request in connection with any financing, including by way of public offering or private placement in Canada, the United States or elsewhere, carried out by Parent or any of its Subsidiaries prior to the Effective Time, including (i) participating in a reasonable number of meetings, presentations, drafting sessions, due diligence sessions and sessions with underwriters, prospective investors and ratings agencies; (ii) furnishing Parent and any underwriters with such financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including reconciliation of financial information from GAAP to IFRS to the extent required for the preparation of pro forma financial statements; (iii) assisting Parent and any underwriters in the preparation of any investor presentations, rating agency presentations, offering memoranda, prospectuses and similar documents solely with respect to information about the Company and its Subsidiaries; (iv) using commercially reasonable efforts to obtain consent(s) from the Company’s accountants to allow Parent to include, or incorporate by reference, in any offering memorandum or prospectus, the Company’s financial statements and such accountants’ reports thereon and to deliver customary consents and comfort letters in connection with such financial statements and translated versions of such financial statements and reports, together with customary translation opinions; and (v) providing, and using commercially reasonable efforts to cause the Company’s accountants to provide, assistance to Parent in the preparation of pro forma financial statements (provided that, for the avoidance of doubt, Parent shall be solely responsible for the preparation of any such pro forma financial statements) and other information about the Company and its Subsidiaries included in any offering memorandum, prospectus or other filing with the SEC or Canadian provincial or territorial securities regulatory authorities; provided that, notwithstanding anything to the contrary contained in this Agreement (including this Section 7.19), (i) nothing in this Agreement shall require any cooperation to the extent that it would require the board of directors of the Company or board of (managing) directors of any of its Subsidiaries to take any action or the Company or any of its Subsidiaries or Representatives, as applicable, to waive or amend any terms of this Agreement, agree to pay any commitment or other fees or reimburse any expenses prior to the Effective Time or to approve the execution or delivery of any document or certificate in connection with any financing, and (ii) no officer of the Company or any of its Subsidiaries who is not an officer of the Surviving Company shall be obligated to deliver any certificate in connection with any financing, other than customary certificates or representation letters to the Company’s accountant in connection with any consent or comfort letter to be provided pursuant to clause (iv) above, and no counsel for the Company or any of its Subsidiaries shall be obligated to deliver any opinion in connection with any financing; and provided, further, that, irrespective of the above, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument, other than customary certificates or representation letters to the Company’s accountant in connection with any consent or comfort letter to be provided pursuant to clause (iv) above, shall be effective until the Effective Time and none of the Company and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time. Notwithstanding anything in this Section 7.19 to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or commitment in connection with any financing prior to the Effective Time.

(b)           Parent shall, promptly upon request by the Company or promptly after termination of this Agreement, reimburse the Company for all reasonable out-of-pocket expenses and costs incurred in connection with the performance by the Company or other Persons with their respective obligations under this Section 7.19 and that Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries and their respective officers, directors, employees, Affiliates and/or agents from an against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with such obligations, in each case other than to the extent any of the foregoing (x) arises from the bad faith, gross negligence or intentional misconduct of, or breach of this Agreement by, the Company or any of its Subsidiaries or their respective officers, directors, employees, Affiliates and/or agents or (y) arises from or relates to information provided by or on behalf of the Company or any of its Subsidiaries or their respective officers, directors, employees, Affiliates and/or agents for use in connection with any financing.  Notwithstanding anything to the contrary contained herein, Parent, Bid Sub and Merger Sub acknowledge and agree that the Company and its Subsidiaries shall not, prior to the Effective Time, be obligated to incur any liability or commitment to any Person under any financing or any cooperation provided by this Section 7.19.  Notwithstanding anything in this Section 7.19 to the contrary, the condition set forth in clause (b) of Annex A as it applies to the Company’s obligations under this Section 7.19, shall be deemed satisfied unless there has occurred a knowing and willful material breach of its obligations under this Section 7.19.

Section 7.20          Investment Portfolio.  During the period from the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, (i) the Company agrees to manage the investment portfolio of the Company and its Subsidiaries in the ordinary course of business consistent with past practice, provided that, notwithstanding the foregoing, in the event of any proposed extraordinary change in its investment management strategy and/or in economic circumstances affecting such investment management strategy, the Company will obtain the prior written consent of Parent before making any change in its investment management strategy and (ii) the Company shall also work with Parent to facilitate and expedite the transition of its investment management strategy effective upon the Acceptance Time.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1                                    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction before the Closing of the following conditions, unless waived in writing (if such waiver is permitted and effective under applicable Law) by both the Company and Parent:

(a)                                 No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing, prohibiting or making illegal the consummation of the Merger shall be in effect and no Governmental Entity shall have instituted any Action that is pending seeking any such order.  There shall not be any Law enacted, entered, enforced or made applicable to the Merger, by any Governmental Entity of competent jurisdiction that makes the consummation of the Merger illegal or otherwise restrains, enjoins or prohibits the Merger.

(b)                                 Squeeze-Out Condition.  The Squeeze-Out Condition shall have been satisfied at the expiration of the Offer (as it may be extended in accordance with the terms of Section 1.1(c)).

(c)                                  Completion of the Offer; Merger Agreement.

(i)                                     Bid Sub shall have accepted for payment the Company Common Shares validly tendered and not withdrawn in the Offer.

(ii)                                  The Merger Agreement shall have been executed and delivered by Bid Sub, Merger Sub and the Company and shall be in full force and effect.  The Merger Audit Report shall have been executed and delivered by a specially qualified auditor and shall be in full force and effect. The Merger Right of Inspection shall have been granted to the Company’s and Merger Sub’s shareholders and quota holder, respectively, in the form and substance as required pursuant to Article 16 Swiss Merger Act. The Merger Employee Consultation shall have been conducted in the form and substance as required pursuant to Article 28 Swiss Merger Act in connection with Article 333a Swiss Code of Obligations.

(d)                                 Subsequent Company Shareholder Approval.  The Subsequent Company Shareholder Approval shall have been obtained with such approval being recorded in the form of a public deed as required pursuant to Article 18 Swiss Merger Act and the information regarding the Employee Consultation pursuant to Article 28 (2) Swiss Merger Act.

(e)                                  Subsequent Merger Sub Quota Holder Approval.  The Merger Agreement shall have been approved by the majority required pursuant to Article 18, paragraph 1(c) of the Swiss Merger Act at the Subsequent Merger Sub Quota holder Meeting with such approval being recorded in the form of a public deed as required pursuant to Article 18 Swiss Merger Act and the information regarding the Employee Consultation pursuant to Article 28 (2) Swiss Merger Act.

ARTICLE IX

TERMINATION

Section 9.1                                    Termination.  This Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time before the Effective Time, by written notice of the terminating party or parties (acting through the board of directors of the terminating party or parties), whether before or after the Company Shareholder Approval has been obtained only:

(a)                                 by mutual consent of the Company and Parent in a written instrument;

(b)                                 by either the Company or Parent, upon written notice to the other party, if (i) a Governmental Entity that is required to grant a Transaction Approval has denied such Transaction Approval and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the Transactions (including the acquisition or payment for Company Common Shares pursuant thereto), and such Order or other action has become final and nonappealable; provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement primarily caused any such denial, Order or other action;

(c)                                  prior to the Acceptance Time, by either the Company or Parent, upon written notice to the other party, if the Offer shall not have been consummated on or before August 18, 2017 (the “End Date”); provided that (i) if all of the conditions in Annex A (other than the conditions set forth in subsections (iii) (to the extent relating to the matters set forth in subsections (vii) or (viii) of the first paragraph of Annex A), (vii) or (viii) of the first paragraph of Annex A) have been satisfied or (if such waiver is permitted hereunder) waived, either Parent or the Company shall have the right by delivering written notice to the other party to extend the End Date for up to two additional 30-day periods and (ii) the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement primarily caused the failure of the Offer to be consummated on or before such date;

(d)                                 prior to the Acceptance Time, by Parent upon written notice to the Company, if (i) the board of directors (or any authorized and empowered committee thereof) of the Company shall have effected a Company Recommendation Withdrawal (including by amending or supplementing the Company Shareholder Materials or the Schedule 14D-9 to effect a Company Recommendation Withdrawal), (ii) the Company shall have materially breached its obligations under Section 7.4 (excluding in each case inadvertent breaches which are capable of being cured and are cured within three Business Days following the receipt of written notice of such breach from Parent) or (iii) a tender offer or exchange offer for 20% or more of the outstanding Company Common Shares (other than by Parent) is commenced, and the Company board of directors fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within 10 Business Days after such commencement (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) (it being understood and agreed that any “stop, look and listen” disclosure, including pursuant to subsection 2.17(2)(c) of NI 62-104, prior to the end of such period shall not be a failure to recommend against such tender offer or exchange offer) or (iv) the board of directors of the Company fails to reaffirm publicly the Company Recommendation (A) within ten (10) Business Days of Parent’s written request to do so in the event of any Company Takeover Proposal that is a tender offer or exchange offer under a Schedule TO, or (B) within seven (7) calendar days of Parent’s written request to do so in the event of any other Company Takeover Proposal that has been made public or in the event of any other public disclosure by the Company that relates to the approval, recommendation or declaration of advisability of the Transactions, provided that, in the case of clauses (A) and (B), Parent shall be entitled to make such a written request for reaffirmation, and the board of directors of the Company shall only be required to make such reaffirmation, on one occasion with respect to any one Company Takeover Proposal.

(e)                                  prior to the Acceptance Time, by the Company upon written notice to Parent, if  (i) Parent shall have materially breached its obligations under Section 7.5 (excluding in each case inadvertent breaches which are capable of being cured and are cured within three Business Days following the receipt of written notice of such breach from the Company) or (ii) a tender offer or exchange offer for 30% or more of the outstanding Parent Shares is commenced, and Parent’s board of directors fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within 10 Business Days after such commencement (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) (it being understood and agreed that any “stop, look and listen” disclosure prior to the end of such period shall not be a failure to recommend against such tender offer or exchange offer);

(f)                                   prior to the Acceptance Time, by Parent if Parent is not in material breach of its obligations under this Agreement, upon written notice to the Company if there shall have been a breach by the Company of any of the covenants or agreements in this Agreement or any representations or warranties of the Company set forth in this Agreement shall have become inaccurate or been breached by the Company, which breach or inaccuracy, individually or in the aggregate, results in (or would result in if continuing or occurring on the Closing Date), the failure of any of the conditions set forth in clause (a) or (b) of Annex A and which breach has not been cured within thirty days following written notice thereof to the Company or, by its nature, cannot be cured within such time period;

(g)                                  prior to the Acceptance Time, by the Company if the Company’s board of directors has effected a Company Recommendation Withdrawal in response to a Company Superior Proposal pursuant to Section 7.4(g) in order to enter into a definitive agreement to effect such Company Superior Proposal, provided that the Company pays the Company Termination Fee to Parent prior to or simultaneously with the termination of this Agreement pursuant to this Section 9.1(g);

(h)                                 prior to the Acceptance Time, by the Company if the Company is not in material breach of its obligations under this Agreement, upon written notice to Parent if (i)(A) the representations and warranties of Parent set forth in Section 5.2(a) (Capital Structure) and Section 5.8(a) (Absence of Certain Changes or Events) shall not be true and correct in all respects as of the date of this Agreement and as of the expiration of the Offer as though made on and as of the expiration of the Offer (except, in respect of the representations and warranties set forth in Section 5.2(a), for errors that are de minimis in the aggregate), (B) any of the representations and warranties set forth in Section 5.1 (Organization, Standing and Power), 5.3(a) (Authority; Non-Contravention), 5.5(a) (Board Approval), 5.10 (Vote Required) or 5.22 (Brokers or Finders) shall not be true and correct in all material respects as of the date of this Agreement and the expiration of the Offer as though made on and as of the expiration of the Offer (except for such representations and warranties made only as of a specified date, which shall not be true and correct in all material respects as of such date and except for such representations and warranties that are qualified by “materiality”, “Material Adverse Effect” or similar qualifier set forth herein, which shall not be true and correct in all respects) or (C) the representations and warranties of Parent set forth in this Agreement, other than those listed in clause (A) or (B), shall not be true and correct as of the date of this Agreement and at and as of immediately prior to the expiration of the Offer as if made at and as of such time (except to the extent any such representation and warranty expressly speaks as of a specified date which shall not be true and correct in all respects as of such specified date) unless the inaccuracies (without giving effect to any knowledge, materiality or Material Adverse Effect qualifications or exceptions contained therein) in respect of such representations and warranties, taking all the inaccuracies in respect of all such representations and warranties together in their entirety, have not had and would not result in a Parent Material Adverse Effect, (ii) Parent shall have failed to perform in all material respects all obligations or shall have failed to comply in all material respects with all agreements and covenants of Parent to be performed and complied with by it under this Agreement and in the case of each clause (i) and (ii) above, such inaccuracy or failure to be true and correct or failure to perform or to comply has not been cured within thirty days following written notice thereof to Parent or, by its nature, cannot be cured within such time period, or (iii) the Company shall not have received a certificate dated the date of the expiration of the Offer and signed on behalf of Parent by a duly authorized officer of Parent certifying that clauses (i) and (ii) above are not applicable;

(i)                                     by either the Company or Parent, if the Company Shareholder Approval shall not have been obtained upon a vote taken thereon at the duly convened Company Shareholder Meeting, or any adjournment or postponement thereof at which the applicable vote was taken;

(j)                                    by either the Company or Parent, in the event that Parent is required to hold a Parent Shareholder Meeting pursuant to Section 1.2 and at such meeting, or any adjournment or postponement thereof at which the applicable vote was taken, the Parent Shareholder Approval shall not have been obtained upon a vote taken thereon;

(k)                                 prior to the Acceptance Time, by Parent, if since the date hereof, there shall have been any events, circumstances, developments, changes and effects that, individually or in the aggregate with other such events, circumstances, developments, changes and effects, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(l)                                     prior to the Acceptance Time, by the Company, if since the date hereof, there shall have been any events, circumstances, developments, changes and effects that, individually or in the aggregate with other such events, circumstances, developments, changes and effects, has had, or would reasonably be expected to have, a Parent Material Adverse Effect; or

(m)                             on or after the Acceptance Time, by Parent or the Company in the event the Squeeze-Out Condition has not been satisfied as of immediately prior to the Acceptance Time.

Section 9.2                                    Effect of Termination.

(a)                                 In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of the Company, Bid Sub, Merger Sub or Parent or their respective officers or directors under or arising from this Agreement, except with respect to (i) Section 7.2(b) (Confidentiality), (ii) Section 7.6 (Fees and Expenses), (iii) this Section 9.2 (Effect of Termination), (iv) Section 9.3 (Matters Relating to Termination), (v) Article X (General Provisions) and (vi) solely in connection with a termination pursuant to Section 9.1(m), Article I, Section 3.3, Section 3.4, Section 3.5, Section 7.7, Section 7.9, Section 7.11 (to the extent applicable), Section 7.17 (to the extent applicable) and Section 7.18, which shall survive such termination, except that no party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.  For purposes of this Agreement, “willful and material breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement.

(b)                                 If Parent terminates this Agreement under Section 9.1(d) or the Company terminates this Agreement under Section 9.1(g), then the Company shall, as promptly as reasonably practicable (and in any event (i) not later than the next Business Day following such termination in the case of a termination by Parent under Section 9.1(d) and (ii) prior to or simultaneously with the termination in the case of a termination by the Company under Section 9.1(g)), pay to Parent, by wire transfer of immediately available funds, an amount equal to the Company Termination Fee.

(c)                                  If the Company terminates this Agreement under Section 9.1(e), then Parent shall, as promptly as reasonably practicable (and in any event not later than the next Business Day following such termination), pay to the Company, by wire transfer of immediately available funds, an amount equal to $196,000,000 (the “Parent Termination Fee”).

(d)                                 (i) If Parent terminates this Agreement under Section 9.1(f), then the Company shall, as promptly as reasonably practicable (and in any event not later than the next Business Day following such termination) pay to Parent, by wire transfer of immediately available funds, an amount equal to Parent’s Reimbursable Expenses, which amount shall be fully creditable against the Company Termination Fee in the event such Company Termination Fee becomes payable pursuant to clause (ii) of this Section 9.2(d), and (ii) if Parent terminates this Agreement under Section 9.1(c) or 9.1(f) and (A) from and after the date of this Agreement and at any time before the Acceptance Time, a Company Takeover Proposal (including from an Excluded Party) has been publicly announced or otherwise communicated to the officers of the Company or its board of directors and (B) the Company enters into a definitive agreement with respect to, or there is consummated by the Company, a transaction in connection with such Company Takeover Proposal with the Person or group (or an Affiliate thereof) originally making such Company Takeover Proposal within twelve months after such termination, then, on the earlier of the date of such entering into a definitive agreement or consummation, the Company shall pay to Parent, by wire transfer of immediately available funds, the Company Termination Fee.  For purposes of this Section 9.2(d), each reference to “20% or more” in the definition of “Company Takeover Proposal” shall be deemed to be a reference to “more than 50%.”

(e)                                  (i) If the Company terminates this Agreement under Section 9.1(h), then Parent shall, as promptly as reasonably practicable (and in any event not later than the next Business Day following such termination) pay to the Company, by wire transfer of immediately available funds, an amount equal to the Company’s Reimbursable Expenses, which amount shall be fully creditable against the Parent Termination Fee in the event such Parent Termination Fee becomes payable pursuant to clause (ii) of this Section 9.2(e), and (ii) if the Company terminates this Agreement under Section 9.1(c) or 9.1(h), and (A) from and after the date of this Agreement and at any time before the Acceptance Time, a Parent Takeover Proposal has been publicly announced or otherwise communicated to the officers of Parent or its board of directors and (B) Parent enters into a definitive agreement with respect to, or there is consummated by Parent, a transaction in connection with such Parent Takeover Proposal with the Person (or an Affiliate thereof) originally making such Parent Takeover Proposal within twelve months after such termination, then, on the earlier of the date of such entering into a definitive agreement or consummation, Parent shall pay to the Company, by wire transfer of immediately available funds, the Parent Termination Fee.  For purposes of this Section 9.2(e), each reference to “30% or more” in the definition of “Parent Takeover Proposal” shall be deemed to be a reference to “more than 50%.”

(f)                                   If either party terminates this Agreement under Section 9.1(i) then (i) the Company shall, as promptly as reasonably practicable (and in any event (A) not later than the next Business Day following such termination in the case of a termination by Parent and (B) prior to or simultaneously with the termination in the case of a termination by the Company) pay to Parent, by wire transfer of immediately available funds, an amount equal to Parent’s Reimbursable Expenses, which amount shall be fully creditable against the Company Termination Fee in the event such Company Termination Fee becomes payable pursuant to clause (ii) of this Section 9.2(f), and (ii) if (A) from and after the date of this Agreement and before such vote a Company Takeover Proposal in respect of the Company has been publicly announced or otherwise communicated to the officers of the Company or the Company’s board of directors and (B) the Company enters into a definitive agreement with respect to, or there is consummated by the Company, a transaction in connection with such Company Takeover Proposal with the Person or group (or an Affiliate thereof) originally making such Company Takeover Proposal within twelve months after such termination, then, on the earlier of the date of such entering into a definitive agreement or consummation, the Company shall pay to Parent, by wire transfer of immediately available funds, the Company Termination Fee.  For purposes of this Section 9.2(f) each reference to “20% or more” in the definition of “Company Takeover Proposal” shall be deemed to be a reference to “more than 50%.”

(g)                                  If either party terminates this Agreement under Section 9.1(j) then (i) Parent shall, as promptly as reasonably practicable (and in any event (A) not later than the next Business Day following such termination in the case of a termination by the Company and (B) prior to or simultaneously with the termination in the case of a termination by Parent) pay to the Company, by wire transfer of immediately available funds, an amount equal to the Company’s Reimbursable Expenses, which amount shall be fully creditable against the Parent Termination Fee in the event such Parent Termination Fee becomes payable pursuant to clause (ii) of this

Section 9.2(g), and (ii) if (A) from and after the date of this Agreement and before such vote a Parent Takeover Proposal in respect of the Company has been publicly announced or otherwise communicated to the officers of Parent or Parent’s board of directors and (B) Parent enters into a definitive agreement with respect to, or there is consummated by Parent, a transaction in connection with such Parent Takeover Proposal with the Person or group (or an Affiliate thereof) originally making such Parent Takeover Proposal within twelve months after such termination, then, on the earlier of the date of such entering into a definitive agreement or consummation, Parent shall pay to the Company, by wire transfer of immediately available funds, the Parent Termination Fee.  For purposes of this Section 9.2(g) each reference to “30% or more” in the definition of “Parent Takeover Proposal” shall be deemed to be a reference to “more than 50%.”

Section 9.3                                    Matters Relating to Termination.

(a)                                 Except with respect to a termination under Section 9.1(d)(ii) or Section 9.1(f) that arises from the willful and material breach of this Agreement or fraud by the Company, each of the Company and Parent acknowledges and agrees that if Parent is entitled to receive and actually receives the Company Termination Fee under this Agreement, Parent’s receipt of the Company Termination Fee shall constitute Parent’s and Merger Sub’s sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement regardless of the circumstances giving rise to such termination.

(b)                                 Except with respect to a termination under Section 9.1(e)(i) or Section 9.1(h) that arises from the willful and material breach of this Agreement or fraud by Parent or Merger Sub, each of the Company and Parent acknowledges and agrees that if the Company is entitled to receive and actually receives the Parent Termination Fee under this Agreement, the Company’s receipt of the Parent Termination Fee shall constitute the Company’s sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement regardless of the circumstances giving rise to such termination.

(c)                                  The parties agree and understand that in no event shall either party be required to pay the Parent Termination Fee or the Company Termination Fee, as applicable, on more than one occasion.

(d)                                 The parties acknowledge and agree that the agreements contained in Section 9.2 and this Section 9.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement, and that any amounts payable under Section 9.2 do not constitute a penalty.  If a party fails to pay as directed in writing by the other party the termination fee due to such party under Section 9.2 within the time periods specified in Section 9.2, the party owing the termination fee shall pay the out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal (or, if not reported therein, by another authoritative source mutually agreed by the parties), calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE X

GENERAL PROVISIONS

Section 10.1                             Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements of Parent, Merger Sub or the Company in this Agreement or in any instrument delivered under this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 10.2                             Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email is confirmed by facsimile, or such facsimile is confirmed by email or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or facsimile or any other method described in this Section 10.2, or (c) when delivered by a courier (with confirmation of delivery).

All notices hereunder shall be delivered as set forth below or under such other instructions as may be designated in writing by the party to receive such notice.

(a)                                 If to the Company, to:

Allied World Assurance Company Holdings, AG

199 Water Street, 24th Floor

New York, NY 10038
Attention:  Wesley D. Dupont
Facsimile:  (646) 794-0613
Email:  Wesley.Dupont@awac.com

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:  Steven A. Seidman, Esq.

Sean M. Ewen, Esq.

Facsimile:  (212) 728-9867

Email:        sseidman@willkie.com

sewen@willkie.com

(b)                                 If to Parent, to:

Fairfax Financial Holdings Limited

Suite 800

95 Wellington Street West

Toronto, Ontario M5J 2N7
Attention:  Paul Rivett
Facsimile:  (416) 367-2201
Email:  PRivett@hwic.ca

with a copy to (which shall not constitute notice):

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention:  Scott Petepiece

George Karafotias

Facsimile:  (212) 848-7179

Email:       spetepiece@shearman.com

gkarafotias@shearman.com

and to:

Torys LLP

Suite 3000

79 Wellington Street West

Box 270, Toronto Dominion Centre

Toronto, Ontario M5K 1N2

Attention:        David Chaikof

Thomas Yeo

Facsimile:        (416) 865-7380

Email:             dchaikof@torys.com

tyeo@torys.com

Section 10.3                             Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Disclosure Letters and the Annexes hereto, and not to any particular provision of this Agreement.  Any pronoun shall include the corresponding masculine, feminine and neuter forms.  References to “party” or “parties” in this Agreement mean the Company and/or Parent, as the case may be.  References to “dollars” or “$” in this Agreement are to the lawful currency of the United States of America and references to “CHF” in this Agreement are to the lawful currency of Switzerland.  References to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement, together with all amendments thereto.  References to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.  Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.  Each section or subsection of a Disclosure Letter qualifies the correspondingly numbered representation, warranty or covenant of the Agreement; provided that information disclosed in one section or subsection of a Disclosure Letter shall be deemed to be included in each other section or subsection of such Disclosure Letter in which the relevance of such information would be reasonably apparent on the face thereof.  Representations and warranties in Article IV and Article V that are made in reference to a party’s Disclosure Letter or “in the case of” or “with respect to” a certain party and its Subsidiaries or Affiliates are being made only by that party.

Section 10.4                             Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or electronic “.pdf” shall be effective as delivery of a manually executed counterpart hereof.

Section 10.5                             Entire Agreement; No Third Party Beneficiaries.

(a)                                 This Agreement (including the Annexes, the Parent Disclosure Letter and the Company Disclosure Letter) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and shall terminate in accordance with its terms, or if the Closing occurs, as set forth in Section 10.2(b).

(b)                                 This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (i) as set forth in or contemplated by the terms and provisions of Section 7.7 and (ii) from and after the Effective Time, the rights of holders of Company Common Shares to receive the Merger Consideration set forth in Article III.

Section 10.6                             Governing Law.  This Agreement shall be governed by, interpreted and construed with regard to, in all respects, including as to validity, interpretation and effect, the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws (other than those provisions set forth herein that are required to be governed by the Laws of Switzerland).  The Merger Agreement shall be governed by, interpreted and construed with regard to, in all respects, including as to validity, interpretation and effect, the Laws of Switzerland, without giving effect to its principles or rules of conflict of laws.

Section 10.7                             Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing a material portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.8                             Assignment.  Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties, which may be granted or withheld in the sole discretion of the other parties.  Any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  Unless Parent makes a Consideration Mix Change pursuant to the definition of “Cash Consideration” contained in this Agreement that prevents the Offer and the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, no assignment or purported assignment of this Agreement by any party hereto shall be valid if and to the extent such assignment causes the Offer and the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

Section 10.9                             Enforcement.  The parties agree that money damages would be both incalculable and an insufficient remedy and that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each of the parties shall be entitled to specific performance, an injunction or other equitable relief to prevent breaches or violations of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Chosen Court, this being in addition to any other remedy to which they are entitled at law or in equity.  Moreover, and in recognition of the foregoing, each of the parties hereby waives (a) any defense in any action for specific performance of this Agreement that a remedy at law would be adequate or that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason and (b) any requirement under any law for any party to post security as a prerequisite to obtaining equitable relief.  Each party acknowledges and agrees that the agreements contained in this Section 10.9 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement.

Section 10.10                      Submission to Jurisdiction.  Each party irrevocably and unconditionally consents, agrees and submits to the exclusive jurisdiction of the U.S. Federal courts of the State of Delaware and the Court of Chancery of the State of Delaware (and appropriate appellate courts therefrom, respectively) (the “Chosen Courts”), for the purposes of any Action with respect to the subject matter hereof (other than the Merger Agreement, which shall be interpreted, construed, governed and enforced as set forth therein).  Each party agrees to commence any Action relating hereto only in the State of Delaware, or if such Action may not be brought in such court for reasons of subject matter jurisdiction, in the other appellate courts therefrom or other courts of the State of Delaware.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action with respect to the subject matter hereof (other than the Merger Agreement, which shall be interpreted, construed, governed and enforced as set forth therein) in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  Each party further irrevocably and unconditionally consents to and grants any such court jurisdiction over the Person of such parties and, to the extent legally effective, over the subject matter of any such dispute and agrees that mailing of process or other documents in connection with any such Action in the manner provided in Section 10.2 hereof or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.  The parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 10.11                      Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12                      Amendment.  This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after receipt of the Company Shareholder Approval; provided that after receipt of any such vote, no amendment shall be made which by Law (or the rules and regulations of the NYSE or the TSX) requires approval by shareholders of Parent or further approval by shareholders of the Company without obtaining such approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties by their duly authorized representatives.

Section 10.13                      Extension; Waiver.  At any time before the Effective Time, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any breach of the representations or warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.  No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

Section 10.14                      Defined Terms.  For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“2010 Allied World Indenture” shall have the meaning specified in Section 7.17.

“2015 Allied World Indenture” shall have the meaning specified in Section 7.17.

“Acceptance Time” shall have the meaning specified in Section 1.1(d).

“Acceptance Time Parent Share Price” means the volume weighted average price per Parent Share on the TSX (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the 20 consecutive trading days immediately preceding the trading day before the Acceptance Time, in each case converted into U.S. Dollars using the average USD Equivalent as measured over such 20-day period.  For all purposes of this Agreement, the Acceptance Time Parent Share Price shall be calculated to the nearest one-hundredth of one cent.

“Action” has the meaning specified in Section 4.6.

“Actuarial Analyses” means all actuarial reports prepared by actuaries, independent or otherwise, with respect to a party’s Insurance Subsidiaries, and all opinions, certifications, attachments, addenda, supplements and modifications thereto.

“Additional Antitrust Approvals” has the meaning specified in Section 7.3.

“Administrator” means each program manager, managing general agent, third party administrator or claims adjuster or manager, at the time such Person managed or administered business (including the administration, handling or adjusting of claims) for or on behalf of a party or its Subsidiaries.

“Advisers Act” has the meaning specified in Section 4.21.

“Affiliate” means any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  As used in this Agreement, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agent” means each insurance agent, marketer, wholesaler, distributor, general agent, agency, producer, broker, reinsurance intermediary, program manager, managing general agent and managing general underwriter currently writing, selling, producing, underwriting or administering business for or on behalf of a party or its Subsidiaries, including such party’s and its Subsidiaries’ salaried employees.

“Agreement” has the meaning specified in the Introduction.

“Allied World Indentures” has the meaning specified in Section 7.17.

“Applicable SAP” means the statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted in writing by the applicable insurance regulatory authority, including accounting and financial reporting pronouncements by the Bermuda Monetary Authority, the Swiss Financial Market Supervisory Authority FINMA and the National Association of Insurance Commissioners.

“Articles Amendment” means the amendment to Article 14 of the Company’s Articles of Association to permit a holder of 10% or more of the Company Common Shares to register its Company Common Shares on the Company’s shareholder register with full voting rights for all shares held by such holder (or any of its Affiliates or controlled persons as defined in Article 14 of the Company’s Articles of Association).

“Average Parent Share Price” means $460.65.

“Bid Sub” has the meaning specified in the Recitals.

“Board Modification” means the election by the shareholders of the Company of the individuals designated by Parent to the board of directors of the Company pursuant to Section 1.5.

“BofA Merrill Lynch” has the meaning specified in Section 4.22.

“Book-Entry Shares” has the meaning specified in Section 1.1(e).

“Burdensome Regulatory Action” has the meaning specified in Section 7.3(c).

“Business Day” means any date other than a Saturday, Sunday or other day on which banking institutions in New York, Toronto or the canton of Zug, Switzerland are obligated by Law or executive order to be closed.

“Canada Sub” has the meaning specified in the Recitals.

“Cash Consideration” means $5.00 in cash, without interest; provided that at any time on or prior to March 3, 2017, Parent may, in its sole and absolute discretion, irrevocably increase the Cash Consideration to an amount not to exceed $35.00 by delivering written notice of such increase to the Company, signed by an executive officer of Parent (a “Consideration Mix Change”), in which case such increased amount shall be the Cash Consideration for all purposes hereunder, including, for the avoidance of doubt, for purposes of the definition of Stock Consideration.  For the avoidance of doubt, Parent shall only be entitled to make one (1) Consideration Mix Change and such Consideration Mix Change shall be irrevocable.

“Certificate of Merger” has the meaning specified in Section 2.1.

“Chosen Courts” has the meaning specified in Section 10.10.

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Introduction.

“Company Acceptable Confidentiality Agreement” has the meaning specified in Section 7.4(c).

“Company Benefit Plan” means only those Compensation and Benefit Plans maintained by, sponsored in whole or in part by, or contributed to by the Company or its Subsidiaries.

“Company Certificate” has the meaning specified in Section 1.1(e).

“Company Common Shares” has the meaning specified in the Recitals.

“Company Current Insurance” shall have the meaning specified in Section 7.7(c).

“Company Disclosure Letter” has the meaning specified in Article IV.

“Company Indemnified Parties” has the meaning specified in Section 7.7(a).

“Company Investment Assets” has the meaning specified in Section 4.13(a).

“Company Investment Policy” has the meaning specified in Section 4.13(a).

“Company Lease” has the meaning specified in Section 4.19(a).

“Company Leased Real Property” has the meaning specified in Section 4.19(a).

“Company Material Contract” means any of the contracts described in clauses (i) through (v) of Section 4.14(a).

“Company Owned Intellectual Property” means all Intellectual Property owned by, or under obligation of assignment to, the Company or any of its Subsidiaries.

“Company Owned Real Property” has the meaning specified in Section 4.19(c).

“Company Owned Registered IP” has the meaning specified in Section 4.17(a).

“Company Recommendation” has the meaning specified in Section 4.9.

“Company Recommendation Withdrawal” has the meaning specified in Section 7.4(f).

“Company Restricted Award” means each Company Common Share and restricted stock unit of a Company Common Share outstanding immediately before the Effective Time granted by the Company under a Company Share Plan that is subject to forfeiture risk.

“Company Risk Policies” has the meaning specified in Section 4.4(f).

“Company SEC Reports” has the meaning specified in Section 4.4(a).

“Company Share Plans” has the meaning specified in Section 4.2(a).

“Company Share Register” means the register of shareholders of the Company.

“Company Shareholder Approval” has the meaning specified in Section 7.1(c).

“Company Shareholder Materials” means notice to the shareholders of the Company of the Company Shareholder Meeting, the Proxy Statement and any other materials the Company may provide to the shareholders of the Company along with such notice and the Proxy Statement, specifically in connection with the solicitation of the Required Company Vote.

“Company Shareholder Meeting” has the meaning specified in Section 7.1(c).

“Company Shareholder Proxies” has the meaning specified in the Section 7.1(e).

“Company Shareholder Voting Agreement” has the meaning specified in the Recitals.

“Company Stock Options” has the meaning specified in Section 3.3(a).

“Company Superior Proposal” means a bona fide Company Takeover Proposal (with all references to “20% or more” in the definition of Company Takeover Proposal being deemed to be references to “more than 50%”), not obtained in material breach of Section 7.4 (excluding in each case inadvertent breaches that are capable of being cured and are cured within three Business Days following the receipt of written notice of such breach from Parent), made in writing (a) that is on terms that the board of directors of the Company determines in good faith (after consulting with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the Company Takeover Proposal and the Person making the Company Takeover Proposal (including any break-up fees, expense reimbursement provisions, conditions to consummation (including any conditions relating to financing, regulatory approvals or other events or conditions beyond the control of the Company) and availability of any necessary financing), is more favorable to the Company’s best interests (taking into account the interests of the shareholders of the Company) than the transactions contemplated hereby (taking into account any written proposal to amend this Agreement by and binding upon Parent which is received by the Company in accordance with Section 7.4(h) or otherwise before the determination by the Company’s board of directors), (b) which the board of directors of the Company determines is reasonably likely to be consummated and (c) that is not subject to any financing contingency.

“Company Systems” has the meaning specified in Section 4.18(a).

“Company Takeover Proposal” means with respect to the Company any proposal or offer from any Person or group (other than Parent or any of its Subsidiaries) relating to, or that would reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities (including any

Company Voting Debt) of any of the Company’s Subsidiaries) or businesses that constitute 20% or more of the assets or account for 20% or more of the net income of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities (including any Company Voting Debt) of the Company, (ii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of any class of equity securities (including any Company Voting Debt) of the Company or (iii) any merger, amalgamation, scheme of arrangement, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its Subsidiaries, in each case, under which any Person or the shareholders of any Person would own 20% or more of any class of equity securities (including any Company Voting Debt) of the Company or of any resulting parent company of such party, in each case other than the Transactions.

“Company Termination Fee” means (i) if payable in connection with a termination of this Agreement prior to 5 days after the expiration of the Go-Shop Period by either Parent under Section 9.1(d)(i) or the Company under Section 9.1(g) (in either case, with respect to the Company entering into a definitive agreement to effect a Company Superior Proposal with a Person or group that is an Excluded Party at the time of such termination), an amount equal to $73,500,000 and (ii) if payable in any other circumstance, an amount equal to $196,000,000.

“Company Transaction Approvals” has the meaning specified in Section 4.3(c).

“Company Underwriting Model” has the meaning specified in Section 4.17(e).

“Company Voting Debt” has the meaning specified in Section 4.2(c).

“Compensation and Benefit Plan” means (i) any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, (ii) any other employee benefit plan, program, policy, practice, or arrangement, including those providing the following benefits:  pension, retirement, profit-sharing, thrift, savings, bonus, incentive, stock option or other equity or equity-based compensation, deferred compensation, stock purchase, severance pay, retention, change of control, redundancy, unemployment benefits, sick leave, life assurance, death benefit, vacation pay, salary continuation, welfare benefit, fringe benefit, compensation, flexible spending account or scholarship, and (iii) any employment, consulting, retirement, retention, change in control, severance or similar agreement, in any case (A) that is sponsored or maintained by the Company, Parent or any of their respective Subsidiaries, (B) to which the Company, Parent or any of their respective Subsidiaries is a party, (C) to which the Company, Parent or any of their respective Subsidiaries contributes or is obligated to contribute, or (D) with respect to which the Company, Parent or any of their respective Subsidiaries has any obligation or liability (including contingent obligations or liability).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 17, 2016, between Parent and the Company.

“Consideration” means the aggregate Offer Price and Merger Consideration payable by Parent pursuant to the Offer and the Merger, taken as a whole.

“Consideration Threshold” means that the Stock Consideration constitutes forty percent (40%) or more of the aggregate fair market value of the sum of (i) the Consideration plus (ii) the Special Dividend.  For purposes of both the numerator and denominator of this calculation, (i) the fair market value of the Stock Consideration paid pursuant to the Offer shall be the average of the high and low trading prices on the date on which the Acceptance Time occurs and (ii) the fair market value of the Stock Consideration received in exchange for Company Common Shares converted in the Merger shall be the average of the high and low trading prices on the Closing Date, in each case, as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties.  For the avoidance of doubt, the fractional shares that are cashed out pursuant to Section 3.2(e) shall be considered part of Stock Consideration for purposes of this definition.

“Continuing Directors” has the meaning specified in Section 1.5(c).

“Council” means the Council of Lloyd’s, including all delegates through whom that body is authorized to act.

“Effective Time” has the meaning specified in Section 2.1.

“Employees” has the meaning specified in Section 7.9(a).

“End Date” has the meaning specified in Section 9.1(c).

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of Law (including common law) regulating or relating to the protection of human health from exposure to any hazardous or toxic substance, natural resource damages or the protection of the environment, including Laws relating to the protection of wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of hazardous or toxic substances.

“Equity Award Consideration” means the sum obtained by adding (i) the Cash Consideration, (ii) the Special Dividend and (iii) an amount in cash equal to the product obtained by multiplying (x) the number of Parent Shares issuable as Stock Consideration (determined without regard to any limitations on the issuance of fractional shares pursuant to Section 3.2(e)) and (y) the Acceptance Time Parent Share Price.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity or trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“ESPP” has the meaning specified in Section 3.3(c).

“ESPP Shares” has the meaning specified in Section 3.3(c).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Fund” has the meaning specified in Section 3.2(a).

“Excluded Party” means any Person, group of Persons or group of Persons that includes any Person or group of Persons, from whom the Company or any of its Representatives has received during the Go-Shop Period a written Company Takeover Proposal that the Company’s board of directors (or an authorized and empowered committee thereof) determines in good faith (such determination to be made no later than two (2) Business Days after the conclusion of the Go-Shop Period), after consultation with its outside counsel and financial advisor, is or would reasonably be likely to lead to a Company Superior Proposal; provided, however, that any Excluded Party shall cease to be an Excluded Party upon the earliest of (a) the withdrawal, termination or expiration of such Company Takeover Proposal, (b) in the event the Company’s board of directors seeks to make a Company Recommendation Withdrawal as a result of such Company Takeover Proposal pursuant to Section 7.4(g) and Section 7.4(h), 5:00 p.m. on the day that is three Business Days following the failure of the Company’s board of directors to determine that such Company Takeover Proposal continues to constitute a Company Superior Proposal pursuant to Section 7.4(h)(iv), or (c) the time at which those Persons or members of a group of Persons that had proposed to provide equity financing to an Excluded Party as of immediately prior to the conclusion of the Go-Shop Period no longer constitute at least 50% of the equity financing of such Excluded Party.

“Expenses” means all documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) actually and reasonably incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation and filing of all notifications and reports required by the HSR Act, the other Transaction Approvals, the preparation, printing, filing and mailing, as the case may be, of the Parent Registration Statement, the Proxy Statement, the Company Shareholder Materials and any amendments or supplements thereto, and the solicitation of the Required Company Vote and all other matters related to the transactions contemplated hereby.

“Extraordinary Transaction” shall mean any transaction or proposed transaction or series of related transactions in which Parent or its Affiliates, directly or indirectly, effect, or seek, offer or publicly propose to effect, or participate with any Person to effect, (A) any acquisition of material assets of the Company, (B) any tender or exchange offer or merger or other business combination involving the Company, (C) any repurchases of Company Common Shares not constituting a tender or exchange offer in an amount greater than 1% of the then outstanding Company Common Shares or (D) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company.

“FINRA” means the Financial Industry Regulatory Authority.

“Fixed Exchange Stock Consideration” means a fraction of a validly issued, fully paid and nonassessable Parent Share equal to 0.030392.

“Fixed Value Stock Consideration” means a number of validly issued, fully paid and nonassessable Parent Shares, equal to the quotient of (x) $40.00 minus the Cash Consideration minus the Special Dividend divided by (y) the Acceptance Time Parent Share Price; provided, (i) if the Acceptance Time Parent Stock Price is greater than or equal to $485.65, the Fixed Value Stock Consideration shall equal the quotient of (x) $40.00 minus the Cash Consideration minus the Special Dividend divided by (y) $485.65 and (ii) if the Acceptance Time Parent Stock Price is less than or equal to $435.65, the Fixed Value Stock Consideration shall equal the quotient of (x) $40.00 minus the Cash Consideration minus the Special Dividend divided by (y) $435.65.  Such quotient shall be rounded to six decimal places, with the sixth decimal place rounded down in all instances.

“Funds at Lloyd’s” has the meaning given in the Lloyd’s Membership Byelaw (No. 5 of 2005).

“GAAP” means United States generally accepted accounting principles.

“Go-Shop Period” has the meaning specified in Section 7.4(d).

“Governmental Entity” means any nation or government (foreign or domestic); any state, agency, commission, official, instrumentality, or other political subdivision thereof, any insurance or other regulatory authority, self-regulatory authority, or other quasi-governmental regulatory body (including Lloyd’s), or any entity (including a court, administrative agency, commission, arbitration panel, arbiter or other tribunal) of competent jurisdiction properly exercising executive, legislative, judicial or administration functions of the government.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Insurance Laws” means all applicable requirements relating to the underwriting, pricing, sale, issuance, marketing, advertising and administration of insurance products (including licensing and appointments) and all Laws, rules and regulations applicable to the business and products of insurance or the regulation of insurance holding companies, whether domestic or foreign, and all applicable orders and directives of Governmental Entities and market conduct recommendations resulting from market conduct examinations of Governmental Entities.

“Insurance Subsidiary” with respect to Parent or the Company, as the case may be, means any Subsidiary of Parent or the Company, as the case may be, that issues insurance policies or that is required to be licensed as an insurance company, reinsurance company, insurance intermediary, Lloyd’s corporate member or Lloyd’s managing agent and, where the context allows, includes the members of syndicate 2232, in the case of the Company, or the Parent Syndicates, in the case of Parent.

“Intellectual Property” means all United States copyrights and foreign copyrights, copyrightable works, moral rights and general intangibles of the same nature, and mask works, whether registered or unregistered, and pending applications to register the same, all trade secrets, confidential business and technical information, proprietary information and any other confidential information (including ideas, research and development, know-how, formulae, calculations, algorithms, models, designs, processes, business methods, customer lists and supplier lists) (“Trade Secrets”), patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications whether published or unpublished, worldwide (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisional, continued prosecution applications, reissues, and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other governmental action or grant of rights or rights which provides rights beyond the original expiration date of any of the foregoing, including patent term extensions and supplementary protection certificates and the like, and any renewals, substitutions, confirmation patents, registration patents, invention certificates, patents of addition and the like and United States, state and foreign trademarks, service marks, logos, trade dress, trade names, Internet domain names and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith, general intangibles of like nature, whether registered or unregistered, and pending applications to register the foregoing.

“Investment Company Act” has the meaning specified in Section 4.21.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the actual knowledge of the officers of Parent set forth in Section 10.14(a) of the Parent Disclosure Letter or the officers of the Company set forth in Section 10.14(a) of the Company Disclosure Letter, as the case may be.

“Labor Organization” has the meaning specified in Section 4.16(a).

“Law” means any law, statute, ordinance, arbitration award, or any rule, regulation, judgment, order, writ, injunction, decree, consent order, agency requirement or published interpretation of any Governmental Entity, including all relevant by-laws and regulations of Lloyd’s in each of the jurisdictions in which it or its Subsidiaries are domiciled or conduct business or operate.

“Listed Parent Shares” has the meaning specified in Section 7.10.

“Lloyd’s” means the Society and Corporation of Lloyd’s incorporated under the Lloyd’s Act of 1871 to 1982 of England and Wales.

“Lloyd’s Regulations” means the by-laws, regulations, codes of practice and mandatory directions and requirements governing the conduct and management of underwriting business at Lloyd’s from time to time and the provisions of any deed, agreement or undertaking executed, made or given for compliance with Lloyd’s requirements from time to time.

“Material Adverse Effect” means, with respect to any party, any change, state of facts, circumstance, event or effect that, individually or in the aggregate, is materially adverse to (a) the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of such party and its Subsidiaries, taken as a whole, excluding any such change, state of facts, circumstance, event or effect to the extent caused by or resulting from:

(i) the execution, delivery and announcement of this Agreement and the transactions contemplated hereby; provided, however, that the exceptions in this clause (i) shall not apply to any representations and warranties contained in Sections 4.3 or 5.3 (or the Offer Conditions related to such representations and warranties);

(ii) changes in economic, market, business, regulatory or political conditions generally in the United States, Bermuda, Switzerland or any other jurisdiction in which such party or its Subsidiaries operates or in Bermudian, Switzerland, U.S. or global financial markets;

(iii) the commencement, continuation or escalation of acts of war, armed hostilities, sabotage, acts of terrorism or other man-made disaster;

(iv) changes, circumstances or events generally affecting the property and casualty insurance and reinsurance industry in similar geographic areas and product markets in which such party operates;

(v) changes, circumstances or events resulting in liabilities under property catastrophe insurance or reinsurance, including any effects resulting from any earthquake, hurricane, tornado, windstorm, act of war, armed hostilities, sabotage, act of terrorism or other natural or man-made disaster;

(vi) changes in GAAP, IFRS or Applicable SAP or any applicable Law or interpretation or application of any of the foregoing following the date of this Agreement;

(vii) any change or announcement of a potential change in its or any of its Subsidiaries’ credit or claims paying rating or A.M. Best Company, Inc. rating or the ratings of any of its or its Subsidiaries’ businesses or securities (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (vii) has resulted in, or contributed to, a Material Adverse Effect);

(viii) the failure to meet any revenue, earnings or other projections, forecasts or predictions for any period ending following the date of this Agreement (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a failure described in this clause (viii) has resulted in, or contributed to, a Material Adverse Effect); or

(ix) any action or failure to act required to be taken by a party in compliance with the express terms of this Agreement;

except in the case of the foregoing clauses (ii), (iii), (iv), (v) and (vi) to the extent those changes, state of facts, circumstances, events, or effects have a materially disproportionate effect on such party and its Subsidiaries taken as a whole relative to other similarly situated Persons in the property and casualty insurance and reinsurance industry or (b) the ability of such party to consummate the transactions contemplated hereby on a timely basis.

“Merger” has the meaning specified in the Recitals.

“Merger Agreement” has the meaning specified in the Recitals.

“Merger Audit Report” has the meaning specified in Section 1.6(a).

“Merger Consideration” has the meaning specified in Section 3.1(a).

“Merger Employee Consultation” has the meaning specified in Section 1.6(a).

“Merger Report” has the meaning specified in Section 1.6(a).

“Merger Right of Inspection” has the meaning specified in Section 1.6(b).

“Merger Sub” has the meaning specified in the Recitals.

“Merger Sub Vote” has the meaning specified in Section 5.3(a).

“Minimum Condition” has the meaning specified in Section 1.1(b).

“NI-62-104” has the meaning specified in Section 7.5(b).

“Normal Closing Date” has the meaning given to that expression in the standard managing agent’s agreement.

“NYSE” has the meaning specified in Section 1.1(c).

“Offer” has the meaning specified in the Recitals.

“Offer Conditions” has the meaning specified in Section 1.1(b).

“Offer Documents” has the meaning specified in Section 1.1(g).

“Offer Price” means (a) the Cash Consideration and (b) the Stock Consideration, in each case subject to adjustment pursuant to Section 1.1(i) or 1.1(j); provided that Bid Sub may, in Parent’s sole and absolute discretion, offer a higher Offer Price pursuant to the Offer in accordance with the terms of this Agreement, in which case such higher amount shall be the Offer Price for all purposes hereunder and such higher Cash Consideration and/or Stock Consideration shall be the Cash Consideration and/or Stock Consideration, as applicable.

“Order” means an order, writ, injunction, decree, ruling, judgment or stipulation issued, promulgated or entered into by or with any Governmental Entity.

“Other Company Award” means each award of any kind granted, held, outstanding, or payable under the Company Share Plans, other than Company Stock Options and Company Restricted Awards.

“Other Company Filings” has the meaning specified in Section 7.1(a).

“Other Parent Filings” has the meaning specified in Section 7.1(a).

“OSC” has the meaning specified in Section 1.3(c).

“Parent” has the meaning specified in the Introduction.

“Parent Benefit Plan” means only those Compensation and Benefit Plans maintained by, sponsored in whole or in part by, or contributed to by Parent or its Subsidiaries.

“Parent Disclosure Letter” has the meaning specified in Article V.

“Parent Investment Assets” has the meaning specified in Section 5.13(a).

“Parent Material Contract” has the meaning specified in Section 5.14(a).

“Parent Meeting Materials” means, if required in accordance with the terms of this Agreement and the requirements of the TSX, the notice of the Parent Shareholder Meeting and accompanying management information circular (including all schedules, appendices and exhibits thereto and enclosures therewith), to be sent to the shareholders of Parent in connection with the Parent Shareholder Meeting, including any amendments or supplements thereto.

“Parent OSC Reports” has the meaning specified in Section 5.4(b).

“Parent Owned Intellectual Property” means all Intellectual Property owned by, or under obligation of assignment to, Parent or any of its Subsidiaries.

“Parent Owned Real Property” has the meaning specified in Section 5.19(c).

“Parent Owned Registered IP” has the meaning specified in Section 5.17(a).

“Parent Recommendation” has the meaning specified in Section 5.5(a)(iii).

“Parent Registration Statement” has the meaning specified in Section 1.1(g).

“Parent SEC Reports” has the meaning specified in Section 5.4(a).

“Parent Share” has the meaning specified in the Recitals.

“Parent Share Issuance” has the meaning specified in the Recitals.

“Parent Share Plans” has the meaning specified in Section 5.2(a).

“Parent Shareholder Approval” means the approval of Parent shareholders by ordinary resolution of the Parent Share Issuance pursuant to this Agreement and the Merger Agreement, as required by section 611 of the TSX Company Manual, which approval shall be obtained either at a special meeting of Parent shareholders or through a Parent Shareholder Written Consent satisfactory to the TSX.

“Parent Shareholder Meeting” means the special meeting of Parent shareholders, including any adjournment or postponement thereof, to be called and held for the purpose of considering and, if thought fit, approving the Parent Share Issuance.

“Parent Shareholder Voting Agreement” has the meaning specified in the Recitals.

“Parent Shareholder Written Consent” has the meaning specified in Section 1.2(a).

“Parent Syndicates” has the meaning specified in Section 5.12(l).

“Parent Systems” has the meaning specified in Section 5.18(a).

“Parent Takeover Proposal” means with respect to Parent any proposal or offer from any Person (other than the Company or any of its Subsidiaries) relating to, or that would reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities (including any Parent Voting Debt) of any of Parent’s Subsidiaries) or businesses that constitute 30% or more of the assets or account for 30% or more of the net income of Parent and its Subsidiaries, taken as a whole, or 30% or more of any class of equity securities (including any Parent Voting Debt) of Parent, (ii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 30% or more of any class of equity securities (including any Parent Voting Debt) of Parent or (iii) any merger, amalgamation, scheme of arrangement, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving Parent or any of its Subsidiaries, in each case, under which any Person or the shareholders of any Person would own 30% or more of any class of equity securities (including any Parent Voting Debt) of Parent or of any resulting parent company of such party, in each case other than the Transactions.

“Parent Termination Fee” has the meaning specified in Section 9.2(c).

“Parent Transaction Approvals” has the meaning specified in Section 5.3(c).

“Parent Underwriting Model” has the meaning specified in Section 5.17(e).

“Parent Voting Debt” has the meaning specified in Section 5.2(e).

“Performance Award” has the meaning specified in Section 3.3(b).

“Permits” means permits, certifications, registrations, permissions, consents, franchises, concessions, licenses, variances, exemptions, waivers, orders, approvals and authorizations of all Governmental Entities necessary for the ownership and conduct of the business of a party or its Subsidiaries (including any insurance licenses or permissions from insurance regulatory authorities) in each of the jurisdictions in which it or its Subsidiaries currently conduct or operate its business.

“Permitted Encumbrance” means (a) statutory liens securing payments not yet due or the amount of which is being contested in good faith by appropriate proceedings, (b) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (c) restrictions on transfer imposed by Law, (d) assets pledged or transferred to secure reinsurance or retrocession obligations, (e) ordinary-course securities lending and short-sale transactions with a recognized creditworthy counterpart, (f) investment securities held in the name of a nominee, custodian or other record owner, (g) with respect to a party, the liens, encumbrances and restrictions set forth in Section 10.14(b) of such party’s Disclosure Letter, (h) statutory deposits, (i) pledges or deposits in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other social security legislation, (j) any liens for Taxes or other governmental charges not yet due and payable or the amount of which is being contested in good faith by appropriate proceedings, or (k) deposits, or the posting, of funds, investment securities or other assets in trusts or as collateral under the terms of any Policy.

“Person” means an individual, a company, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Policies” means all policies, policy forms, binders, slips, treaties, certificates, insurance or reinsurance contracts or participation agreements and other agreements of insurance or reinsurance, whether individual or group (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) and all amendments, applications and certificates pertaining thereto issued by any Insurance Subsidiary.

“Preliminary Prospectus” has the meaning specified in Section 7.1(a).

“Proxy Statement” has the meaning specified in Section 7.1(a).

“Registered IP” means all Intellectual Property that is registered, issued or the subject of a pending application.

“Registrar” has the meaning specified in Section 1.5(a).

“Reimbursable Expenses” shall mean, with respect to Parent or the Company, as applicable, all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of Parent and its Affiliates) incurred by Parent or the Company, as applicable, or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, financing and performance of this Agreement and all other matters related to the Transactions, up to a maximum aggregate amount of $20,000,000.

“Reinsurance Agreement” with respect to Parent or the Company, as the case may be, means any ceded reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements to which any of Parent’s or the Company’s, as the case may be, Insurance Subsidiaries is a party or under which any of Parent’s or the Company’s, as the case may be, Insurance Subsidiaries has any existing material rights, obligations or liabilities.

“Representatives” means the directors, officers, employees or controlled Affiliates or any advisors, attorneys, accountants, consultants or other representatives (acting in such capacity) retained by such party or any of its controlled Affiliates.

“Required Company Vote” has the meaning specified in Section 4.10.

“SAP Statements” means the statutory statements of a party’s Insurance Subsidiaries as filed with the insurance regulators in their respective jurisdiction of domicile.

“Schedule 14D-9” has the meaning specified in Section 1.4(b).

“Schedule TO” has the meaning specified in Section 1.1(g).

“SEC” has the meaning specified in Section 1.1(c).

“Securities Act” means the United States Securities Act of 1933, as amended.

“SERP” means the Second Amended and Restated Supplemental Executive Retirement Plan, effective as of November 5, 2009 (as amended).

“SERP Proposal” means the approval of the 75% of the special employer contribution to the SERP that currently remains subject to shareholder approval, at the Subsequent Company Shareholder Meeting.

“Share Repurchase Program” has the meaning specified in Section 6.1(a).

“Special Dividend” has the meaning specified in Section 7.18(a).

“Special Dividend Proposal” means the approval of the Special Dividend and the cancellation of the $0.26 quarterly dividend for the first quarter of 2017 at the Company Shareholder Meeting, in each case conditioned upon the occurrence of the Acceptance Time.

“Spot Rate” means, in respect of any amount expressed in a currency other than the U.S. dollar, as of any date of determination, the Bank of Canada’s daily noon exchange rate of U.S. dollars for such currency published on the Business Day immediately prior to such date of determination.

“Squeeze-Out Condition” means the condition that there shall be validly tendered in accordance with the terms of the Offer (other than Company Common Shares tendered by guaranteed delivery where actual delivery has not occurred), prior to the scheduled expiration of the Offer (as it may be extended hereunder) and not withdrawn, a number of Company Common Shares that, together with any Company Common Shares then directly or indirectly owned by Parent or Bid Sub, represents at least 90% of all outstanding Company Common Shares (excluding shares held by the Company).

“Squeeze-Out Merger” means a statutory merger pursuant to which the Company shall be merged with and into Merger Sub in accordance with Article 8 (2) Swiss Merger Act.

“Stock Consideration” means the Fixed Value Stock Consideration (if any) and the Fixed Exchange Stock Consideration, collectively.

“Subsequent Company Shareholder Approval” has the meaning specified in Section 4.10.

“Subsequent Company Shareholder Meeting” has the meaning specified in Section 1.6(d).

“Subsequent Merger Sub Quota Holder Meeting” has the meaning specified in Section 1.6(d).

“Subsequent Offering Period” has the meaning specified in Section 1.1(c).

“Subsequent Proxy Statement” has the meaning specified in Section 1.6(d).

“Subsidiary” means, as to any Person, any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of (managing) directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate, is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Surviving Company” has the meaning specified in Section 2.3.

“Swiss Code of Obligations” means the Swiss Code of Obligations as of March 30, 1911, as amended (SR 220).

“Swiss Merger Act” means the Swiss Federal Act on Merger, Demerger, Transformation and Transfer of Assets of October 3, 2003 (SR 221.301).

“Takeover Law” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar anti-takeover Laws and regulations under any jurisdiction.

“Tax” means (a) all federal, state, county, or local taxes, charges, fees, imposts, levies or other assessments imposed by any Taxing Authority, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, recording, franchise, profits, inventory, share capital, license, withholding, payroll, employment, social security, unemployment, excise, premium, severance, stamp, documentary, occupation, windfall profits, disability, highway use, alternative or add-on minimum, property and estimated taxes, customs duties, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, surcharges, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a) above, and (c) any transferee or successor liability in respect of any items described in clause (a) or (b) payable by reason of contract (other than a contract the principal subject matter of which is not Taxes), assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Tax Asset” means any loss, net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, or any other credit or Tax attribute that could be carried forward or carried back to reduce Taxes.

“Taxing Authority” means any Governmental Entity responsible for the administration of any Tax.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, notifications, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, Parent or any Subsidiaries thereof.

“Trade Secrets” has the meaning specified in the definition of Intellectual Property.

“Transaction Approvals” has the meaning specified in Section 5.3(c).

“Transactions” means the Offer, the Merger and the Special Dividend.

“Treasury Regulations” means the income tax regulations, including the temporary regulations, promulgated under the Code.

“TSX” means the Toronto Stock Exchange.

“USD Equivalent” means, in respect of any amount expressed in a currency other than the U.S. dollar, the corresponding amount in U.S. dollars resulting from multiplying such amount in the applicable currency by the Spot Rate.

“WARN Act” has the meaning specified in Section 4.16(d).

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IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

By:	/s/ Wesley D. Dupont
Name: Wesley D. Dupont
Title: Executive Vice President & General Counsel

FAIRFAX FINANCIAL HOLDINGS LIMITED

By:	/s/ Paul Rivett
Name: Paul Rivett
Title: President

ANNEX A

Conditions of Offer

Capitalized terms used but not defined in this Annex A have the meanings set forth in the Agreement and Plan of Merger to which this Annex A is attached (the “Agreement”).  Notwithstanding any other provision of the Offer, Bid Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Bid Sub’s obligation to pay for or return tendered Company Common Shares promptly after termination or withdrawal of the Offer), pay (or cause to be paid) for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Company Common Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered shares if (i) the Minimum Condition shall not have been satisfied at the expiration of the Offer (as it may be extended in accordance with the terms of Section 1.1.(c)), (ii) there shall be any order or preliminary or permanent injunction of a court of competent jurisdiction, including any temporary restraining order, in effect, or any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, in any case preventing, prohibiting or making illegal the consummation of the Offer, the Merger or the other transactions contemplated by the Agreement, (iii) there shall be any pending Action instituted or initiated by any federal Governmental Entity that would prevent, prohibit or make illegal the consummation of the Offer, the Merger or the other transactions contemplated by the Agreement, (iv) the Listed Parent Shares have not been conditionally approved for listing on the TSX, subject to the satisfaction by Parent of customary listing conditions of the TSX, (v) the Parent Registration Statement shall not have become effective in accordance with the provisions of the Securities Act or any applicable blue sky securities filings, permits or approvals shall not have been made or received in accordance with applicable Law, (vi) any stop order suspending the effectiveness of the Parent Registration Statement shall have been issued by the SEC or any state securities administrator or any proceedings for that purpose shall be pending by the SEC or any state securities administrator, (vii) the waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the HSR Act shall not have expired or been terminated, (viii) (A) any Transaction Approval set forth in Section A of the Parent Disclosure Letter or any Additional Antitrust Approval shall not have been obtained, (B) any Transaction Approval or Additional Antitrust Approval shall, individually or in the aggregate with all other Transaction Approvals and Additional Antitrust Approvals, contain any terms that individually or in the aggregate result in or would reasonably be expected to result in a Burdensome Regulatory Action, (C) any Transaction Approval or any Additional Antitrust Approval shall subject the Company or its Affiliates, or any of their respective directors, officers, other employees or Representatives, to any criminal liability, or (D) any other notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all other consents, registrations, approvals, permits and authorizations required to be obtained prior to the Acceptance Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of the Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by the Agreement shall not have been made or obtained, as the case may be, except for any failure which would not, individually or in the aggregate, render the

Offer or the Merger or any of the transactions contemplated hereby illegal or result in a Material Adverse Effect with respect to Parent or the Company or subject the Company or its Affiliates, or any of their respective directors, officers, other employees or Representatives, to any criminal liability, (ix) the Special Dividend Proposal shall not have been approved at the Company Shareholder Meeting and/or the Special Dividend shall not have been declared, (x) the Articles Amendment or the Board Modification shall not have become effective or shall not be in full force and effect, (xi) the Parent Shareholder Approval shall not have been obtained, if such approval was required by Applicable Law, (xii) the Company’s board of directors shall not have resolved to register Bid Sub and/or any other company controlled and designated by Parent in the share register of the Company as shareholder(s) with voting rights with respect to all Company Common Shares Parent or any of its Subsidiaries has acquired or may acquire (with respect to Company Common Shares to be acquired in the Offer subject to all other conditions to Offer having been satisfied or waived), and/or Bid Sub and/or any other company controlled and designated by Parent shall not have been registered in the share register of the Company as shareholder(s) with voting rights with respect to all Company Common Shares acquired, or (xiii) any of the following conditions exists:

(a)           The representations and warranties of the Company set forth in Section 4.2(a) (Capital Structure) and 4.8(a) (Absence of Certain Changes or Events) shall not be true and correct in all respects as of the date of the Agreement and as of the expiration of the Offer as though made on and as of the expiration of the Offer (except, in respect of the representations and warranties set forth in Section 4.2(a), for errors de minimis in the aggregate) or any of the representations and warranties set forth in Section 4.1 (Organization, Standing and Power), 4.3(a) (Authority; Non-Contravention), 4.9 (Board Approval) (other than clause (c) thereof in the case of a Company Recommendation Withdrawal by the Company under Section 7.4(g)), 4.10 (Vote Required) or 4.24 (Brokers or Finders) shall not be true and correct in all material respects as of the date of this Agreement and the expiration of the Offer as though made on and as of the expiration of the Offer (except for such representations and warranties made only as of a specified date, which shall not be true and correct in all material respects as of such date and except for such representations and warranties that are qualified by “materiality”, “Material Adverse Effect” or similar qualifier set forth herein, which shall not be true and correct in all respects).  The representations and warranties of the Company set forth in the Agreement, other than those listed in the preceding sentence, shall not be true and correct as of the date of the Agreement and at and as of immediately prior to the expiration of the Offer as if made at and as of such time (except to the extent any such representation and warranty expressly speaks as of a specified date which shall not be true and correct in all respects as of such specified date) unless the inaccuracies (without giving effect to any knowledge, materiality or Company Material Adverse Effect qualifications or exceptions contained therein) in respect of such representations and warranties, taking all the inaccuracies in respect of all such representations and warranties together in their entirety, have not had and would not result in a Company Material Adverse Effect.  Parent shall not have received a certificate dated the Closing Date and signed on behalf of the Company by a duly authorized officer of the Company that the condition set forth in this Clause (a) is satisfied.

(b)           The Company shall have failed to perform in all material respects all obligations or shall have failed to comply in all material respects with all agreements and covenants of the Company to be performed and complied with by it under the Agreement.  Parent shall not have received a certificate dated the Closing Date and signed on behalf of the Company by a duly authorized officer of the Company to such effect that the condition set forth in this Clause (b) is satisfied.

(c)           Since the date hereof, there shall have been any events, circumstances, developments, changes and effects that, individually or in the aggregate with other such events, circumstances, developments, changes and effects, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d)           The Offer shall have been otherwise terminated with the prior written consent of the Company.

The foregoing conditions (except for the conditions set forth below that cannot be waived without the consent of the Company) are for the sole benefit of Parent and Bid Sub, may be asserted by Parent or Bid Sub under any circumstances (except in circumstances caused by Parent’s or Bid Sub’s failure to comply with its obligations under this Agreement), and may, except for (x) the Minimum Condition (which condition may be waived only as provided by Section 1.1(b)) and (y) the conditions set forth above in clauses (ii) through (xi) (excluding (viii)(B)) (which conditions may not be waived without the prior written consent of the Company in its sole and absolute discretion), be waived (if legally permitted) by Parent or Bid Sub, in whole or in part at any time and from time to time, in the sole and absolute discretion of Parent and Bid Sub, in each case subject to the terms of the Agreement.  The failure of Parent or Bid Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time, in each case, prior to the acceptance for payment of tendered Company Common Shares.